Exhibit 10.4

CONSTRUCTION LOAN AGREEMENT

between

SENTIO GEORGETOWN, LLC, a Delaware limited liability company and
SENTIO GEORGETOWN TRS, LLC, a Delaware limited liability company, collectively as Lender

and

WESTMINSTER – LCS GEORGETOWN LLC, an Iowa limited liability company as Borrower

Dated as of January 15, 2015

i

(continued)

ii

(continued)

iii

(continued)

iv

(continued)

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(continued)

			Page

	14.24	Patriot Act	84

	14.25	Right of Setoff	84

	14.26	Times	84

15.	REIT Compliance		84

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(continued)

Page

EXHIBITS

A	-	LEGAL DESCRIPTION

B	-	PERMITTED ENCUMBRANCES

C	-	DISBURSEMENT REQUEST

D	-	LOAN DOCUMENTS

E	-	APPROVED BUDGET

F	-	DRAW SCHEDULE

G	-	AFFIDAVIT OF COMMENCEMENT

H	-	AFFIDAVIT OF COMPLETION

I	-	INSURANCE REQUIREMENTS

J		QUARTERLY COMPLIANCE CERTIFICATE

vii

CONSTRUCTION LOAN AGREEMENT

THIS CONSTRUCTION LOAN AGREEMENT (the “Agreement”), dated for reference January 15, 2015, is made by and among WESTMINSTER – LCS GEORGETOWN LLC, an Iowa limited liability company (“Borrower”), SENTIO GEORGETOWN, LLC, a Delaware limited liability company (“Lender A”), and SENTIO GEORGETOWN TRS, LLC, a Delaware limited liability company (“Lender B”). Lender A and Lender B are referred to herein, individually and collectively as the context may require, as “Lender”.

RECITALS:

A.           Borrower is, as of the date hereof, the holder of fee simple title to an undeveloped 25 acre parcel real estate at 371 Village Commons Boulevard, near Shell Road, in Georgetown, Texas, legally described on Exhibit A attached hereto (together with all easements and other rights appurtenant thereto, the “Land”).

B.           Borrower proposes to develop, construct and lease the Project (as defined herein).

C.           Borrower has applied to Lender for a loan for the purpose of providing a portion of the funds required to construct the Project and Lender is willing to make the loan upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the above premises, and the mutual covenants and agreements set forth herein, and for one dollar and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Definitions and Interpretation.

1.1           Exhibits Incorporated. All exhibits to this Agreement, as now existing and as the same may from time to time be modified, are fully incorporated herein by this reference.

1.2           Defined Terms. All capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the following meanings:

“Affidavit of Commencement” means an affidavit, duly executed and acknowledged, substantially in the form of Exhibit G.

“Affidavit of Completion” means an affidavit, duly executed and acknowledged, substantially in the form of Exhibit H.

“Affiliate” means, with respect to any Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, (i) such Person or (ii) any general partner, manager or managing member of such Person; or (b) any other Person with 50% or more of the equity interest of which is held beneficially or of record by (i) such Person or (ii) any general partner, manager or managing member of such Person. As used in the previous sentence, “control” means the possession, directly or indirectly, of the power to cause the direction of the management of a Person, whether through voting securities, by contract, family relationship or otherwise.

“Applicable Laws” means all laws, statutes, ordinances, rules, regulations, judgments, decrees or orders of any state, federal or local Governmental Agency which are applicable to Borrower, the Guarantor or/or the Property.

“Appraisal” means a written statement setting forth an opinion of the Appraised Value of the Property as of the date of the Appraisal Event, including the Land and the Improvements, that has been prepared by a Qualified Appraiser. If any Permitted Affiliate Agreement is in effect as of the date of the Appraisal Event and such agreement generates less income or greater expense than would an agreement negotiated at arm’s length on market terms, the Appraisal shall assume that such agreement is replaced by an agreement negotiated at arm’s length on market terms.

“Appraisal Event” means the earliest to occur of any of the following: (a) one hundred eighty (180) days prior to the Stated Maturity Date (giving effect to the extension of the Stated Maturity Date provided in the definition thereof if Lender has exercised such extension), (b) the date that Lender accelerates the Loan on account of an Event of Default, (c) upon demand of Borrower, provided that such demand may not be made, and shall be without effect, until after the Stabilization Date, or (d) upon demand of Lender, provided that such demand may not be made, and shall be without effect, until the earlier of the Stabilization Date or January 15, 2019.

“Appraised Value” shall mean the fair market value of the Property as of the Appraisal Event, on a going concern basis including good will, determined in accordance with Section 2.13 hereof. For avoidance of doubt, it is understood that if Borrower stills owns the Released Parcel on the date of the Appraisal Event, then the Released Parcel will be included in the Property for purposes of determining Appraised Value. Any proceeds of sale of the Released Parcel that have been released to Borrower or are held in the Partial Release Escrow will not be considered part of the Property, and will not be considered in determining Appraised Value; except that such proceeds will be deducted from the Appraised Value if such proceeds were generated after the Appraisal Event.

“Approved Budget” means the line item budget for the Project inclusive of all Project Costs, including, without limitation, all hard and soft costs of the Project and the sources of all funds required to pay Project Costs, as reviewed and approved by Lender and as set forth in Exhibit E attached hereto, as modified from time to time in accordance with this Agreement.

“Architect” means PRDG, LLC, or any other architect for the Project approved by Lender from time to time.

“Architect’s Contract” means that certain Standard Form of Agreement Between Owner and Consultant by and between Borrower and Architect dated October 1, 2013, as amended from time to time after the date hereof as permitted hereby, which shall provide for the design of all Improvements and construction administration services by the Architect and of which Lender shall receive an assignment.

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“Arm’s Length Sale” means a sale of the Property (i) that is negotiated on an arm’s length basis, (ii) that is a one-off transaction unrelated to any other transaction involving Borrower or its Affiliates, (iii) in which neither Borrower nor any Affiliate of Borrower receives any material consideration for the sale of the Property other than the purchase price for the Property, and (if applicable) a management agreement or operating lease with an Affiliate of Borrower, and (iv) in which no other facts or circumstances exist which could reasonably be expected to result in a gross sales price for the Property that was less than its fair market value.

“Assignment of Leases” means the Assignment of Leases and Rents of even date herewith executed by Borrower in favor of Lender, as amended from time to time after the date hereof.

“Available Funds” has the meaning provided in Section 4.4 of this Agreement.

“Balancing Deposit” has the meaning provided in Section 4.4 of this Agreement.

“Borrower Entity Documents” means the Operating Agreement and the Articles of Organization of Borrower, as amended from time to time after the date hereof as permitted hereby.

“Business Day” means any day that federally regulated commercial banks located in Orlando, Florida are open and conducting regular banking business.

“Change Orders” means changes in the Plans and/or the scope of the work to be completed under the General Contract.

“City” means the City of Georgetown, Texas.

“Closing” means the execution and delivery of the Loan Documents.

“Closing Date” means the date upon which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Constituent Entities” has the meaning set forth in Section 3.1(t)(iii).

“Construction Completion” means the date on which all of the following events have occurred: (i) construction of the Project is substantially complete, lien-free and defect free, to the reasonable satisfaction of the Lender and final or temporary certificates of occupancy or the functional equivalent thereof issued by the City, permitting occupancy without condition, have been issued for the Project; (ii) the Architect has issued a certificate of completion in the form of AIA Document G704 or a substantially similar form reasonably acceptable to the Lender, subject only to “punch list” items; (iii) all amounts owing to the General Contractor for the construction of the Project have been paid-in-full (subject to holdbacks for “punch list items”); (iv) subject to holdbacks for “punch list” items, final lien waivers have been obtained; and (v) all other conditions to the Final Construction Disbursement as provided in Section 4.11 of this Agreement have been satisfied.

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“Construction Completion Date” means two (2) years from the date of this Agreement.

“Construction Contracts” means the General Contract and the Subcontracts.

“Construction Disbursement” means a disbursement of Loan Proceeds for construction of the Project.

“Construction Schedule” has the meaning provided in Section 3.1(q) of this Agreement.

“Control” as to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities or other beneficial interests, by contract or otherwise, and the terms “controlled” or “controlling” shall have a correlative meaning. For clarification, an investor in a Person shall not be deemed to have relinquished Control over such Person solely on account of the exercise, by a co-investor in such Person, of a right to grant or withhold consent to a major decision.

“Debt” means the Loan A Debt and the Loan B Debt, individually or collectively as the context may require.

“Debt Service”, as of any date of determination, means the scheduled monthly payment of interest on the Debt during the trailing three calendar months multiplied by four (4), whether or not actually paid, and without regard to whether any payment was made by Borrower or from the Interest Reserve.

“Debt Service Coverage Ratio”, as of any date of determination, means the ratio of Operating Cash Flow on that date of determination to Debt Service on that date of determination. For purposes of this definition, Operating Cash Flow for any date of determination shall be determined by annualizing the Gross Revenues and Operating Expenses during a measurement period of the last three full consecutive calendar months prior to the date of determination. Such annualization shall disregard any recurring Gross Income to the extent collected in advance for the period past the measurement period, shall disregard any Gross Income or Operating Expense not reasonably expected to recur, and shall disregard any recurring Operating Expenses to the extent incurred for the period prior to or after the measurement period.

“Default” means the occurrence of any event, circumstance or condition which constitutes a breach of or a default under this Agreement or any other Loan Document and which, after the giving of any required notice and/or the passage of any applicable cure period, would constitute an Event of Default under this Agreement or any other Loan Document.

“Default Rate” means the Loan A Default Rate or the Loan B Default Rate, as applicable.

“Development Agreement” means the Development Agreement, of even date herewith, between Borrower and Sponsor, as may be amended from time to time after the date hereof, as permitted hereby.

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“Disbursements” means disbursements by Lender of proceeds of the Loan.

“Disbursement Request” has the meaning provided in Section 4.3(a) of this Agreement.

“Draw Schedule” means the draw schedule for the Project attached hereto as Exhibit F, showing the funding sources for the Project and the projected draw schedule for each funding source for the Project, as such draw schedule may hereafter be amended with the prior written consent of Lender (not to be unreasonably withheld or delayed).

“Eligible Transferee” means a bank, insurance company, or other regulated financial institution regularly engaged in the business of making commercial mortgage loans secured by properties similar to the Property or other senior housing real estate; provided that, following either Construction Completion or advance of all proceeds of the Loan (other than the Interest Reserve), “Eligible Transferee shall also include any Person that has (A) substantial experience in the ownership of properties similar to the Property or other senior housing real estate, and (B) net worth (including, in the case of funds, committed capital) of not less than Two Hundred Fifty Million and No/100 Dollars ($250,000,000.00).

“Engineer” means Kimbell Bruhel Garcia Estes, or “KBGE”, or any other engineer for the Project approved by Lender from time to time.

“Engineer’s Contract” means that certain Proposal for Civil Engineering Services by and between Borrower and Engineer dated July 22, 2013, as revised on July 25, 2013, as may be amended from time to time after the date hereof, as permitted hereby.

“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement dated as of even date herewith executed by Borrower and Guarantor for the benefit of Lender, as may be amended from time to time after the date hereof.

“Equity Contributions” has the meaning provided in Section 2.17 of this Agreement

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“Event of Default” means any event so designated in Section 11.1, or any other section or provision, of this Agreement.

“Excluded Taxes” means any of the following taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender: (a) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or lending office located in, the jurisdiction imposing such taxes or (ii) that are Other Connection Taxes, (b) U.S. federal withholding tax that is imposed on amounts payable to any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended from time to time, and (d) any U.S. federal withholding Taxes imposed under FATCA.

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“Fiscal Year” means Borrower’s fiscal year, ending on December 31st of each calendar year.

“Force Majeure Event” means an event not reasonably foreseeable that is beyond the reasonable control of the Borrower or the Guarantor and is of the kind and/or nature of a riot, war, act of enemies (including terrorism within the continental United States), national emergency, fire, flood, act of God, severe weather conditions, material shortage or strike or other event that materially impairs the ability of the Borrower to pursue completion of the Project.

“Full Underwritten Occupancy”, with respect to any calendar quarter, means that, as of the last day of the calendar quarter, at least ninety percent (90%) of the rentable units at the Property (including assisted care and memory care units) are occupied by residents unrelated to any officer or director of Borrower or any Affiliate of Borrower, who are contractually obligated to pay fair market unabated rent and are not delinquent in payment of such rent. For purposes of calculating whether Full Underwritten Occupancy has been achieved, if only one of the two beds in a semi-private unit is rented, such unit shall be considered fifty percent (50%) occupied.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Contract” means that certain Standard Form of Agreement Between Owner and Contractor by and between Borrower and the General Contractor dated as of December 12, 2014 as amended from time to time in accordance with the terms and provisions of this Agreement.

“General Contractor” means Charles N. White Construction Company (doing business as White Construction Company), or any other general contractor for the Project approved by Lender from time to time.

“Governmental Agency” means any governmental or quasi-governmental agency, board, bureau, commission, department, court, administrative tribunal or other instrumentality or authority, and any public utility.

“Gross Revenues” means, during any measurement period, all revenues of Borrower, determined on a cash basis, derived from the ownership, operation, use, leasing and occupancy of the Property during such period; however, that in no event shall Gross Revenues include (i) any loan proceeds; (ii) proceeds or payments under insurance policies (except proceeds of rent loss and business interruption insurance); (iii) condemnation proceeds; (iv) any security deposits received from tenants or residents in the Property, unless and until the same are applied to rent or other obligations in accordance with the tenant’s or resident’s Lease; or (v) any other extraordinary items.

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“Guarantor” means Life Care Companies LLC, and any Person who now or hereafter partially or fully guarantees the payment or performance of any indebtedness or other obligation to Lender under any Loan Document.

“Guarantor Fiscal Year” has the meaning provided in Section 8.7(e) of this Agreement

“Guaranty” means, collectively, all guaranties required pursuant to this Agreement and all guaranties pursuant to which any Person now or hereafter partially or fully guarantees the payment or performance of any indebtedness or other obligation to Lender under any Loan Document, and initially means the Guaranty of Completion and Non-Resource Carve-outs dated as of even date herewith given by Guarantor in favor of Lender.

“Hazardous Materials” has the meaning given that term in the Environmental Indemnity Agreement.

“Improvements” means all buildings and other improvements and fixtures now or hereafter comprising any portion of the Property, including, without limitation all on-site and off-site improvements required for the construction and operation of the Project.

“In Balance” has the meaning provided in Section 4.4 of this Agreement.

“Indebtedness” means any and all obligations, contingent or otherwise, whether now existing or hereafter arising, of Borrower to Lender or to any of its Affiliates or successors, arising under or in connection with the Loan, this Agreement, any other Loan Document, or arising under or in connection with any Rate Management Agreement.

“Interest Rate” means the Loan A Interest Rate or the Loan B Interest Rate, as applicable.

“Interest Reserve” has the meaning provided in Section 2.18 of this Agreement.

“Land” has the meaning provided in Recital A of this Agreement.

“Leases” means all leases or occupancy agreements now or hereafter executed by or on behalf of tenants or residents pertaining to the rental or use of space or facilities within the Property and all amendments, modifications, or restatements thereof.

“Lender” has the meaning provided in the first paragraph hereof.

“Lender Consultant” means any third-party engineering, architectural or consulting firm hired by Lender to advise and assist Lender in connection with the Project.

“Loan” means Loan A and Loan B, individually or collectively as the context may require.

“Loan A” means the loan made by Lender A to Borrower pursuant to this Agreement and the other Loan Documents.

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“Loan A Amount” means an amount not to exceed Forty Million Nine Hundred Twelve Thousand and No/100 Dollars ($40,912,000.00).

“Loan A Debt” means, as of any date of determination, the outstanding principal amount of Loan A as of that date together with all interest accrued and unpaid thereon and all other amounts (including protective advances, Yield Maintenance Premiums, and other fees and costs) due to Lender A pursuant to this Agreement and the other Loan Documents.

“Loan A Default Rate” means the Loan A Interest Rate plus four percent (4%).

“Loan A Interest Rate” means (i) until the Participation Due Date, Eight and 05/100 percent (8.05%) per annum, and (ii) from and after the Participation Due Date, Seven and 90/100 percent (7.90%).

“Loan Amount” means an amount not to exceed the sum of the Loan A Amount and the Loan B Amount.

“Loan B” means the loan made by Lender B to Borrower pursuant to this Agreement and the other Loan Documents.

“Loan B Amount” means an amount not to exceed One Million and No/100 Dollars ($1,000,000.00).

“Loan B Base Debt” means, as of any date of determination, the Loan B Debt but excluding the Participation.

“Loan B Debt” means, as of any date of determination, the outstanding principal amount of Loan B as of that date together with all interest accrued and unpaid thereon and all other amounts (including Yield Maintenance Premiums, the Participation, and other fees and costs) due to Lender B pursuant to this Agreement and the other Loan Documents.

“Loan B Default Rate” means the applicable Loan B Interest Rate plus four percent (4%).

“Loan B Interest Rate” means (i) until the Participation Due Date, One and 75/100 percent (1.75%) per annum, and (ii) from and after the Participation Due Date, Seven and 90/100 percent (7.90%) per annum.

“Loan Documents” means, collectively, this Agreement, the documents set forth in Exhibit D, and any other agreement, document or instrument evidencing and/or securing the obligations of Borrower or Guarantor to Lender that Lender requires in connection with the execution of this Agreement or from time to time to effectuate the purposes of this Agreement, together with all amendments, restatements, supplements and modifications thereof.

“Loan Expenses” has the meaning provided in Section 4.2(c) of this Agreement.

“Loan Proceeds” means all amounts advanced as part of the Loan, whether advanced directly to Borrower or otherwise.

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“Loan Transfer” has the meaning provided in Section 14.17(a) of this Agreement.

“Lockout Period” means the period from origination of the Loan until the Option Termination Date. However, if at any time during the Lockout Period the “Buyer” under the Option Agreement timely delivers an Option Exercise Notice, then the delivery of such notice shall automatically extend the Lockout Period until the earlier of (a) the closing of the purchase of the Property pursuant to the PSA, or (b) the PSA Termination Date.

“Lockout Release Date” means the first day after the Lockout Period.

“Major Project Agreements” means, collectively, the Management Agreement, the Architect’s Agreement, the Engineer’s Agreement, the Development Agreement and the General Contract.

“Management Agreement” means that certain Management Agreement between Borrower and Operator of even date herewith, and any amendments thereto.

“Managing Interest”, with respect to the Loan, means the contractual right, under any co-lender, intercreditor, or agency agreement among the Lenders in the Loan, to act on behalf of all such Lenders in connection with the administration and enforcement of the Loan, and to serve as the single point of contact for the Borrower in connection therewith. The holder of the Managing Interest may be designated as the “Administrative Agent”, “Lead Lender”, or analogous terms. A Person shall not be deemed to have relinquished the Managing Interest solely on account of an agreement that grants to other Lenders the right to approve or consent to major decisions.

“Material Change Order” has the meaning provided in Section 6.3(e) of this Agreement

“Maturity Date” means the Stated Maturity Date. However, (a) if the “Buyer” under the Option Agreement fails to timely exercise the Option, and the Stated Maturity Date is less than six months after the Option Termination Date, then the Maturity Date shall be automatically extended to six (6) months after the Option Termination Date, and (b) if the “Buyer” under the Option Agreement timely exercises the Option, then the Maturity Date shall automatically be amended to be the latest of (i) the Stated Maturity Date, or (ii) six (6) months after the PSA Termination Date. Notwithstanding the foregoing, the Maturity Date shall be deemed to occur on the date that Lender accelerates the Loan on account of an Event of Default, or on the date that the Loan becomes due and payable on account of a closing of a sale of the Property, including a sale pursuant to the PSA.

“Maximum Legal Rate” means the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Debt and/or as provided for in the Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Note” means Note A and Note B, individually and collectively as the context may require.

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“Note A” means that certain Promissory Note A, dated as of the date hereof, made by Borrower to the order of Lender A, in the stated principal amount of the Loan A Amount, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Note B” means that certain Promissory Note B, dated as of the date hereof, made by Borrower to the order of Lender A, in the stated principal amount of the Loan B Amount and also containing a promise to pay the Participation Amount, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Operator” means Life Care Services LLC or any other operator or manager for the Property approved by Lender from time to time.

“Operating Agreement” means that certain First Amended Operating Agreement of Borrower of even date herewith.

“Operating Cash Flow” means, during any measurement period, all Gross Revenues (as defined herein) actually received in the applicable measurement period arising from the ownership and operation of the Property (excluding tenant security deposits and rent paid during the applicable measurement period by any tenant for more than the number of months of rental obligations contained in the measurement period) less all Operating Expenses paid for the applicable measurement period.

“Operating Expenses” means, during any measurement period, the actual, reasonable and necessary costs and expenses of owning, operating, managing and maintaining the Property incurred by Borrower during such period, determined on a cash basis (except for real and personal property taxes and insurance premiums, and other similar items not paid on a monthly basis, which shall be determined on an accrual basis), including, $250 per Unit per year (prorated for the relevant measuring period) as a capital reserve and the actual management fees; excepting, however, (a) interest or principal due on the Loan; (b) capital expenditures; and (c) non-cash charges such as depreciation and amortization.

“Option” has the meaning provided in the Option Agreement.

“Option Agreement” means that certain Option Agreement, of even date herewith, between Sentio Georgetown, LLC as “Buyer” and Borrower as “Seller”, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Option Exercise Notice” has the meaning provided in the Option Agreement.

“Option Termination Date” has the meaning provided in the Option Agreement.

“Partial Release Escrow” shall have the meaning provided in Section 12(e).

“Participation” means the right of Lender B to receive from Borrower, and the obligation of Borrower to pay to Lender B, the Participation Amount pursuant to the terms and conditions of this Agreement.

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“Participation Amount” means the amount determined in accordance with Section 2.13.

“Participation Due Date” shall mean the earliest to occur of (a) the Maturity Date (giving effect to any adjustments or accelerations thereof provided in the definition of “Maturity Date”), (b) the date of prepayment of the Debt in full in accordance with the terms hereof, or (c) the date that Borrower or any other Person tenders to Lender a prepayment of the Loan or any part thereof (other than a partial prepayment resulting from an application of casualty or condemnation proceeds or repayment of Protective Advances).

“Party” means any Person (other than Lender) who is a party or signatory to any Loan Document.

“Payment Date” means the first day of each calendar month; provided that, following the final disbursement of funds from the Interest Reserve, if the Payment Date falls on a date that is not a Business Day, then the payment due on the Payment Date may be made on the first Business Day following the applicable Payment Date.

“Payment and Performance Bonds” has the meaning provided in Section 3.1(p) of this Agreement.

“Permits” has the meaning provided in Section 3.1(e)(ii) of this Agreement.

“Permitted Affiliate Agreements” means (i) the provision of insurance brokerage services by an Affiliate of the Borrower to the Borrower on terms not less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties, so long as such Affiliate’s only remuneration for such services are customary and reasonable brokerage fees paid by the insurance companies providing insurance policies to the Borrower, (ii) the provision of group purchasing services by an Affiliate of the Borrower to the Borrower on terms no less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties, so long as such Affiliate’s only remuneration for such services are fees paid by the vendors participating in such program, the amount of such fees do not exceed three percent (3%) of the payments to such vendors, and such arrangements are terminable by Borrower without penalty on not more than sixty (60) days written notice, (iii) the operation of an assistance in living program (home health services) by an Affiliate of the Borrower for the Borrower under the terms of a written agreement in customary form and amount and reasonably approved by Lender, (iv) the Development Agreement, and (v) the Management Agreement.

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“Permitted Encumbrances” means, collectively, (i) liens arising in favor of Lender pursuant to the Loan Documents; (ii) all matters listed on Exhibit B to this Agreement as permitted title insurance exceptions; (iii) liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty, or being contested in good faith and by appropriate proceedings, provided that adequate reserves for the payment of such contested taxes have been established in accordance with GAAP and no property of the Borrower is subject to impending risk of loss or forfeiture by reason of nonpayment of the obligations secured by such liens; (iv) liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords and other similar Liens imposed by law incurred in the ordinary course of business for sums which are not overdue more than thirty (30) days or are being contested in good faith and by appropriate proceedings, provided that adequate reserves for the payment of any such contested matters have been established in accordance with GAAP; (v) deposits under workers’ compensation unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business; (vi) capitalized leases up to Fifty Thousand Dollars ($50,000) in the aggregate outstanding at any time so long as the assets subject to such liens are only the assets acquired by the Borrower with respect to such capitalized leases; and (vii) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion so long as such exceptions do not and will not materially adversely affect the value of such real property currently affected thereby, materially impair the same, or materially impair or materially interfere with the operation and usefulness thereof for the purpose for which such real property was acquired or is held, and do not contain any reversionary interest or right of reverter.

“Permitted Indebtedness” means (i) the Debt, (ii) payment obligations under the Project Agreements, Development Agreement, and Management Agreement, and (iii) reasonable and customary trade payables directly relating to the operation of the Property, not evidenced by a note, that are due and payable and actually paid within sixty (60) days of incurring the obligation therefor.

“Permitted Partial Release” shall have the meaning provided in Section 12.

“Permitted Transfer” means (i) any sale of a security registered with the Securities and Exchange Commission and traded on a public exchange, (ii) a Transfer of direct or indirect membership, stock, partnership or other interests in Borrower or any Restricted Party or any other Transfer with respect to Borrower or any Restricted Party provided that, after giving effect to any such Transfer and all prior Transfers, Guarantor continues to own (directly or indirectly through intermediaries) not less than fifty percent (50%) of each class of equity interest in Borrower and Guarantor or one of its subsidiaries serves as Borrower’s manager and continues to possess Control of Borrower, (iii) a Lease or license of a residential unit in the Property, in the ordinary course of business, to a resident (provided that not more than three units may be leased or licensed to any one resident, (iv) a Permitted Partial Release, and (v) a transfer of the Property to the “Buyer” (as defined in the Option Agreement) pursuant to an exercise of the Buyer’s rights under the Option Agreement.

“Person” means any natural person or any entity, whether a trustee, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Agency or otherwise.

“Personal Property” means all of Borrower’s right, title and interest, whether now existing or hereafter acquired, in and to all furniture, furnishings, fixtures, machinery, equipment, inventory and other personal property of every kind, tangible and intangible, now or hereafter (i) located on or about the Property, (ii) used or to be used in connection with the Property, or (iii) relating or arising with respect to the Property, excluding any personal property owned by a tenant or third party contractor located at the Property.

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“Plans” means the detailed plans and specifications and/or project manual for the construction of the Project, which are prepared in accordance with the terms of the Architect’s Contract and Engineer’s Contract and accepted by Lender and the Lender Consultant in their reasonable discretion, including any shop or field drawings made in furtherance thereof, together with any changes made therein which are permitted under the terms of this Agreement.

“Prepayment Notice” has the meaning provided in Section 2.11(a).

“Project” means the acquisition of the Land and construction and development of the Improvements as a senior housing project containing 207 Units in substantial accordance with this Agreement, the Plans and all Applicable Laws.

“Project Costs” means each of the following items, but only to the extent specifically set forth in the Approved Budget:

(a)          The actual hard costs of completing construction of the Improvements, including demolition and environmental remediation costs;

(b)          The actual costs of acquiring the Land and acquiring and installing the Personal Property;

(c)           Premiums for title, casualty, liability and other insurance required by Lender;

(d)          The cost of recording and filing the applicable Loan Documents;

(e)           Real estate taxes and other assessments which Borrower is obligated to pay during the term of the Loan;

(f)            Interest, fees and similar charges payable by Borrower to Lender hereunder or under the Note or any of the other Loan Documents;

(g)          Legal and other closing costs;

(h)          Architectural, engineering and consulting fees;

(i)           Such other soft costs as Lender approves;

(j)           All other Loan Expenses; and

(k)          All other costs set forth in the Approved Budget.

“Property” means all of Borrower’s right, title and interest, whether now existing or hereafter acquired, in and to the Land, all Improvements and fixtures now or hereafter located thereon, and all additions and accretions thereto.

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“Protective Advance” means any amount advanced by Lender to protect and preserve the Property, to protect the validity, attachment, perfection, or priority of Lender’s lien on the Property, or to protect Lender’s economic interest in the Property while an Event of Default exists. The term “Protective Advance” shall include any advance made by Lender to (a) complete construction of the Improvements if Borrower defaults in its obligations hereunder with respect thereto, (b) pay taxes, assessments, and insurance if Borrower defaults in its obligations with respect thereto, (c) pay or bond over any liens on the Property if Borrower defaults in its obligations hereunder with respect thereto, (d) enforce any of Lender’s rights and remedies hereunder, (e) collect any of the Debt, and (f) pay any other cost which, under applicable law or custom pertaining to mortgage loans, is deemed a protective advance.

“PSA” means the Purchase and Sale Agreement that comes into effect as a result of an exercise of the Option under the Option Agreement.

“PSA Termination Date” means the effective date of termination of the PSA without a closing of the purchase of the Property.

“Qualified Appraiser” means a nationally or regionally recognized appraiser of good reputation and duly licensed to provide appraisals of commercial real property located in the State of Texas, with substantial experience appraising senior housing facilities having independent living, assisted living and healthcare units similar to the Property for institutional lenders and institutional investors.

“Released Parcel” shall have the meaning provided in Section 12.

“Released Parcel Sale” shall have the meaning provided in Section 12(d).

“Required Report” means any report, certificate, financial statement, budget, filing, or other document that, pursuant to the terms of the Loan Documents, Borrower or Guarantor is required to deliver to Lender from time to time.

“Reservation Notice” has the meaning provided in Section 2.13(f).

“Restricted Party” means, collectively, (i) Borrower, (ii) Guarantor, and (iii) any shareholder, partner, member, non-member manager or any other direct or indirect legal or beneficial owner of any of the foregoing Persons.

“Right of First Negotiation Agreement” means that certain Non-Competition and Right of First Negotiation Agreement, of even date herewith, between Sentio Georgetown, LLC and Sponsor, as the same may be amended restated, modified or supplemented and in effect from time to time.

“Security Instrument” means that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of even date herewith from Borrower to and for the benefit of Lender, encumbering the Property, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Servicer” has the meaning provided in Section 14.19(a).

“Sponsor” means LCS Development LLC, an Iowa limited liability company.

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“Stabilization Date” means the first day of the first calendar quarter following two (2) consecutive calendar quarters in which the Property has achieved Full Underwritten Occupancy.

“Stated Maturity Date” means January 15, 2020; provided that, by written notice from Lender to Borrower at time not later than one hundred eighty (180) days prior to such date, Lender in its sole discretion may elect to extend the Stated Maturity Date to January 15, 2021.

“Subcontract” means any contract and/or purchase order between General Contractor and a Subcontractor, or a Subcontractor and another Subcontractor, for the construction or equipping of the Property or for the furnishing of labor or materials for all or any portion of the Property.

“Subcontractor” means any person or entity having a contract with General Contractor or another Subcontractor for the construction, equipping or supplying by such Subcontractor of any portion of the Property.

“Sworn Construction Cost Statement” has the meaning provided in Section 3.1(o) of this Agreement.

“Taxes” means all general and special taxes, assessments, water charges, sewer charges, and other fees, taxes, charges and assessments of every kind and nature whatsoever levied or assessed against the Property, or any part thereof, or any interest therein and all installments thereof.

“Title Company” means Stewart Title Guaranty Company.

“Title Policy” has the meaning provided in Section 3.1(b) of this Agreement.

“Toxic Mold” means mold or fungus of a type that may pose a risk to human health or the environment or would negatively and materially impact the value of the Property.

“Transfer” has the meaning provided in Section 9.7.

“Unit” means any independent living unit, assisted living unit, or memory care unit within the Project.

“Valuation Date” means the date of delivery of the Valuation Notice.

“Valuation Notice” has the meaning provided in Section 2.13(f).

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“Yield Maintenance Premium” means an amount equal to the greater of: (i) one percent (1%) of the principal amount of the Debt being prepaid, or (ii) the present value as of the Prepayment Date of the Calculated Payments from the Prepayment Date through the Stated Maturity Date (giving effect to Lender’s right hereunder to extend the Stated Maturity Date only if such right has been exercised by Lender (i) prior to the Prepayment Date, or (ii) if the Yield Maintenance Premium becomes due and payable on account of an acceleration following an Event of Default, prior to the acceleration, determined by discounting such payments at the Discount Rate. As used in this definition, the term “Prepayment Date” means the date on which the prepayment is tendered to Lender. As used in this definition, the term “Calculated Payments” means the monthly payments of interest only with respect to the combined Loan A Debt and Loan B Debt which would be due (with payments based on the full amount of interest accrued and no right to accrue any portion thereof to principal) based on the principal amount of the Loan A Debt being prepaid on the Prepayment Date plus the principal amount of the Loan B Debt being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) seven and 90/100 percent (7.90%) (i.e., the weighted average of the Loan A Interest Rate and the Loan B Interest Rate) and (z) the Yield Maintenance Treasury Rate. As used in this definition, the term “Discount Rate” means the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” means the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer and one shorter) most nearly approximating the Stated Maturity Date. In the event that Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise. Lender’s determination of the Yield Maintenance Premium shall be final and binding absent manifest error.

1.3           Singular and Plural Terms. Any defined term used in the plural in any Loan Document shall refer to all members of the relevant class and any defined term used in the singular shall refer to any number of the members of the relevant class.

1.4           Accounting Principles. Any accounting term used and not specifically defined in any Loan Document shall be construed in conformity with, and all financial data required to be submitted under any Loan Document shall be prepared in conformity with, generally accepted accounting principles applied on a consistent basis or in accordance with such other principles or methods as are reasonably acceptable to Lender.

1.5           References and Other Terms. Any reference to any Loan Document or other document shall include such document both as originally executed and as it may from time to time be modified. References herein to Articles, Sections and Exhibits shall be construed as references to this Agreement unless a different document is named. References to subparagraphs shall be construed as references to the same Section in which the reference appears. The term “document” is used in its broadest sense and encompasses agreements, certificates, opinions, consents, instruments and other written material of every kind. The terms “including” and “include” mean “including (include) without limitation.” Each agreement herein by any party not to unreasonably withhold consent or approval to a proposed action shall be construed to include a covenant not to unreasonably condition or delay such consent or approval.

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2.           The Loan; Equity Requirements; Reserves.

2.1         Agreement to Borrow and Lend. Borrower agrees to borrow from Lender A an amount not to exceed the Loan A Amount, and Lender A agrees to lend to Borrower an amount not to exceed the Loan A Amount, on the terms of and subject to the conditions of this Agreement and the other Loan Documents. Borrower agrees to borrow from Lender B an amount not to exceed the Loan B Amount, and Lender B agrees to lend to Borrower an amount not to exceed the Loan B Amount, on the terms of and subject to the conditions of this Agreement and the other Loan Documents. The commitments of Lender A to lend the Loan A Amount and the commitment of Lender B to lend the Loan B Amount are several, not joint. Neither Loan is a revolving facility, and Borrower shall not have the right to re-borrow any portion of any Loan repaid by Borrower. Upon satisfaction of the terms and conditions hereunder for any Disbursement of Loan proceeds, Lender A and Lender B shall each disburse its pro rata share of the amount available to be disbursed hereunder. The pro rata share of each shall be based on the Loan A Amount and the Loan B Amount (i.e. Lender A shall disburse 40,912/41,912 of the amount available to be disbursed, and Lender B shall disburse 1,000/41.912 of the amount available to be disbursed).

2.2         Promises to Pay. Borrower promises to pay to Lender A the amount advanced by Lender A and interest thereon and all other amounts due and payable pursuant to the terms and conditions of this Agreement and the other Loan Documents. Borrower promises to pay to Lender B the amount advanced by Lender B and interest thereon and all other amounts due and payable pursuant to the terms and conditions of this Agreement and the other Loan Documents. In addition, Borrower promises to pay to Lender B the Participation Amount pursuant to the terms and conditions of this Agreement.

2.3         Notes. Loan A shall be evidenced by Note A. Loan B and the Participation shall be evidenced by Note B.

2.4         Interest.

(a)          Subject to Section 2.5, interest on the Loan A Debt outstanding from time to time shall accrue from the first advance of any proceeds of Loan A until the Loan A Debt is repaid in full at the Loan A Interest Rate.

(b)          Subject to Section 2.5, interest on the Loan B Debt outstanding from time to time shall accrue from the first advance of any proceeds of Loan B until the Loan B Debt is repaid in full at the Loan B Interest Rate. For purposes of calculating interest, the Participation Amount shall not be deemed outstanding until the Participation Due Date. If the Participation Amount has not been determined as of the Participation Due Date, then interest on the Participation Amount, at the Loan B Interest Rate (or Default Rate if applicable), retroactive to the Participation Due Date, shall be determined and added to the Loan B Debt when the Participation Amount is determined. However, if the Participation Amount has not been determined as of the Participation Due Date as a result of events beyond the reasonable control of Borrower, as the result of Lender’s failure to timely deliver an Appraisal, or any other act or omission of Lender in violation of this Agreement relating to determination of the Participation Amount, then no interest (whether at the Loan B Interest Rate or at the Default Rate, as applicable) shall accrue on the Participation Amount during the period attributable to such delay.

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2.5         Default Rate. From and after the commencement of and during the continuance of an Event of Default and from and after a Default arising from a failure to repay the Debt on the Maturity Date, interest on the Loan A Debt and Loan B Debt outstanding from time to time shall accrue and be payable at the applicable Default Rate in lieu of the Interest Rate. Notwithstanding the foregoing, with respect to regularly scheduled payments of interest that are due and payable prior to the Maturity Date, Lender shall waive its right to charge interest at the Default Rate in lieu of the Interest Rate if the payment is made not later than the close of business on the tenth (10th) day of the applicable calendar month.

2.6         Interest Calculations. Interest with respect to each Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is made, by (b) a daily rate (determined by dividing the applicable Interest Rate or Default Rate, as applicable, by 360), and by (c) the outstanding Debt with respect to the applicable Loan during such period.

2.7         Mandatory Monthly Payments. On each Payment Date Borrower shall pay to Lender A all interest that has accrued with respect to the Loan A Debt during the immediately preceding calendar month, and Borrower shall pay to Lender B all interest that accrued with respect to the Loan B Debt during the immediately preceding calendar month. So long as and to the extent that funds are available to be disbursed from the Interest Reserve pursuant to the terms and conditions hereof, and provided that Borrower has satisfied all conditions to disbursement from the Interest Reserve, Borrower’s monthly payment obligations under this Section shall be satisfied by disbursements from the Interest Reserve. However, on any Payment Date, if and to the extent funds are not available to be disbursed from the Interest Reserve (whether due to the exhaustion of such funds or the failure by Borrower to satisfy the terms and conditions hereunder for disbursements from the Interest Reserve), then Borrower shall make the payments required by this Section from its own funds. If Borrower fails to make any monthly payment required by this Section within ten (10) days of the due date therefor, then the required amount of such payment shall be deemed added to the Loan A Debt and Loan B Debt as applicable and thereafter the entire Loan A Debt and the entire Loan B Debt shall accrue interest at the Default Rate until paid in full or all Events of Default are cured; provided that nothing in this sentence shall be construed to excuse Borrower from its obligation to make any such monthly payment and, notwithstanding the addition of such delinquent amount to the Debt, Borrower shall remain obligated to pay such delinquent monthly payment to Lender.

2.8         Late Charges.

(a)          If Borrower fails to pay any monthly installment of interest within ten (10) days after the date on which the same is due (but excluding the principal due on the Maturity Date and the Participation Amount), Borrower shall pay to Lender a late charge on such past-due amount, as liquidated damages and not as a penalty, equal to five percent (5%) of such amount, but not in excess of the Maximum Legal Rate. The foregoing late charge is intended to compensate Lender for the expenses incident to handling any such delinquent payment and for the costs, losses and inconvenience incurred by Lender as a result of such delinquent payment. Borrower agrees that, considering all of the circumstances existing on the Closing Date, the late charge represents a reasonable estimate of the costs, losses and inconvenience Lender will incur by reason of late payment. Borrower and Lender further agree that proof of actual costs, losses and inconvenience would be costly, inconvenient, impracticable and extremely difficult to fix or quantify. Acceptance of the late charge shall not constitute a waiver of any Default or Event of Default arising from the overdue payment, and shall not prevent Lender from exercising any other rights or remedies available to Lender. For clarification, with respect to regularly scheduled payments of interest that are due and payable prior to the Maturity Date, Lender shall waive the late charge if the payment is made not later than the close of business on the tenth (10th) day of the applicable calendar month.

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(b)          Without limiting any other right or remedy hereunder, Borrower shall pay to Lender a late charge of One Thousand Dollars ($1,000) per month for each full or partial month that a Required Report is delivered to Lender past the date that it is due to Lender. With respect to each delinquent Required Report, this late charge shall be assessed on the first Business Day that the Required Report is delinquent and shall continue to be assessed monthly thereafter, on the first day of each calendar month, until the delinquency is cured. This late charge shall accrue separately and cumulatively for each Required Report that is not delivered when due. The foregoing late charge is intended to compensate Lender for the costs, losses, and inconvenience incident to handling any such delinquent Required Report and for the costs, losses and inconvenience suffered or incurred by Lender as a result of such delinquent Required Report. Borrower agrees that, considering all of the circumstances existing on the Closing Date, the late charge represents a reasonable estimate of the costs, losses and inconvenience Lender will incur by reason of such delinquent Required Reports. Borrower and Lender further agree that proof of actual costs, losses and inconvenience would be costly, inconvenient, impracticable and extremely difficult to fix or quantify. Acceptance of the late charge shall not constitute a waiver of any Default or Event of Default arising from such delinquent Required Reports, and shall not prevent Lender from exercising any other rights or remedies available to Lender.

2.9         Payment on Maturity Date. On the Maturity Date, Borrower shall pay Lender A the Loan A Debt in full and shall pay Lender B the Loan B Debt in full.

2.10       Repayment of Protective Advances. If Lender makes any Protective Advance, Borrower shall repay the amount thereof to Lender, together with interest thereon at the Interest Rate or Default Rate, as applicable, within five (5) days of Lender’s written demand. If Borrower fails to repay any Protective Advance immediately upon Lender’s demand, then the required amount of such payment shall be deemed added to the Debt effective as of the date that Lender advanced the Protective Advance and thereafter shall accrue interest at the Default Rate until paid in full; provided that nothing in this sentence shall be construed to excuse Borrower from its obligation to repay such Protective Advance and, notwithstanding the addition of the Protective Advance to the Debt, Borrower shall remain obligated to repay such Protective Advance with interest to Lender within five (5) days of written demand. Unless otherwise designated in writing by Lender A, each Protective Advance shall be deemed made by Lender A and be part of Loan A.

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2.11       Prepayments. During the Lockout Period, Borrower shall have no right to prepay any of the Debt (other than delinquent monthly payments and Protective Advances that have been added to the Debt and other than in connection with a closing of the sale of the Property under the Purchase Option Agreement), subject to Section 10.2(c) and Section 10.3(b) hereof. On or after the Lockout Release Date, Borrower may prepay the Debt in whole, but not in part, subject to the following conditions and Section 10.2(c) and Section 10.3(b) hereof:

(a)          Borrower must deliver to Lender advance written notice of its intent to prepay the Debt in full (the “Prepayment Notice”). The Prepayment Notice may not be delivered prior to the Lockout Release Date. The prepayment must be tendered on a Business Day that is not earlier than two (2) Business Days after delivery of the Prepayment Notice. If more than thirty (30) days has passed since delivery of a Prepayment Notice, then the Prepayment Notice shall expire and Borrower shall not tender a prepayment until a Business Day that is not earlier than two (2) Business Days after Borrower delivers a new Prepayment Notice. Notwithstanding the foregoing, no Prepayment Notice shall be required in connection with a prepayment made concurrently with the closing of a sale under the PSA

(b)          Subject to Section 2.14, the Loan A Debt and the Loan B Debt (including the Participation Amount) must be prepaid in full concurrently.

(c)          Concurrently with the prepayment, Borrower must pay to each Lender all interest that has accrued with respect to the Loan A Debt and Loan B Debt, respectively, through the date of prepayment.

2.12       Prepayments Tendered or Debt Accelerated During the Lockout Period.

(a)          If Borrower or any other Person tenders to Lender a prepayment of the Debt or any portion thereof (i) during the Lockout Period (other than delinquent monthly payments or Protective Advances that have been added to the Debt and other than payments pursuant to Section 10.2(c) or 10.3(b) hereof and other than in connection with a closing of the sale of the Property under the Purchase Option Agreement), or (ii) following acceleration of the Debt by reason of an Event of Default if both the Event of Default and acceleration occurred during the Lockout Period, such tender shall be deemed an attempt to circumvent the prohibition of prepayment during the Lockout Period, an attempt to circumvent the obligation to pay the Participation Amount, or both. Upon the occurrence of such a tender, the Participation Due Date shall be deemed to occur, the Participation Amount (if not already determined) shall be determined in accordance with Section 2.13, and the Participation Amount shall be added to the Loan B Debt retroactive to the date of the tender. In addition, upon the occurrence of such a tender, the Yield Maintenance Premium calculated with respect to the Loan A Debt and Loan B Debt shall become immediately due and payable and shall be added to the Loan A Debt and Loan B Debt, as applicable, retroactive to the tender of the prepayment.

(b)          Lender shall have no obligation to release its lien on the Property or any other collateral for the Loan unless and until all amounts due and payable to Lender under this Agreement, including this Section 2.12, are determined and paid in full.

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2.13       Appraised Value and Participation Amount. Upon the occurrence of an Appraisal Event, Lender B and Borrower shall promptly confer in good faith with a view to determining the Appraised Value as of the date of the Appraisal Event and the Participation Amount by mutual written agreement. However, except to the extent that Lender and Borrower otherwise agree in writing, at any time from and after ten (10) Business Days following the Appraisal Event, upon the written demand of either Lender B or Borrower, Lender B and Borrower shall promptly commence a determination of the Appraised Value as of the date of the Appraisal Event and the Participation Amount in accordance with this Section 2.13.

(a)          Not later than ten (10) Business Days after delivery of the demand referenced above, Lender B and Borrower shall each engage a Qualified Appraiser to determine the Appraised Value of the Property. Each Qualified Appraiser shall be directed to deliver an Appraisal within forty five (45) days of its engagement. The parties shall cooperate in good faith to furnish both Qualified Appraisers with all information pertaining to the Property reasonably requested by the Qualified Appraisers, and shall furnish the Qualified Appraisers with the definitions of “Appraisal”, “Appraised Value”, and “Property” to guide them in the preparation of the Appraisals.

(b)          If the opinion of Appraised Value as reported in the Appraisal indicating the higher value is less than or equal to one hundred ten percent (110%) of the opinion of value as reported in the Appraisal indicating the lower value, then the Appraised Value shall be the average of the two opinions of value.

(c)          If the opinion of Appraised Value as reported in the Appraisal indicating the higher value is greater than one hundred ten percent (110%) of the opinion of Appraised Value as reported in the Appraisal indicating the lower value, then the parties shall jointly direct the two Qualified Appraisers to jointly select a third Qualified Appraiser within ten (10) days, and then shall deliver each of their appraisals to the third Qualified Appraiser and jointly direct the third Qualified Appraiser to deliver a formal written Appraisal of the Appraised Value of the Property. The two Qualified Appraisers shall notify Lender B and Borrower of the name and address of the third Qualified Appraiser. Not later than fifteen (15) days after receipt of the notice identifying the third Qualified Appraiser, each of Lender B and Borrower may, but will not be required to, furnish the third Qualified Appraiser with a memorandum or other material providing commentary on the Appraisals. The parties shall cooperate in good faith to furnish the third Qualified Appraiser with all information pertaining to the Property reasonably requested by such Appraiser, and shall furnish the such Appraiser with the definitions of “Appraisal”, “Appraised Value”, and “Property” to guide the appraiser in the preparation of the Appraisal. In addition, prior to issuing its Appraisal, the third Qualified Appraiser shall engage in at least one consultation (which may be in person or by telephone) with each of the initial two Qualified Appraisers separately, and may engage in such additional consultations with such appraisers, separately or together, to the extent that the third Qualified Appraiser elects. Lender B and Borrower shall have no ex parte communications with the third Qualified Appraiser; and communications by Borrower or Lender B with the third Qualified Appraiser shall be made jointly or in the presence of the other party. Lender B and Borrower may have ex parte communications with the respective initial Qualified Appraisers selected by them, and such initial appraisers may have ex parte communications with the third Qualified Appraiser. The engagement of the third Qualified Appraiser shall provide that, after consideration of the initial two Appraisals and any commentary material timely submitted by Borrower or Lender B, and after at least one consultation with each of the initial Qualified Appraisers, the third Qualified Appraiser shall deliver its Appraisal within forty-five (45) days after its selection. The Appraised Value shall then be determined by (i) ascertaining which of the first two Appraisals has an opinion of Appraised Value closest to the opinion of Appraised Value in the third Appraisal, and then (ii) averaging that closer opinion of Appraised Value with the opinion of Appraised Value in the third Appraisal.

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(d)          The reasonable fees and expenses of all of the Appraisals described above shall be paid by Borrower. However, such fees and expenses shall be taken into account in determining the Participation Amount as described below.

(e)          The Participation Amount shall be determined by Lender B promptly following determination of the Appraised Value, as follows: The Participation Amount shall be twenty-one percent (21%) of the following: (i) the Appraised Value, minus (ii) the fees and expenses all of the Qualified Appraisers who provided Appraisals that were used to determine the Appraised Value, minus (iii) the lesser of (A) the Approved Budget and (B) the actual Project Costs incurred by Borrower. Notwithstanding the foregoing, if the “Buyer” under the Option Agreement did not exercise its option to purchase under the Option Agreement, or if after exercising such option the Buyer failed to close on such purchase for reasons other than default by the “Seller” under the PSA, and if the Debt is repaid in full with the proceeds of an Arm’s Length Sale, then the formula in this Section 2.14(e) for determining the Participation Amount shall be modified by replacing clause (i) in the prior sentence with the following: “the average of (x) the Appraised Value and (y) the gross purchase price of the Property in the Arm’s Length Sale, minus”.

(f)          When Lender determines the Appraised Value and Participation Amount in accordance with this Section 2.13, Lender shall promptly disclose to Borrower its calculations and any appropriate documentation supporting such calculations. Within five (5) Business Days following such disclosure, Borrower shall notify Lender whether it has any disagreements with such calculations and the reasons for such disagreements. If Borrower has any disagreements, Lender and Borrower shall promptly consult in good faith with a view to resolving such disagreements. Thereafter, as soon as reasonably practicable, Lender shall prepare and deliver to Borrower a memorandum (the “Valuation Notice”) which shall memorialize the Appraised Value, the Participation Amount, and the Valuation Date as determined by Lender after good faith consideration of any disagreements communicated by Borrower. Borrower shall promptly countersign and return to Lender a counterpart of the Valuation Notice. Borrower shall be deemed to have waived any disagreements with regard to the Appraised Value, Participation Amount, and Valuation Date, except to the extent that it reserves such disagreements in a writing delivered to Lender concurrently with its countersignature of the Valuation Notice that sets forth its disagreements in reasonable detail (a “Reservation Notice”). Whether or not Borrower countersigns the Valuation Notice or delivers a Reservation Notice, absent manifest error the Valuation Notice as issued by Lender shall be deemed final and binding on the parties for purposes of administering the terms of this Agreement and the Option Agreement, including determination of Appraised Value and Participation Amount to be used in connection with repayment of the Debt or purchase of the Property pursuant to the Option Agreement and PSA (except to the extent otherwise provided in the second sentence of Section 2.13(e)). To the extent that Borrower reserves any disagreements in a Reservation Notice in reasonable detail, such claims shall survive repayment of the Debt or purchase of the Property pursuant to the Option Agreement and PSA. But such reserved claims shall be for money damages only; such reserved claims shall not entitle Borrower to injunctive or equitable relief, to a release of the Property or other collateral absent repayment of the Debt in full including the Participation Amount as stated in the Valuation Notice, or relieve the Seller under the Option Agreement and PSA from its obligation to sell the Property in accordance with the terms and conditions of the Option Agreement and PSA.

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2.14       Participation. Borrower shall pay Lender B the Participation Amount on the earlier of (a) the Maturity Date or (b) the Participation Due Date (provided that, if the Participation Due Date occurs before the Maturity Date and the Participation Amount has not been determined as of three (3) Business Days prior to the Participation Due Date, then the Participation Amount and interest thereon as provided in Section 2.4 shall be due and payable to Lender on the earlier of the Maturity Date or three (3) Business Days after the Participation Amount has been determined). Borrower’s obligation to pay the Participation Amount is secured by the Security Instrument and all other security for the Loan.

2.15       Usury Savings and Characterization of Participation.

(a)          This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate, and the relevant provision in the Loan Documents will be deemed to be revised such that the interest contracted for does not exceed the Maximum Legal Rate. All payments received by Lender in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

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(b)          Lender A, Lender B, and Borrower agree to treat the obligations of Borrower hereunder and under the other Loan Documents (including the Participation) as debt for all U.S. federal income tax purposes, agree to treat all payments by Borrower hereunder and under the other Loan Documents (including the Participation Amount) as interest or principal for all purposes under federal tax law, and agree to treat all interest paid to Lender A and Lender B (other than the Participation Amount and any interest paid thereon) as qualifying under Section 856 of the Code.

(c)          Borrower acknowledges, and agrees that it shall be estopped to deny, that notwithstanding the tax treatment described in Section 2.15(b), for all purposes other than federal tax law, including the Finance Code of the State of Texas (the “Finance Code”): (i) the Loan is a “Qualified Commercial Loan” as defined in Section 306.001 of the Finance Code, and (ii) the Participation qualifies as an option or other right described in Section 306.101(b)(4) of the Finance Code.

(d)          Lender A, Lender B, and Borrower acknowledge and agree that Lender A has no right, title, or interest in the Participation or Participation Amount, and that all right, title, and interest therein is allocated solely to Lender B.

(e)          Lender B and Borrower acknowledge and agree that the terms and conditions relating to the Participation and the Participation Amount were negotiated at arm’s length between Borrower and Lender B, and that Lender B’s obligations and commitments hereunder represent fair and adequate consideration for the Borrower’s obligations hereunder in respect of the Participation and the Participation Amount.

2.16       Loan Commitment Fee. On the Closing Date, Borrower shall pay to Lender A, for Lender A’s sole account in immediately available funds, a loan commitment fee in the amount of $419,120.00, with said fee received as consideration for entering into this Agreement.

2.17       Equity Contributions. As a condition to any disbursement of the Loan, the Borrower shall have provided evidence reasonably satisfactory to Lender that Borrower’s equity invested in the Project (collectively, the “Equity Contributions”) is not less than the difference between the total Project Costs as set forth in the Approved Budget and the maximum Loan Amount; provided, however, in no event shall Borrower’s equity in the Project be less than fifteen percent (15%) of the total Project Costs as set out in the Approved Budget approved by Lender hereunder, and not less than seven and one-half percent (7 1/2%) of such total Project Costs must have been paid from equity contributed to Borrower by Sponsor. Borrower’s equity must be either (i) deposited with the Lender on or prior to the date of this Agreement and disbursed prior to the first disbursement of Loan proceeds or (ii) used to pay direct Project Costs approved by Lender with evidence of payment delivered to Lender prior to the first disbursement of Loan proceeds. For purposes of determining satisfaction of the minimum equity requirements hereunder, the Land shall be valued at its acquisition cost.

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2.18       Interest Reserve. A portion of the Loan A Amount, in the amount of Five Million Five Hundred Thirty Nine Thousand and No/100 Dollars ($5,539,000.00) is hereby allocated to and designated as the “Interest Reserve”. The Interest Reserve is an unfunded reserve, representing a portion of the undisbursed Loan Proceeds, dedicated to the sole purpose of lending funds to Borrower to enable Borrower to pay interest on Loan A and Loan B as and when such interest becomes due and payable. Provided that no Event of Default shall have occurred and be continuing, Lender A shall make advances from the Interest Reserve to itself on each Payment Date for the purpose of payment when due of accrued and unpaid interest on Loan A. Each such advance shall be credited to the amount of interest due and payable by Borrower on such Payment Date and shall reduce, by an equivalent amount, the remaining amount available to be advanced from the Interest Reserve. Borrower acknowledges and agrees that the payment of such accrued and unpaid interest by the method described herein is for its convenience and benefit. If at any time the amount available to be advanced from the Interest Reserve is reduced to zero, Lender shall no longer have any obligation for funding of accrued and unpaid interest, whereupon Borrower shall be and remain responsible for the continuation of all such payments from funds other than Loan Proceeds. If at any time Lender, in its reasonable judgment, estimates that the interest remaining to be paid on the Loan through the Maturity Date exceeds the undisbursed Loan Proceeds allocated to the Interest Reserve plus the amount of Operating Cash Flow that Lender reasonably estimates will be available for payment of such interest plus the amount of any cost savings or Contingency that may be reallocated to the interest expense line item as permitted by this Agreement, Borrower, within ten (10) days after request by Lender, will make a “Balancing Deposit” (as defined in Section 4.4) in the amount of the shortfall which shall first be exhausted before any further disbursement of the Loan Proceeds to pay interest on the Loan.

2.19       Allocation of Payments. Any amounts received by the Servicer that are available for application to the Debt shall be allocated by the Servicer and applied to the components of the Debt in the following order:

(a)          First, to amounts due and payable to Lender A or Lender B other than interest or principal or the Participation Amount, in any order as Servicer may determine in good faith, until all such amounts have been paid in full;

(b)          then to accrued and unpaid interest on the Debt, allocated by the Servicer pro rata between the Loan A Debt and the Loan B Debt based on the accrued and unpaid amounts of interest on the Loan A Debt and Loan B Base Debt, respectively, that are outstanding as of the date of receipt, until all accrued and unpaid interest on the Debt has been paid in full;

(c)          then to the outstanding principal balance of the Debt, allocated by the Servicer pro rata between the Loan A Debt and the Loan B Debt based on the respective amounts of Loan A Debt and Loan B Base Debt outstanding as of the date of receipt, until the Loan A Debt and the Loan B Base Debt has been paid in full; and

(d)          then to Loan B until the Participation Amount is paid in full.

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3.           Conditions to Closing.

3.1         Conditions to Closing. As a condition precedent to the Closing, Borrower shall furnish to Lender the following, all of which must be strictly satisfactory to Lender and Lender’s counsel in form, content and execution:

(a)          Loan Documents. Fully executed original copies of each of the Loan Documents listed on Exhibit D hereto.

(b)          Title Insurance Policy. At the Closing (or as soon as practicable thereafter, with a marked-up pro-forma policy to be delivered at the Closing), a loan policy in the form promulgated by the State Board of Insurance of the State of Texas (“Title Policy”) issued by the Title Insurance Company in the full amount of the Loan naming Lender as the insured party and Borrower as the owner and fee simple title holder of the Property, in each case subject only to the Permitted Encumbrances, and insuring the lien of the Security Instrument as a first and prior lien upon the Property, subject to no exceptions other than exceptions approved by Lender. The Title Policy must specifically insure Lender for claims and questions related to claims for mechanics’ or materialmen’s liens and shall include endorsements satisfactory to Lender, including, without limitation, the following endorsements or modifications: (i) a Restrictions, Encroachments, Minerals Endorsement (T-19), (ii) Access Endorsement (T-23); (iii) Assignment of Rents/Leases Endorsement (T-27); (iv) Amendment of Exception as to Area, Boundaries -Texas “Survey” (R-15); (v) Contiguity Endorsement (as applicable) (T-25); (vi) Environmental Endorsement (T-36); (vii) Variable Rate Mortgage Endorsement (T-33); (viii) Tax Deletion (T-30) and such other endorsements or modifications as the Lender may require.

(c)          Survey. A survey (“Survey”) of the Land dated no earlier than six (6) months prior to the Closing Date, which Survey must be prepared by a registered land surveyor in accordance with the current survey standards of the American Land Title Association and American Congress on Surveying and Mapping for urban surveys. The Survey must be certified to Borrower, Lender and the Title Company. The Survey must satisfy all of Lender’s current standards for surveys, as delivered by Lender to Borrower, and include such additional information as may be required by the Title Company to provide survey coverage in the Title Policy. Borrower shall furnish three (3) copies of a final as-built Survey on completion of construction showing the location of all Improvements on the Property and otherwise complying with the foregoing requirements.

(d)          Insurance Policies. Certificates of insurance for all insurance policies required pursuant to Section 10 hereof, or at Lender’s request copies of the insurance policies.

(e)          Utilities; Licenses; Permits. Evidence reasonably satisfactory to Lender that:

(i)          all utility and municipal services required for the construction, occupancy and operation of the Project are available for use and tap-on at the Property, subject only to payment of fees included in the Approved Budget, or will be available after construction thereof as provided in the Construction Contracts, subject only to payment of costs and fees included in the Approved Budget;

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(ii)         all permits, licenses and governmental approvals (“Permits”), including all general building permits required to be issued by the applicable Governmental Agency to authorize construction of the Project in accordance with the Plans, required by applicable law to construct the Project have been issued, are in full force and all fees therefor have been fully paid (provided that Lender agrees that satisfaction of this condition, with respect to final building permits, may be deferred until the first Disbursement or, if earlier, until Borrower directs General Contractor to commence work);

(iii)        the storm and sanitary sewage disposal system, the water system and all mechanical systems serving the Project do (or when constructed will) comply with all Applicable Laws, including Environmental Laws and the applicable environmental protection agency, pollution control board and/or other governmental agencies having jurisdiction of the Property have issued their Permits for the construction and operation thereof; and

(iv)        all utility, parking, access (including curb-cuts and public street access), construction, recreational and other easements and permits required or, in Lender’s reasonable judgment, necessary for the construction and use of the Project have been granted or issued;

which evidence shall include a complete list of all Permits required to construct, occupy and operate the Project and copies of all Permits issued to date and all utility letters, licenses and grants of easements.

(f)          Geotechnical Report. A geotechnical report prepared by a licensed soil engineer satisfactory to Lender showing the locations of all borings, containing boring logs for all borings together with recommendations for the design of the foundations, paved areas and underground utilities for the Project, confirming that there are no mining facilities, sink holes or voids beneath the Land, confirming that no conditions exist which could cause subsidence of any portion of the Land and showing no state of facts which could materially adversely affect the Project.

(g)          Environmental Report. A written report or reports (collectively, “Environmental Report”) prepared at Borrower’s sole cost and expense by an independent professional environmental consultant approved by Lender in its sole and absolute discretion, together with a reliance letter addressed to Lender or a separate agreement with such consultant permitting Lender to rely on such report. The Environmental Report shall be subject to Lender’s approval in its sole and absolute discretion.

(h)          Documents of Record. Copies of all covenants, conditions, restrictions, easements and matters of record which affect the Premises.

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(i)          Searches. A report from a national search company acceptable to Lender indicating that no judgments, tax or other liens, security interests, leases of personalty, financing statements or other encumbrances (other than Permitted Encumbrances and liens and security interests in favor of Lender) are of record or on file encumbering any portion of the Property, and that there are no judgments, tax liens, pending litigation or bankruptcy actions outstanding with respect to Borrower or Guarantor (or, with respect to a Guarantor only, explanations satisfactory to Lender of any judgments or pending litigation in existence).

(j)          Plans and Specifications. Three hard copies of the final detailed Plans for the Project, as submitted to the appropriate Governmental Agency for issuance of the general building permit, including all changes to the date of submission thereof, showing identification thereof by the Architect and generally consistent with any preliminary plans theretofore submitted to Lender, together with evidence satisfactory to Lender that the Plans have been approved by the General Contractor, and all sureties on the Payment and Performance Bonds. The Plans must be satisfactory to Lender and Lender Consultant in all respects and must be approved in writing by Lender.

(k)          Construction Contracts. Certified copies of the executed General Contract and, if requested by Lender, such Subcontracts as Lender may identify after review of the General Contractor’s sworn statement. The General Contract shall be (i) for a guaranteed maximum price or a stipulated sum, (ii) shall conform to applicable terms of this Agreement, including, without limitation, provisions regarding retainage, changes in Plans, Change Orders, extras, bonds and construction schedule, and (iii) upon such other terms and provisions as shall be satisfactory to Lender and Lender’s counsel in all respects. Subcontracts covering not less than 33% of the guaranteed maximum price under the General Contract, including excavating, concrete, electrical, HVAC, and mechanical, shall be let prior to the initial disbursement of Loan Proceeds.

(l)          General Contractor Financial Statements. A detailed resume of the credentials and experience of the General Contractor, together with the financial statements for the prior two (2) fiscal years of the General Contractor;

(m)         Architect’s and Engineer’s Contracts. A certified copy of the executed Architect’s Contract and the executed Engineer’s Contract, which shall be in a format and of a scope which is commensurate with industry practice for projects of a similar size and nature, conform to applicable terms of this Agreement, and which must be reasonably satisfactory to Lender and Lender’s counsel in all respects and which, as to the Architect’s Contract, shall provide for inspection services;

(n)          Sworn Statements. A sworn construction cost statement (the “Sworn Construction Cost Statement”) from Borrower in the form required by Lender, and a sworn statement from the General Contractor setting forth a description of all contracts executed by Borrower or by the General Contractor with respect to the Property, the names and addresses of the contractors, engineers and other parties under those contracts, the date of each such contract and of any supplements or amendments thereto, the nature and scope of the work covered thereby, and the aggregate amounts theretofore paid and thereafter to be paid to each contractor thereunder; and further stating whether said contracts include all of the work required to be done and all of the material necessary for completion of the Project in accordance with the Plans, and, if not, providing sufficient information to enable Lender to estimate the cost of any work or materials not so covered;

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(o)          Bonds. Payment and performance bonds (the “Payment and Performance Bonds”) for the amount of the General Contract. The Payment and Performance Bonds shall be on AIA Document A312 “Performance Bond and Payment Bond” or other bond form acceptable to Lender in form and terms, including but not limited to identification of Lender as an additional obligee thereunder. The bonding company shall have a current A.M. Best performance rating of not less than A and a financial classification rating of not less than X. Provided that Lender has approved the identity of the bonding company and the form and amount of the Payment and Performance Bonds prior to Closing, the issuance of such bonds may be deferred until the first Disbursement or, if earlier, until Borrower directs General Contractor to commence work;

(p)          Statutory Payment Bond. A Statutory Payment Bond meeting the requirements of the Texas Property Code, Section 53.201, duly filed;

(q)          Construction Schedule. A schedule (“Construction Schedule”) in form and content satisfactory to Lender which, among other things, sets forth dates for commencement and completion of the Project, indicates the projected time for performance of the work to be accomplished under the General Contract and each Subcontract, and, if not attached as an exhibit to the General Contract, includes a statement from the General Contractor that, in its best professional judgment, the Construction Schedule is realistic and can be adhered to in completing the Project in accordance with the Plans and by the Construction Completion Date;

(r)          Draw Schedule. The Draw Schedule;

(s)          Borrower’s and Guarantor’s Attorney’s Opinion. An opinion of one or more counsel for the Borrower and Guarantor addressing such issues as Lender may reasonably request, including the following propositions and questions of law:

(i)          that each of Borrower and each Guarantor is duly organized, validly existing and in good standing to do business in the state of its organization and in the State of Texas;

(ii)         that Borrower has the necessary legal right, power and authority to conduct its business, to develop the Project and to enter into and perform its obligations under this Agreement and the other Loan Documents;

(iii)        that all necessary corporate, shareholder, membership, partnership approvals, resolutions and directions have been obtained for the development of the Project and the execution of this Agreement and the Loan Documents;

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(iv)        that the execution and delivery of this Agreement and the other Loan Documents, and the performance thereunder by Borrower and Guarantor, as applicable, will comply with all applicable law and will not violate or conflict with the instruments under which Borrower and Guarantor, as applicable, is organized or any applicable contracts or agreements;

(v)         that this Agreement and the other Loan Documents have been duly and validly executed and delivered, are enforceable in accordance with their respective terms (subject to bankruptcy laws and laws pertaining to the exercise of creditors’ rights generally) and are subject to no defenses of any kind;

(vi)        that the making of the Loan, the charging of all interest and fees due thereunder do not violate any usury or consumer credit laws; and

(vii)       if permitted under applicable law, that Borrower has effectively waived in the Security Instrument any rights of redemption from a decree or order foreclosing the Security Instrument on behalf of itself and all persons claiming through Borrower.

(t)          Organizational Documents. A certified copy (certified, where applicable, by the state office in which such documents were filed, and in all other cases by an appropriate representative of the entity) of:

(i)          A copy of the Operating Agreement for Borrower;

(ii)         The Articles of Organization of Borrower;

(iii)        The Articles of Incorporation and By-laws / Partnership Agreement / Partnership Agreement and Certificate of Limited Partnership / Articles of Organization / Certificate of Formation and operating agreement of the General Partner / Manager / Managing Member of Guarantor and each entity whose authorization is necessary to authorize the execution, delivery and performance of the Loan Documents, or whose authorization is necessary to authorize any other entity whose authorization is necessary in respect thereto, certified by the appropriate officer or representative. For purposes hereof, the Borrower, Guarantor, and all such other entities are referred to herein below as the “Constituent Entities”;

(iv)        Resolutions by the applicable Constituent Entities authorizing the execution and delivery of the documents evidencing and securing the Loan, certified by an appropriate representative of the Constituent Entities;

(v)         An incumbency certificate, including specimen signatures for all individuals executing any of the Loan Documents, for each Constituent Entity executing any of the Loan Documents, certified by the secretary or other appropriate representative of such entity;

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(vi)        Certificates of existence for all limited partnerships and certificates of good standing for all corporations or limited liability companies that are Constituent Entities from their state of formation, and, if the Borrower was not formed in the State of Texas, a certificate of good standing or existence, as applicable, from the State of Texas; and

(vii)       All other instruments and documents concerning the formation and existence of the Constituent Entities, and the execution and delivery of the Loan Documents by the Constituent Entities, reasonably required by the Lender.

(u)          Real Estate and Personal Property Taxes. Evidence satisfactory to Lender that real estate taxes due and payable with respect to the Land, if any, have been paid in full and evidence reasonably satisfactory to Lender that any personal property taxes due and payable with respect to the Project, if any, have been paid in full. Copies of the most recent real estate and personal property tax bills for the Property.

(v)         Lender Consultant Report. A written report(s) prepared at Borrower’s expense by the Lender Consultant, which report(s) shall be based upon an evaluation and/or investigation of specific factors and shall describe in detail the investigation and evaluations, as well as the findings. The report(s) shall include an evaluation of the Plans and their compliance with governmental regulations; an evaluation of the adequacy of the Approved Budget, an evaluation of the Construction Schedule and any other matters reasonably required by Lender.

(w)          Financial Statements. All financial information requested by Lender with respect to Borrower and Guarantor, including but not limited to financial statements for Guarantor for the year ending December 31, 2013.

(x)          Zoning. Evidence that the Property complies with all applicable zoning and other land use laws.

(y)          Management Agreement. A copy of the Management Agreement, if any.

(z)          Other Major Project Agreements. Copies of the Project Agreements (to the extent not listed above).

(aa)         Feasibility Study. A feasibility study for the Project.

(bb)         Affidavit of Commencement. An Affidavit of Commencement, duly executed and acknowledged by all necessary parties. Lender and Borrower shall jointly complete any blank spaces in the Affidavit of Commencement, and shall jointly authorize its recordation, within one Business Day after confirmation of recordation of the Security Instrument.

(cc)         Additional Documents. Such other papers and documents regarding Borrower and Guarantor or the Property as Lender may reasonably require.

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3.2         Closing Certificate. The following statements shall be true and correct on the Closing Date and the Lender shall have received a certificate executed by Borrower, dated the Closing Date, stating that:

(a)          The representations and warranties contained in Section 5 of this Agreement are correct on and as of the Closing as though made on and as of such date;

(b)          No Default has occurred and is continuing, and no Event of Default has occurred, hereunder, or would result from the execution and delivery of the Loan Documents or the other Major Project Agreements;

(c)          To Borrower’s knowledge, no default, or event or condition that with notice or the passage of time or both, would result in a default, exists on the part of the counterparty under any of the Major Project Agreements;

(d)          No litigation has been instituted against the Borrower or Guarantor which would be reasonably likely to have a material adverse effect on the condition (financial or otherwise) of the Borrower or Guarantor or such party’s ability to perform its obligations hereunder, under any of the Loan Documents or under any of the Project Agreements; and

(e)          No material adverse change has occurred in the condition or operations, financial or otherwise, of Borrower or Guarantor since the date of the most recent financial statements of each such party delivered to Lender.

3.3         Other Conditions Precedent. On or before the Closing Date:

(a)          All other Major Project Agreements shall have been duly authorized, executed and delivered; and

(b)          The Borrower shall have complied with all terms and conditions applicable to the Borrower under each of the Major Project Agreements.

3.4         Termination of Agreement. Borrower agrees that all conditions precedent to the Closing will be complied with on or prior to the Closing Date. If all of the conditions precedent to the Closing hereunder shall not have been performed on or before the Closing Date, Lender, at its option at any time prior to the Closing, may terminate this Agreement and all of its obligations hereunder by giving a written notice of termination to Borrower. In the event of such termination, Borrower shall pay all Loan Expenses which have accrued or been charged prior to such date.

4.           Disbursement Procedures.

4.1         Conditions Precedent to Disbursement of Loan Proceeds. No Disbursement of Loan Proceeds shall be made by Lender to Borrower at any time unless:

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(a)          all conditions precedent to that disbursement have been satisfied, including, without limitation, performance of all of the then pending obligations of Borrower under this Agreement and the Loan Documents;

(b)          the Loan is In Balance;

(c)          Lender shall be satisfied as to the continuing accuracy of the Approved Budget;

(d)          no Event of Default or material Default shall have occurred and be continuing. For purposes of the foregoing, a Default shall not be deemed material if (i) such default is capable of cure in a reasonable time, (ii) Borrower or Guarantor, as applicable, is diligently pursuing such cure, (iii) Borrower or Guarantor, as applicable, has delivered to Lender a feasible plan and timetable for cure of such Default in a reasonable time, and (iv) no irreparable damage has occurred to the condition, use, or operation of the Property as a result of such Default;

(e)          no litigation or proceedings are pending (except as previously disclosed to Lender in writing, including mechanics lien actions previously disclosed to Lender and for which title insurance has been provided to Lender under the Lender’s Title Policy) or threatened in writing (including proceedings under Title 11 of the United States Code) against Borrower, Guarantor, the Property or the General Contractor, which would be reasonably likely to have a material adverse effect on the condition of Borrower or Guarantor, as applicable, or such party’s ability to perform its obligations hereunder, under the Loan Documents, or under any of the Major Project Agreements;

(f)          all representations and warranties made by Borrower and Guarantor to Lender herein and otherwise in connection with this Loan are accurate in all material respects as of the date of such Disbursement (except for those representations made as of a certain date);

(g)          with respect to the first Disbursement, Borrower has furnished Lender an Affidavit of Commencement executed by Borrower and General Contractor, that: (i) has been sworn to before and acknowledged by a notary public and (ii) was recorded in the appropriate county real property records after recordation of the Security Instrument;

(h)          to the extent that Lender agrees to defer satisfaction of any conditions of Closing until the first Disbursement, Lender may condition the first Disbursement on satisfaction of such conditions; and

(i)          if the proposed disbursement is a Construction Disbursement, the additional requirements of Section 4.3 hereof have been satisfied.

4.2         Loan Disbursement. Subject to the satisfaction of the terms and conditions herein contained, the Loan Proceeds shall be disbursed as follows:

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(a)         The Closing shall be made at such time as all of the conditions and requirements of this Agreement required to be performed by Borrower or any other Person prior to the Closing have been satisfied or performed.

(b)         Advances of Loan Proceeds for construction hard costs shall be based on the Architect’s certificate of work in place and shall not be made more than once per month.

(c)          Borrower hereby requests and authorizes Lender to make advances directly to itself for payment and reimbursement of all interest, charges, costs and expenses incurred by Lender in connection with the Loan, including, but not limited to, (i) interest due on the Loan, and any loan fees, service charges, commitment fees or other fees due to Lender in connection with the Loan; (ii) all fees and disbursements of the Lender Consultant; (iii) all documentary stamp and other taxes and charges imposed by law on the issuance or recording of any of the Loan Documents; (iv) all Appraisal fees; (v) all reasonable fees and disbursements of legal counsel engaged by Lender in connection with the Loan, including, without limitation, counsel engaged in connection with the enforcement or administration of this Agreement or any of the Loan Documents; and (vi) any amounts required to be paid by Borrower under this Agreement, the Security Instrument or any Loan Document after the occurrence of an Event of Default (all of which are herein collectively referred to as “Loan Expenses”).

(d)          No disbursement of Loan Proceeds shall be made at any time that the Loan is not In Balance. Any disbursement of Loan Proceeds must be made for payment of the Project Costs in strict accordance with the Approved Budget. No amendment of the Approved Budget shall be made without Lender’s prior written consent in Lender’s sole discretion; provided that Lender shall not unreasonably withhold consent to amendments to the Approved Budget if (i) no Event of Default has occurred and is continuing, (ii) the Plans have not been modified except in accordance with Change Orders approved by Lender to the extent required pursuant to the terms hereof, and (iii) after giving effect to the proposed amendment to the Approved Budget and any Balancing Deposit to be made concurrently with the proposed modification, the Loan will remain In Balance. No reallocation of line items within the Approved Budget shall be made unless Borrower can demonstrate to Lender’s reasonable satisfaction that (i) sufficient funds remain in the line item from which the amount is to be reallocated to pay all Project Costs which may be paid from that line item; and (ii) no line items in the Approved Budget (other than the line item to which the reallocation is sought) are required, in Lender’s reasonable judgment, to be increased. Notwithstanding the foregoing, upon notice but without the prior approval of Lender, Borrower may reallocate cost savings in one line item of the Approved Budget to cover cost overruns in another line item, provided that (i) reallocations of cost savings from any line item pursuant to this sentence shall not exceed, when aggregated with prior reallocations of cost savings from the same line item, ten percent (10%) of the budgeted amount for such line item in the Approved Budget as initially approved by Lender in connection with origination of the Loan, (ii) construction and development of the Improvements is at least fifty percent (50%) complete as reasonably determined by Lender’s Consultant, (iii) no such reallocation shall reduce a line item for interest, (iv) no such reallocation shall increase a line item associated with the Development Agreement or any other agreement with an Affiliate of Borrower, (v) no such reallocation shall reduce a line item for Operating Cash Flow to be retained for purposes of funding Project Costs, and (vi) no Event of Default shall have occurred and be continuing.

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(e)          Lender shall not have any obligation to consent to any disbursement from funds, regardless of source, allocated in the Approved Budget to any “Contingency” line item, or to consent to any reallocation to any other line item of funds allocated in the Approved Budget to the “Contingency” line item; provided, however, upon notice to Lender but without the prior approval of Lender, Borrower may reallocate funds allocated to “Contingency” in the Approval Budget so long as, immediately following such reallocation, the undisbursed portion of the funds allocated to the “Contingency” line item, expressed as a percentage of the total funds allocated to the “Contingency” line item in the original Approved Budget, does not exceed that portion of the Project then remaining to be completed and paid for, expressed as a percentage of the total Project remaining to be completed and paid for, based on the most recent percentage of completion estimate provided by or approved by the Lender Consultant.

(f)          All Disbursements of funds to or for the benefit of the Project, shall be made in accordance with the Draw Schedule, which shall not be modified without the prior written consent of Lender, such consent not to be unreasonably withheld or delayed provided the Loan is In Balance and the construction is progressing in accordance with the Construction Schedule.

(g)          If Borrower does not request or qualify for a Disbursement concurrently with Closing, then Lender shall have the right, but not the obligation, to make a nominal Disbursement to Borrower at Closing with a view to ensuring the priority of the lien of the Deed of Trust over subsequent liens for labor or materials. If Lender elects to make such a nominal Disbursement, Borrower shall apply it to Project Costs. Such a nominal Disbursement shall not be regarded as the “first” Disbursement for purposes of Section 4.1(h). Nothing in this section shall be construed as an acknowledgement by Lender that such a Disbursement is required under applicable law to ensure the priority of the lien of the Deed of Trust over subsequent liens for labor or materials.

4.3         Documents Required for Each Construction Disbursement. At least ten (10) days prior to, and as a condition of, each Construction Disbursement, (or at such other date as is expressly provided for herein) Borrower shall furnish to Lender, the Title Company and to the Lender Consultant the following documents covering such disbursement:

(a)          Borrower’s disbursement request (“Disbursement Request”) in the form of Exhibit C attached hereto. Each such Disbursement Request shall be deemed to be Borrower’s direction to Lender to disburse the funds requested by such Disbursement Request to be disbursed from the proceeds of the Loan in accordance with this Agreement;

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(b)          A certificate as to completion and payment authorization in form reasonably approved by Lender, properly executed by the Architect and the Lender Consultant;

(c)          General Contractor’s and Subcontractors’ conditional partial or full waivers of lien covering all work and/or materials for which disbursement is to be made, otherwise paid for or to be paid for by Borrower or any other person, all in compliance with the mechanics’ lien laws of the State of Texas (including without limitation Section 53.284 of the Texas Property Code) in form satisfactory to the Title Company (for issuance of interim title endorsements covering such disbursement), together with such invoices, contracts, Change Orders or other supporting data as Lender or the Title Company may reasonably require;

(d)          Endorsements to the Title Policy, including, without limitation, a “Downdate Endorsement” to cover the amount and date of the Construction Disbursement (whether into escrow or otherwise) insuring that the Security Instrument is a first, prior and paramount lien on the Property subject only to Permitted Encumbrances (and to exceptions and objections in the usual form relating to the issuance of a mortgage title insurance policy, which by their nature cannot be waived or removed until the Final Construction Disbursement of the proceeds of the Loan), that nothing has intervened to affect the validity or priority of the Security Instrument, insuring against mechanics’ lien claims for work performed prior to the date covered by such continuation, and containing a mechanics’ lien interim certification to cover the amount of the Loan then disbursed (including the Construction Disbursement for the prior month); which endorsements may be delivered to Lender concurrently with the disbursement of the Loan Proceeds which are the subject of the endorsements;

(e)          A statement indicating what payment requests, if any, have been received by Borrower from the General Contractor but have not yet been approved by Borrower for payment;

(f)          Such other papers and documents as the Title Company may reasonably require for the issuance of endorsements to the Title Policy for each Construction Disbursement;

(g)         An updated Construction Schedule, including a statement from each of the General Contractor and the Architect that, in their best professional judgment, the Construction Schedule, as updated, subject to Force Majeure Events, and can be adhered to in completing the Project in accordance with the Plans;

(h)         A report from the Lender Consultant, in form and substance satisfactory to Lender;

(i)          If applicable, an updated Draw Schedule, if the Borrower is requesting any modification to the Draw Schedule previously approved by Lender;

(j)          Copies of any Change Orders to the General Contract not theretofore delivered to Lender, together with a statement of any anticipated changes in any line item of Project Costs which could reasonably be anticipated to result in a future Change Order; and

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(k)          Copies of any Subcontracts, or Change Orders to Subcontracts, not theretofore delivered to Lender and requested by Lender in Lender’s sole discretion.

4.4         Loan In Balance. Anything in this Agreement contained to the contrary notwithstanding, it is expressly understood and agreed that the Loan at all times shall be In Balance (as hereinafter defined). The Loan shall be deemed to be “In Balance” only if the total of the Available Funds (as hereinafter defined) on a total and on a line item Project Cost basis, in Lender’s sole and absolute judgment, shall equal or exceed on a line item and on a total, aggregate basis, the amount of all Project Costs as set forth on the then current Approved Budget, taking into account reallocation of cost savings and application of Contingency as permitted pursuant to Section 4.2(d) and 4.2(e) hereof, including, without limitation:

(a)          the amount required to pay interest on the Loan to the Maturity Date;

(b)          the amounts to be paid as retainage to persons who have supplied labor, services or materials to the Project including, without limitation, the General Contractor, the Architect, the Engineer and all Subcontractors; and

(c)          the amount necessary to pay for all unpaid costs incurred or to be incurred in the completion of the construction of the Project and operation of the Property until the Stabilization Date, including the cost of purchase and installation of all fixtures and equipment and all work required to finish or improve any portion of the Property to be leased.

As used herein, the term “Available Funds” shall mean:

(i)          the undisbursed proceeds of the Loan, net of any unpaid accrued interest on the Loan; plus

(ii)         any funds held by Lender in the Partial Release Escrow; plus

(iii)        any other amounts deposited by Borrower pursuant to this Section 4.4 and then held by Lender; plus

(iv)        any portion of the Equity Contributions as may be then held in cash by Lender or deposited in the Construction Escrow to the extent such funds are designated by the Approved Budget or the Draw Schedule as a source of payment of costs included above; plus

(v)         Operating Cash Flow retained for purposes of funding costs set forth on the Approved Budget.

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In the event Lender shall determine in its sole and absolute discretion that any source of funding (other than the Loan) included in the Approved Budget is no longer available to pay for costs included above, that source of funding shall not be included in the In Balance calculation. Borrower agrees if for any reason any line item in the Approved Budget is not In Balance, subject to and after giving effect to any reallocation of cost savings and Contingency as permitted herein, Borrower, within ten (10) days after request by the Lender, will deposit with Lender cash in an amount which will place the Loan In Balance (a “Balancing Deposit”), which deposit shall first be exhausted before any further disbursement of the Loan Proceeds shall be made. No interest shall be payable on such amounts. As additional security for the Indebtedness, Borrower hereby pledges to Lender, and grants to Lender a security interest in, any Balancing Deposit.

4.5           Lender’s Verification of Contracts. Prior to the Closing, and from time to time thereafter, Lender or the Title Company may forward to the General Contractor listed on the Sworn Construction Cost Statement or the Contractor’s sworn statement a contract verification to confirm the terms and amount of the General Contract for the General Contractor. If there is any discrepancy between the terms and amounts as shown by the Construction Contracts, the sworn statements, and the verifications, Lender may require, as a condition to further Disbursements, that such discrepancies be eliminated to its reasonable satisfaction.

4.6           [Intentionally Deleted]

4.7           Frequency of Payouts. Subsequent to the Closing, Disbursements of Loan Proceeds shall be made from time to time as construction progresses, but no more frequently than once in each calendar month.

4.8           Consultants. In connection with the transactions contemplated hereby, Lender shall have the right (but not the duty) to employ such consultants, including the Lender Consultant, as it may deem appropriate from time to time, to (a) review and make recommendations regarding the Plans, the Approved Budget and the Construction Schedule, (b) inspect the Property from time to time to insure that the same are being duly constructed and equipped as herein provided, (c) review and make recommendations regarding any elements of a Disbursement Request, (d) obtain information and documentation respecting the Project, attend meetings respecting the Project and formulate reports for Lender pertaining to the Project and (e) perform such other services as Lender from time to time may require, all solely on behalf of Lender. The costs and disbursements of such consultants shall be deemed Loan Expenses and shall be paid by Borrower. Neither Lender nor any such consultants shall be deemed to have assumed any responsibility to, or be liable to, Borrower or the Guarantor with respect to any actions taken or omitted by Lender or such consultants pursuant to this Section (provided that this sentence shall not be construed to limit the liability of any Person for its own willful misconduct). Notwithstanding the aforesaid or anything else provided in this Agreement to the contrary, Borrower shall not be entitled to rely on any statements or actions of the Lender Consultant or any of Lender’s other consultants and neither the Lender Consultant nor any other consultant retained by Lender shall have the power or authority to grant any consents or approvals or bind Lender in any manner, absent confirmation by Lender of the accuracy of the information conveyed by such consultant to Borrower. Borrower covenants and agrees to cooperate fully with the Lender Consultant and any other consultants retained by Lender, including but not limited to providing such consultants full access to the Property, providing coordination between such consultants and the contractors and any representatives of Borrower involved with the Project, providing any information or reports concerning the Project reasonably requested by such consultants, and providing any other assistance reasonably requested by such consultants.

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4.9         Retainages. Lender shall withhold from each Disbursement hereunder, as retainage, the amount of retainage contemplated by the Construction Contract. Lender agrees that retainage shall not apply to Project land cost or Project “soft costs”. Upon certification by the Architect, General Contractor, and Lender Consultant that the work of any Subcontractor has been satisfactorily completed, the retainage withheld hereunder applicable to such Subcontract may be disbursed and paid to the Subcontractor.

4.10       Stored and Unincorporated Materials. No disbursement for materials purchased by Borrower but not yet installed or incorporated into the Project shall be made without Lender’s prior approval of the conditions under which such materials are purchased and stored, which approval shall not be unreasonably withheld. In no event shall any such disbursement be made unless the materials involved have been delivered to the Property or stored with a bonded warehouseman, with satisfactory evidence of security, insurance naming Lender as an additional insured both during storage and transit and suitable storage. Borrower shall provide Lender, in connection with such materials, a copy of a bill of sale or other evidence of title in Borrower, together with a copy of UCC searches against Borrower and the warehouseman, if applicable, indicating no liens or claims which may affect such materials. Borrower shall provide Lender, Architect and any applicable Governmental Agency or testing authority having jurisdiction over the Project with access to inspect, test or otherwise examine such stored and unincorporated materials during reasonable business hours. Borrower shall provide to Lender a schedule for the prompt incorporation thereof into the Property, and unless the Lender Consultant has verified and approved the cost and acquisition of said materials (such approval to be deemed given to the extent included in an Approved Budget), their physical presence at the approved storage site, and the security and protection provided therefor in accordance with this Section 4.10, no disbursement by Lender for such materials shall be made.

4.11       Final Construction Disbursement. Subject to the disbursement limitations in this Agreement, Lender will advance to Borrower, for payment of Project Costs only and in accordance with the Approved Budget and the Draw Schedule, the full amount of the Loan allocated, pursuant to the Draw Schedule, for payment of construction costs and not theretofore disbursed (“Final Construction Disbursement”) when the following conditions shall have been complied with, provided that such compliance shall have occurred prior to the Construction Completion Date and no Default has occurred and is continuing and no Event of Default has occurred:

(a)          The Architect, Borrower and the Lender Consultant certify in writing to Lender that the Project has been fully and satisfactorily completed substantially in accordance with the Plans;

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(b)          Borrower shall have delivered to Lender fully executed copies, in form and content satisfactory to Lender, of (i) AIA Document G704 (Certificate of Substantial Completion); (ii) AIA Document G707 (Consent of Surety to Final Payment), and (iii) AIA Document G707A (Consent of Surety to Reduction in or Partial Release of Retainage);

(c)          If required by Lender, Lender has received as-built Plans for the Project reasonably satisfactory to Lender in form and content;

(d)          The General Contractor has supplied Lender and the Title Company with final sworn statement and all Subcontractors and General Contractor have supplied Lender and the Title Company with full and complete waivers of all mechanics’ lien claims;

(e)          Lender has received a commitment to issue a date-down “Completion Endorsement” to the Title Policy in the full amount of the Loan insuring the Security Instrument as a valid first, prior and paramount lien on the Property, subject only to the Permitted Exceptions, deleting all exceptions and objections relating to any right to assert claims for mechanics’ liens on account of labor and/or materials theretofore furnished to the Property, and any other endorsement reasonably required by Lender;

(f)          Borrower shall have furnished to Lender permanent insurance in form and amount and with companies satisfactory to Lender in accordance with the requirements of this Agreement and the Security Instrument;

(g)          Borrower shall have furnished Lender a temporary or permanent certificate of occupancy and all other governmental licenses and permits required to use, occupy and operate the Property as contemplated from appropriate governmental authorities;

(h)          Borrower shall have furnished a final plat of survey locating the completed Project, including all paving, driveways, fences and other exterior Improvements and otherwise in compliance with Section 3.1(c) hereof;

(i)          All fixtures and equipment required for the operation of the Property shall have been installed free and clear of all liens, title retention agreements and security interests except security interests granted to Lender;

(j)          Lender shall have received reports from the Title Company or the appropriate filing offices of the state and county in which the Property are located, indicating that no judgments, tax or other liens, security interests, leases of personalty, financing statements or other encumbrances (other than Permitted Encumbrances and liens and security interests in favor of Lender and no other party), are of record or on file encumbering any portion of the Property (or, if any such mechanics’ liens exist, the Title Company shall have agreed to insure over such items in Lender’s Title Policy), and that there are no judgments or tax liens outstanding in respect to Borrower; and

(k)          Borrower has furnished to Lender a copy of an Affidavit of Completion executed by Borrower and General Contractor that: (i) has been sworn to before and acknowledged by a notary public; and (ii) was recorded in the appropriate county real property records.

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4.12       Expenses and Advances Secured by Security Instrument. Any and all advances or payments made by Lender hereunder, from time to time, and any amounts expended by Lender pursuant to this Agreement, together with the Lender Consultant’s fees and attorneys’ fees, if any, and all other Loan Expenses and Protective Advances, as and when advanced or incurred, shall be deemed to have been disbursed as part of the Loan and be and become Debt hereunder secured and guaranteed by the Loan Documents to the same extent and effect as if the terms and provisions of this Agreement were set forth therein, whether or not the aggregate of such Indebtedness shall exceed the face amount of the Note.

4.13       Acquiescence not a Waiver. To the extent that Lender may have acquiesced (whether intentionally or unintentionally) in the Borrower’s failure to comply with and satisfy any condition precedent to the Closing, to any Construction Disbursement or to any Disbursement of Loan Proceeds, such acquiescence shall not constitute a waiver by Lender of any condition precedent set forth in this Agreement, and Lender at any time thereafter may require the Borrower to comply with and satisfy all conditions and requirements of this Agreement.

4.14       No Liability for Disbursements. Under no circumstances shall Lender be responsible or liable to any Person, other than Borrower, for or on account of any disbursement of, or failure to disburse, the Loan Proceeds or any part thereof, and neither the General Contractor nor any Subcontractor shall have any right or claim against Lender under this Agreement or in connection with the administration of the Loan. The forgoing shall be in addition to all other limitations on the responsibility and liability of Lender set forth in this Agreement.

5.           Representations and Warranties. As a material inducement to Lender’s entry into this Agreement, Borrower represents and warrants to Lender as of the Closing Date and as of the date of each Construction Disbursement (unless made as of another date as otherwise expressly stated below) that:

5.1         Formation, Qualification and Compliance.

(a)          Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Iowa and is qualified to conduct business in the State of Texas. Borrower has full power and authority to conduct its business as presently conducted, to acquire the Property and construct the Improvements, to enter into this Agreement, the other Loan Documents and the Major Project Agreements to which it is a party and to perform all of its duties and obligations under this Agreement, such other Loan Documents and such Major Project Agreements. Such execution and performance have been duly authorized pursuant to the Operating Agreement and the Borrower’s Articles of Organization.

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(b)          Guarantor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Iowa. Guarantor has full power and authority to conduct its business as presently conducted; to enter into any Loan Documents to which it is a party and to perform all of its duties and obligations under such Loan Documents. Such execution and performance have been duly authorized pursuant to the operating agreement of the Guarantor and the Guarantor’s Articles of Organization.

5.2         Execution and Performance of Loan Documents.

(a)          Borrower and Guarantor have all requisite authority to execute, deliver, and perform their obligations under the Loan Documents to which they are a party.

(b)          The execution and delivery by Borrower and Guarantor of, and the performance by Borrower and Guarantor of their obligations under each Loan Document to which they are a party have been authorized by all necessary action and do not and will not:

(i)          require any consent or approval not heretofore obtained of any Person having any interest in Borrower or Guarantor;

(ii)         violate any provision of, or require any consent or approval not heretofore obtained under, any partnership agreement, articles of incorporation, bylaws, operating agreement or other governing document applicable to Borrower or Guarantor;

(iii)        result in or require the creation of any lien, claim, charge or other right of others of any kind (other than under or as provided for in the Loan Documents) on or with respect to any property now or hereafter owned or leased by Borrower or Guarantor;

(iv)        violate any provision of any Law presently in effect; or

(v)         constitute a breach or default under, or permit the acceleration of obligations owed under, any material contract, loan agreement, lease or other agreement or document to which Borrower or Guarantor is a party or by which Borrower or Guarantor or any of their property is bound.

(c)          None of Borrower or Guarantor is in default, in any respect would have any material adverse effect on the ability of Borrower or Guarantor, as applicable, to perform its obligations under the Loan Documents, under any Law, contract, lease or other material agreement or document described in subparagraph (ii) or (v) of the previous subsection.

(d)          No approval, license, exemption or other authorization from, or filing, registration or qualification with, any Governmental Agency is required in connection with:

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(i)          the execution by Borrower and Guarantor of, and the performance by Borrower and Guarantor of their obligations under, the Loan Documents and Major Project Agreements to which they are a party (other than Permits required in connection with the construction, occupancy and operation of the Project); and

(ii)         the creation of the liens described in the Loan Documents other than the recording of recordable documents and filing the financing statements.

5.3           Financial and Other Information. All financial information furnished to Lender with respect to Borrower and Guarantor in connection with the Loan (a) is complete and correct in all material respects as of the date or dates indicated (or if no date or dates are indicated, then as of the date of delivery), (b) accurately presents the financial condition of Borrower or Guarantor, as applicable, as of the date or dates indicated (or if no date or dates are indicated, then as of the date of delivery) and (c) has been prepared in accordance with generally accepted accounting principles consistently applied or in accordance with such other principles or methods as are reasonably acceptable to Lender. All other documents and information furnished to Lender with respect to Borrower and Guarantor in connection with the Loan are to Borrower’s knowledge correct in all material respects as of the date or dates indicated (or if no date or dates are indicated, then as of the date of delivery) and complete insofar as completeness is necessary to give Lender an accurate knowledge of their subject matter. Neither Borrower nor Guarantor has any material liability or contingent liability not disclosed to Lender in writing that would materially and adversely affect such party’s ability to perform its obligations under the Loan Documents, and there is no material lien, claim, charge or other right of others of any kind (including liens or retained security titles of conditional vendors) on any property of any such Person not disclosed in such financial statements or otherwise disclosed to Lender and Lender in writing.

5.4           No Material Adverse Change. There has been no material adverse change in the condition, financial or otherwise, or the properties or businesses of Borrower or Guarantor since the dates of the latest financial statements furnished to Lender. Since those dates, none of Borrower or Guarantor has entered into any material transaction whether or not disclosed in such financial statements or otherwise disclosed to Lender in writing. Further, there are no existing Defaults under any of the Loan Documents or the Major Project Agreements, nor do there exist any circumstances or conditions that with the passage of time or giving of notice or both would result in an Event of Default under any of the Loan Documents or the Major Project Agreements.

5.5           Enforceability. The Loan Documents, and any other documents and instruments required to be executed and delivered in connection with the Loan, to which Borrower or Guarantor is a party have been duly authorized, executed and delivered by or on behalf of Borrower or Guarantor a party thereto, and when executed and delivered, will constitute the duly authorized, valid and legally binding obligations of the party required to execute the same and may be enforced strictly in accordance with their respective terms (except to the extent that enforceability may be affected or limited by applicable bankruptcy, insolvency and other similar debtor relief laws affecting the enforcement of creditors’ rights generally). No basis presently exists for any claim against Lender under this Agreement, under the Loan Documents or with respect to the Loan, and the Loan Documents and enforcement thereof are not subject to, and neither Borrower nor Guarantor has asserted, any right of rescission, set-off, counterclaim or defense, including the defense of usury. The Security Instrument when properly recorded in the appropriate records, together with any UCC Financing Statements required to be filed in connection therewith, will create (i) a valid, perfected first priority lien on the Borrower’s interest in the Property and (ii) valid and perfected first priority security interests in and to, and perfected collateral assignments of, all personality (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. All mortgage, recording, stamp, intangible or other similar taxes required to be paid by any Person under Applicable Laws in connection with the execution, delivery, recordation, filing, registration, perfection and/or enforcement of any of the Loan Documents have been paid, or have been paid by Borrower to an escrow agent authorized to make such payment upon recordation.

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5.6           Consents. No approval of, or consent from, any Governmental Agency or any other Person not holding a direct or indirect ownership interest in Borrower or Guarantor is required in connection with the execution and delivery by Borrower or Guarantor of this Agreement or any of the other Loan Documents to which each is a party, or compliance by Borrower with, the Loan Documents to which each is a party, or the consummation of the transactions contemplated hereby and thereby, other than those which have been obtained by Borrower and Guarantor and are in full force and effect. If a third party is required under any covenants, conditions and restrictions of record or any other agreement to consent to the use and/or operation of the Property, such approval has been obtained from such party.

5.7           Tax Liability. Each of Borrower and Guarantor has filed all required federal, state and local tax returns and has paid, prior to delinquency, all taxes payable by it (including interest and penalties, but subject to lawful extensions disclosed to Lender and Lender in writing) other than taxes being promptly and actively contested in good faith and by appropriate proceedings. Borrower agrees to maintain adequate reserves for tax liabilities (including contested liabilities) in accordance with generally accepted accounting principles.

5.8           [Intentionally Deleted].

5.9           Title to Property; Survey. Borrower has, subject to the Permitted Encumbrances, good and merchantable fee simple title to the Property. Except for the current, non-delinquent taxes and assessments, if any, there are no taxes, assessments or liens pending or, to Borrower’s knowledge, threatened against the Property for any present or past due taxes or for paving, sidewalk, curbing, sewer or any other street improvements of any kind. No portion of the Property is now damaged or injured as the result of any fire, explosion, accident, flood or other casualty, nor is any part of the Property subject to any pending or, to Borrower’s knowledge, threatened eminent domain or condemnation proceeding. Except as disclosed by the Survey, the Property does not presently, and upon construction of the Project in accordance with the Plans will not, encroach upon any building line, set back line, sideyard line, or any recorded or visible easement (or other easement of which Borrower is aware or has reason to believe may exist) which exists with respect to the Property.

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5.10         Utility Services. All utility and municipal services required for the construction, occupancy and operation of the Property, including, but not limited to, water supply, storm and sanitary sewage disposal systems, cable services, gas, electric and telephone facilities are presently available for use at the Property or will be upon Construction Completion. The storm and sanitary sewage disposal system, water system, drainage system and all mechanical systems of the Property comply or upon installation will comply with all applicable laws, statutes, ordinances, rules and regulations, including, without limitation, all Environmental Laws (as defined in the Environmental Indemnity Agreement).

5.11         Construction of the Project. The Plans are complete in all material respects, and contain all details requisite for the construction of the Project which, when built and equipped in accordance therewith, shall be ready for the intended use thereof; the Plans as submitted to Lender at or prior to the Closing Date have not been changed or modified in any way since the date of their submission to Lender, except as approved in accordance with the Loan Documents. The General Contract covers substantially all labor, material and equipment required by the Plans or necessary to complete the construction of the Project in accordance with the Plans. No work or materials have been or will be furnished to the Property during the six (6) months prior to the recordation of the Security Instrument, or, in the event work has occurred or materials furnished during the six (6) months prior to recordation of the Security Instrument, title coverage insuring Lender against any mechanics’ liens arising from such work or materials shall be provided under the Title Policy.

5.12         Major Project Agreements. Borrower has delivered to Lender a true and complete copy of each of the Major Project Agreements. Each of the Major Project Agreements is in full force and effect. Borrower is not in default in any material respect under any of the Major Project Agreements, and Borrower does not have any knowledge of a default in any material respect by any other party under any of the Major Project Agreements. Borrower has not received any written notice from any other party to any of the Major Project Agreements alleging any default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the Major Project Agreements by any party to any of the Major Project Agreements, nor has Borrower delivered any written notice to any party under any of the Major Project Agreements alleging any default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the Major Project Agreements by any party to any of the Major Project Agreements.

5.13         Development Agreement. Borrower has delivered to Lender a true and complete copy of the Development Agreement. The Development Agreement is in full force and effect. Neither Borrower nor Guarantor, to the extent any of them is a party to the Development Agreement, is in default under the Development Agreement, and neither Borrower nor Guarantor has any knowledge of a default by any other party under the Development Agreement. Neither Borrower nor Guarantor has received any notice, whether oral or written, from any other party to the Development Agreement alleging any default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in the Development Agreement by any party to the Development Agreement, nor have Borrower or Guarantor delivered any notice, whether written or oral, to any party under the Development Agreement alleging any default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in the Development Agreement by any party to the Development Agreement. Under the terms of the Development Agreement, the development fee payable to the developer does not exceed five percent (5%) of (a) the total Approved Budget minus (b) (i) the total Interest Reserve plus (ii) the total development fee payable to the developer under the Development Agreement. Under the terms of the Development Agreement, the development fee payable to the developer is due and payable according to the following schedule: Forty-five percent (45%) with the first construction draw under the Loan, thirty percent (30%) in equal monthly installments during the anticipated period of construction, and the remaining twenty-five percent (25%) only upon Construction Completion and full licensure of the property from all Government Agencies, including the Texas Department of Aging and Disability Services, necessary for the operation of the Property in accordance with the business plan approved by Lender in connection with origination of the Loan.

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5.14         Governmental Requirements. As of the Closing Date, all Permits and other authorizations of Governmental Agencies required by applicable law for the construction of the Project in accordance with the Plans have been validly issued and are in full force, including but not limited to all building permits.

5.15         Rights of Others. Borrower is in compliance in all material respects with all covenants, conditions, restrictions, easements, rights of way and other rights of third parties relating to the Property.

5.16         Approved Budget; Draw Schedule. The Approved Budget and the Draw Schedule are each based on information deemed reliable by Borrower and represent Borrower’s best estimate of all costs required to complete the Project and the sources and payment schedule for payment of such costs.

5.17         Litigation. There are no actions, investigations or proceedings pending or threatened in writing against or affecting the Property, Borrower, Guarantor or any property of any of them before any Governmental Agency, except as disclosed to Lender in writing.

5.18         Name and Principal Place of Business. Borrower presently uses no trade name other than its actual name. Borrower’s principal place of business is c/o LCS, Capital Square, 400 Locust Street, Suite 820, Des Moines, Iowa 50309-2334.

5.19         Delivery of Documents. Borrower has delivered to Lender true and complete copies of each existing lease, contract and other document that grants rights to, or imposes material obligations on, Borrower in connection with the Property which, if not performed, would have a material adverse effect on Borrower’s ability to perform its obligations under the Loan Documents.

5.20         ERISA. Borrower is not and will not be an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA. The assets of Borrower do not and will not constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Sec. 2510.3-101. Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA. Transactions by or with Borrower are not and will not be subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including but not limited to the exercise by Lender of any of its rights under the Security Documents. Neither Borrower, nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the Code) maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

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5.21       No Prohibited Persons.

(a)          Neither Borrower nor Guarantor, nor any Person Controlling or Controlled by Borrower, nor, to Borrower’s knowledge, any Person having a direct or indirect beneficial interest in Borrower, nor any Person for whom Borrower is acting as agent or nominee in connection with this transaction (“Transaction Persons”) (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to any Anti-Terrorism Law, (ii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law, or is otherwise associated with any such Person in any manner violative of any Anti-Terrorism Law, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or is in violation of the limitations or prohibitions under any Anti-Terrorism Law.

(b)          No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Terrorism Law and/or the United States Foreign Corrupt Practices Act of 1977, as amended.

(c)          Borrower acknowledges by executing this Agreement that Lender has notified Borrower and Guarantor that, pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record such information as may be necessary to identify Borrower and Guarantor (including the name and address of Borrower and Guarantor and such Affiliates) in accordance with the Patriot Act.

(d)          Neither Borrower nor Guarantor has been convicted of a felony and there are no proceedings or investigations being conducted involving criminal activities of either Borrower or Guarantor.

5.22       Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

5.23       Environmental. Except as specifically disclosed in the Environmental Report or any subsequent Environmental Assessment delivered to Lender, to Borrower’s knowledge:

(a)          Neither Borrower nor the Property is in violation of laws relating to Hazardous Materials;

(b)          Neither Borrower nor Guarantor has received, or has received a copy of, any notice of any violation or alleged violation of any laws relating to Hazardous Materials with respect to the Property;

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(c)          The Property complies in all material respects with all laws relating to Hazardous Materials as to use and conditions on, under or about the Property including soil and groundwater condition;

(d)          There are no pending civil (including actions by private parties), criminal or administrative actions, suits or proceedings affecting Borrower, Guarantor or the Property relating to environmental matters (“Environmental Proceedings”) and neither Borrower nor Guarantor has any knowledge of any threatened Environmental Proceedings;

(e)          Neither Borrower nor, to Borrower’s knowledge, any other Person (including prior to Borrower’s ownership of the Property), has used, generated, manufactured, stored or disposed of on, under or about the Property or transported to or from the Property any Hazardous Materials, except small quantities (e.g., cleaning supplies) in the ordinary course of business and in compliance with all laws relating to Hazardous Materials;

(f)          The Property is not subject to any private or governmental Lien or judicial or administrative notice or action or inquiry, investigation or claim relating to hazardous, toxic and/or dangerous substances, Toxic Mold or any other Hazardous Materials;

(g)          No Toxic Mold is on or about the Property which requires remediation;

(h)          There have been no environmental investigations, studies, audits, reviews or other analyses conducted by or on behalf of Borrower which have not been provided to Lender; and

(i)          To Borrower’s knowledge, the Property has not been used (including the period prior to Borrower’s acquisition of thereof), permanently or temporarily, as a disposal site or storage site for any Hazardous Materials and the Property, and all parts thereof, are free of all Hazardous Materials other than Hazardous Materials that do not violate any applicable laws relating to Hazardous Materials. Without limitation on the foregoing: (i) the primary potable or drinking water source does not exceed the EPA Recommended Maximum Contaminant Level Goals set forth under the Safe Drinking Water Act and Clean Water Act, as amended; (ii) there is not and has never been landfill containing decomposable material, petroleum wells, mineral bearing mines, sewage treatment facilities, underground storage tanks, sinkholes, radon or other toxic emissions within the Property, and (iii) no electrical transformers, fluorescent light fixtures with ballasts or other equipment containing polychlorinated biphenyls (PCBs) have been located on the Property at any time; and (iv) there are no facilities on the Property which are or have been subject to reporting under any State laws or Section 312 of the Federal Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. Section 11022), and federal regulations promulgated thereunder.

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5.24       Continuing Nature of Representations and Warranties. Borrower acknowledges, understands, and agrees that the representations and warranties set forth in this Section 5 shall be deemed made as of the Closing Date and as of each date a Construction Disbursement is made in accordance herewith; provided, however, that representations and warranties made of a specific date shall be true as of the date made.

6.           Project Covenants.

6.1         Completion of Project. Borrower shall commence construction of the Project no later than thirty (30) days after the Closing Date and thereafter diligently proceed with the Project in substantial conformity with the Plans. Borrower shall complete construction of the Project on or before the Construction Completion Date, subject to delays resulting from Force Majeure Events.

6.2         Conformity With Plans. Borrower shall construct the Project in accordance with all Applicable Laws and in substantial conformity with the Plans and in such a manner as not to encroach upon or overhang any easement, right of way or land of others. If any aspect of the Project is not in substantial conformity with the Plans or encroaches upon easements, rights of way or land of others, Lender shall have the right to stop the work and order repair or reconstruction in accordance with the Plans and to withhold further Disbursements until the Project is in substantial compliance with the Plans and/or does not so encroach. Upon written notice from Lender (or Borrower’s actual discovery irrespective of such notice) that any aspect of the Project is not in substantial conformity with the Plans or encroaches upon easements, rights of way or land of others, Borrower shall promptly commence correcting the deviation or encroachment and shall prosecute such work diligently to completion, which in no event shall be later than ninety (90) days after such notice or discovery.

6.3         Change Orders. The Plans shall not be modified except pursuant to Change Orders. Each Change Order:

(a)          shall be in writing, numbered in sequence, signed by Borrower and, with regard to Material Change Orders (as defined below), submitted to Lender prior to the proposed effectiveness thereof and accompanied by working drawings and a written narrative of the proposed change;

(b)          shall contain an estimate by Borrower of all increases and decreases in itemized Project Costs that would be caused by the change, as well as the aggregate amount of all changes in estimated Project Costs (both increases and decreases) previously made;

(c)          shall contain a certification by Borrower stating the aggregate amount, including both increases and decreases, of all changes in Project Costs reflected in Change Orders for which Lender’s written approval has not been obtained or has not been required hereunder;

(d)          shall be certified by Borrower to be in compliance with all Applicable Laws; and

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(e)          shall be subject to Lender’s prior written approval if the Change Order (i) would decrease the number, mix, or density of units within the Property; (ii) would affect any material structural component of the Property; (iii) would decrease the number, mix, or density of residential units contemplated by the Plans; (iv) involves a material reduction in the quality of any goods, materials or finishes to be utilized in constructing or finishing the Property, (v) involves a material change to the appearance of the Property, or (vi) involves changes, including both increases and decreases, in estimated Project Costs of $100,000 or more for each change or series of related changes, or if such Change Order, together with Change Orders not approved by Lender in writing, involve an aggregate amount, including both increases and decreases, of over $750,000 (each change requiring Lender’s approval under this Subparagraph (e) being referred to herein as a “Material Change Order”); provided that Borrower shall also produce satisfactory evidence of any consent to any Change Order required on the part of any other party under any Project Agreement.

6.4           Entry and Inspection. At all times prior to completion of the Project, upon reasonable notice to Borrower (which notice may be written or oral, except no notice shall be required when Lender reasonably believes exigent or emergency circumstances exist), Lender and its agents (including but not limited to Lender Consultant) shall, subject to reasonable advance notice and reasonable and customary safety procedures, reasonable requirements imposed by Borrower’s insurance policies, and the rights of any Property tenants, have (a) the right of access to the Property and all sites away from the Property where materials for the Project are stored, (b) the right to inspect all labor performed and materials furnished for the Project and (c) during Borrower’s normal business hours, the right to inspect and copy all documents pertaining to the Project.

6.5           Project Information. From time to time during the course of the Project, within ten (10) Business Days following Lender’s written demand therefor, Borrower shall furnish Lender with reports of Project Costs, progress schedules and contractors’ cost breakdowns for the Project, itemized as to trade description and item, showing the name of the contractor(s) and/or subcontractor(s), and including such indirect costs as real estate taxes, legal and accounting fees, insurance, architects’ and engineers’ fees, loan fees, interest during construction and contractor’s overhead. Without limitation to the foregoing, Borrower shall provide Lender with monthly construction progress and leasing reports.

6.6           Permits and Warranties. Promptly upon receipt of the same by Borrower, Borrower shall furnish Lender with true and complete copies of (a) all Permits, approvals, exemptions and other authorizations required in connection with the Project and (b) all warranties and guaranties received from any Person furnishing labor, materials, equipment, fixtures or furnishings in connection with the Project.

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6.7           Project Contracts. Borrower shall employ General Contractor as general contractor for the Project pursuant to the General Contract. Borrower shall not terminate, or modify in any material respect, the General Contract without Lender’s prior written consent. Borrower shall not enter into any other agreement with any Person with respect to the construction and/or development of the Project with a total contract price (when aggregated with any other contracts between Borrower and the same Person or any Affiliate of such Person) in excess of $150,000, without the prior written consent of Lender, which consent shall not be unreasonably withheld (except that Lender may grant or withhold its consent in its sole discretion if the agreement is with an Affiliate of Borrower). From time to time during the course of construction of the Project, within ten (10) Business Days after Lender’s written demand therefor, Borrower shall deliver or cause to be delivered to Lender lists of all contractors and Subcontractors employed in connection with the Project. Each such list shall show the name, address and telephone number of each contractor and Subcontractor, a general statement of the nature of the work to be done, the labor and materials to be supplied, the names of materialmen, if known, the approximate dollar value of labor, work and materials itemized with respect to each contractor, Subcontractor and materialman, and the unpaid portion and status of such work or whether such materials have been delivered.

6.8           Protection Against Liens. In the event that any claim of lien is asserted against the Property by any Person furnishing labor or materials to the Project, Borrower shall immediately give notice of the same to Lender and shall, promptly and in any event within ten (10) Business Days after Lender’s written demand, (a) pay and discharge the same, or (b) contest such lien strictly in accordance with the requirements of the Security Instrument.

6.9           Lender Consultant. Borrower hereby agrees to pay or reimburse Lender for the reasonable costs charged by the Lender Consultant in connection with review and approval of all plans, specifications, contracts, budgets and related matters, inspection of the Project, and approval of Disbursement Requests.

6.10         Development Agreement. Lender hereby consents to the execution and delivery of the Development Agreement and the payment of developer fees by Borrower to Sponsor pursuant to the terms and conditions of the Development Agreement. Borrower shall not pay any fees or other consideration to Sponsor or any Affiliate of Sponsor or Borrower in respect of services contemplated by the Development Agreement or in respect of services pertaining to the development of the Project except strictly in accordance with the Development Agreement. Borrower shall not terminate or enter into any material modifications or amendments of the Development Agreement, and shall not waive any material rights thereunder, without Lender’s prior written consent, which consent may be withheld in Lender’s sole discretion. Borrower shall not enter into any new agreements with Sponsor or any Affiliates of Sponsor or Borrower in respect of services contemplated by the Development Agreement or in respect of services pertaining to the development of the Project without Lender’s prior written consent, which consent may be withheld in Lender’s sole discretion.

6.11         Management Agreement. Lender hereby consents to the execution and delivery of the Management Agreement and the payment of expenses and fees by Borrower to Operator pursuant to the terms and conditions of the Management Agreement. Except pursuant to the Permitted Affiliate Agreements, Borrower shall not pay any fees or other consideration to Operator or any Affiliate of Operator or Borrower in respect of services contemplated by the Management Agreement or in respect of services pertaining to the operation of the Project except strictly in accordance with the Management Agreement. Borrower shall not terminate or enter into any material modifications or amendments of the Management Agreement, and shall not waive any material rights thereunder, without Lender’s prior written consent, which consent may be withheld in Lender’s sole discretion. Except the Permitted Affiliate Agreements, Borrower shall not enter into any new agreements or leases with Operator or any Affiliates of Operator or Borrower in respect of services contemplated by the Management Agreement or in respect of services pertaining to the occupancy and operation of the Project without Lender’s prior written consent, which consent may be withheld in Lender’s sole discretion.

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6.12         Reappraisal Requirements. Borrower agrees that Lender shall have the right to obtain, at Borrower’s expense, an Appraisal of the Property prepared by an appraiser selected by and acceptable to Lender and in conformance with governmental regulations applicable to Lender and approved by Lender at any time that: (a) an Event of Default has occurred hereunder; (b) any condemnation, damage or destruction of the Property occurs; (c) Lender determines in its sole reasonable opinion that the security for the Loan has been physically or financially impaired in any material manner, or (d) such Appraisal is required by then current banking laws or regulations. In the event that Lender shall elect to obtain such an Appraisal, Lender may immediately commission an appraiser acceptable to Lender, at Borrower’s cost and expense, to prepare the Appraisal and Borrower shall fully cooperate with Lender and the appraiser in obtaining the necessary information to prepare such Appraisal. In the event such appraisal is required by reason of the damage or destruction of a portion of the Property, the fair market value shall be calculated on the Property after restoration of the Improvements on an as-stabilized basis.

7.           Maintenance, Operation, Preservation and Repair of Property. Borrower shall maintain the Property (and all abutting grounds, sidewalks, roads, parking and landscape areas) in good condition and repair, shall operate the Property in a businesslike manner, shall prudently preserve and protect the Property, shall not commit or permit any physical waste or deterioration of the Property, shall not abandon any portion of the Property, and shall not otherwise act, or fail to act, in such a way as to unreasonably increase the risk of any damage to the Property or of any other impairment of Lender’s interests under the Loan Documents. Without limiting the generality of the foregoing, and except as otherwise agreed by Lender in writing from time to time, Borrower shall promptly and faithfully perform and observe each of the following provisions:

7.1           Alterations and Repair. Borrower shall not remove, demolish or materially alter any Improvement (other than the Improvements currently existing on the Property on the date of this Agreement, if any, which are to be partially or totally removed, demolished or altered in connection with the Project, and the Improvements to be constructed, each in accordance with the Plans), and subject to Section 10 hereof, shall promptly restore, in a good and workmanlike manner, any Improvement (or other aspect or portion of the Property) that is damaged or destroyed from any cause.

7.2           Compliance. Borrower shall comply in all material respects with all Applicable Laws and requirements of Governmental Agencies (including, without limitation, all requirements relating to the obtaining of Permits and, whenever applicable, the requirements of the Texas Department of Aging and Disability Services) subject to Borrower’s right to contest the same in good faith pursuant to appropriate legal proceedings.

7.3           Changes in Property Restrictions. Borrower shall not initiate, join in or consent to any change in any applicable zoning ordinance, general plan or similar law, or to any private restrictive covenant or any similar public or private restriction on the use of the Property, except with the prior written consent of Lender.

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7.4         Books and Records. Borrower shall maintain complete books of account and other records reflecting the operations of the Property in accordance with GAAP or in accordance with such other principles or methods as are reasonably acceptable to Lender.

7.5         Consultation with Lender Consultant. Borrower shall, and to the extent commercially feasible, shall cause the Architect and General Contractor to, respond promptly to questions concerning the design and construction of the Project from Lender or Lender Consultant.

8.           Other Affirmative Covenants. While any obligation of Borrower or Guarantor under the Loan Documents remains outstanding, the following provisions shall apply, except to the extent that Lender otherwise consents in writing:

8.1         Existence. Borrower shall maintain its existence as a limited liability company in good standing under the laws of the State of Iowa and qualified to do business in the State of Texas.

8.2         Protection of Liens. Borrower shall maintain the lien of the Security Instrument as a valid first priority lien on the Property, subject only to the Permitted Encumbrances, and take all actions, and execute and deliver to Lender all documents, reasonably required by Lender from time to time in connection therewith; and maintain the lien of the Security Documents on the collateral described therein and take all actions, and execute and deliver to Lender all documents reasonably required by Lender from time to time in connection therewith, including supplemental security agreements, financing statements and other documents extending or perfecting Lender’s security interests in such collateral as they exist from time to time.

8.3         Title Insurance Endorsements. Borrower shall deliver to Lender, at Borrower’s sole expense and in form and content reasonably satisfactory to Lender, all endorsements to the Title Policy reasonably required by Lender from time to time.

8.4         Notice of Certain Matters. Borrower shall give notice to Lender, within fifteen (15) days after Borrower obtains actual knowledge thereof, of each of the following:

(a)          any litigation or claim affecting or relating to the Property and involving an amount in excess of $25,000 (excluding any litigation or claim covered fully by Borrower’s liability insurance); and any litigation or claim against Guarantor which, if determined adversely to Guarantor, could reasonably be expected to result in a breach by Guarantor of its covenant in the Guaranty pertaining to maintenance of Net Worth;

(b)          any dispute between Borrower and any Governmental Agency relating to the Property, the adverse determination of which might materially affect the Property;

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(c)          any written notice or citation from a Governmental Agency, including the Texas Department of Aging and Disability Services, alleging a violation of or deficiency in compliance with any laws or regulations relating to the Property or its operations;

(d)          any trade name hereafter used by Borrower and any change in Borrower’s principal place of business;

(e)          any circumstance that renders the Approved Budget materially inaccurate with respect to any estimated Project Cost;

(f)          any aspect of the Project that is not in substantial conformity with the Plans;

(g)          any Default or Event of Default;

(h)          any default or breach by Borrower or any other party under any Major Project Agreement, or the receipt by Borrower of any notice of default or breach under any Major Project Agreement, if an adverse resolution would have a material adverse impact on the Project;

(i)          the filing or claim of any mechanics’ lien or other lien against the Property;

(j)          except as disclosed in the Reports (as defined in the Environmental Indemnity Agreement), the presence of any Hazardous Materials on, under or about the Property, except in the ordinary course of business and in compliance with all laws relating to Hazardous Materials; any enforcement, clean-up, removal or other action or requirement of any Governmental Agency relating to any such Hazardous Materials; and the existence of any occurrence or condition on any property in the vicinity of the Property that could cause the Property to be otherwise subject to any restrictions relating to Hazardous Materials; and/or

(k)          without limiting the foregoing, any Default by Guarantor under any financial covenant in the Guaranty.

8.5           Additional Reports and Information. Borrower shall deliver to Lender, concurrently with delivery to the third parties noted hereafter, (a) copies of all financial statements, and (b) copies of all reports which are available for public inspection or which Borrower is required to file with any Governmental Agency. Borrower also shall deliver to Lender, in form and substance reasonably satisfactory to Lender and within fifteen (15) days of Lender’s written request therefore, all other information relating to Borrower, the Property, Guarantor, Sponsor, or the Loan (or the collateral and security therefor) reasonably required by Lender from time to time.

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8.6         Further Assurances. Borrower shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to Lender all documents, and take all actions, reasonably required by Lender from time to time to confirm the rights created or now or hereafter intended to be created under the Loan Documents, to protect and further the validity, priority and enforceability of the Security Documents, to subject to the Security Documents any property intended by the terms of any Loan Document to be covered by the Security Documents, or otherwise to carry out the purposes of the Loan Documents and the transactions contemplated thereunder.

8.7         Financial Statements; Access to Business Information. The Borrower represents and warrants that the financial statements for the Borrower and the Property previously submitted to the Lender fairly present, in all material respects, the financial condition and results of operation of Borrower and the Property as of the dates thereof and do not contain any untrue statement of a material fact or omit to state a fact material to such financial statements. No material adverse change has occurred in the financial condition of the Borrower or the Property from the dates of said financial statements until the date hereof. The Borrower shall furnish to the Lender such financial information regarding the Borrower, its constituent partners or members, as the case may be, the Property and any guarantor of the Loan as the Lender may from time to time reasonably request, which shall include, without any further request therefor:

(a)          Annual Financial Statements. Borrower shall deliver to Lender, within one hundred twenty (120) days after the end of each fiscal year of Borrower ending on December 31 of each year (each, a “Fiscal Year”), (a) an audited balance sheet for Borrower as of the end of such Fiscal Year and an audited statement of operations, partners’ equity and cash flow for Borrower and for Borrower’s operations in connection with the Property for such Fiscal Year, together with all supporting schedules, and (b) the opinion of an independent certified public accountant acceptable to Lender stating that such materials (i) were prepared in accordance with GAAP applied on a consistent basis, (ii) fairly present Borrower’s financial condition, (iii) show all material liabilities, direct and contingent, (iv) fairly present the results of Borrower’s operations, and (v) disclose the existence of any hedge and/or off-balance sheet transactions.

(b)          Quarterly Financial Statements. Within forty-five (45) days after the end of each fiscal quarter, an unaudited balance sheet for Borrower as of the end of such fiscal quarter and a statement of operations, partners’ equity and cash flow for Borrower and for Borrower’s operations in connection with the Property for such fiscal quarter, together with all supporting schedules and certified by the Borrower in writing as (i) being prepared in accordance with GAAP applied]on a consistent basis, (ii) fairly presenting Borrower’s financial condition, (iii) showing all material liabilities, direct and contingent, (iv) fairly presenting the results of Borrower’s operations, and (v) disclosing the existence of any hedge and/or off-balance sheet transactions.

(c)          Operating Statements. Commencing with Construction Completion, within fifteen (15) days after the end of each calendar month, an operating statement for the Property for the calendar month then ended, together with a current rent roll for the Property, each certified by Borrower as being true and correct in all material respects and in form and substance satisfactory to Lender. Borrower shall also deliver to Lender, concurrently with Borrower’s delivery of the monthly operating statement and a monthly rent roll for the Property described above, a cash flow statement for the Property for the month then ended (to the extent not reflected in the monthly operating statement), in form and substance satisfactory to Lender.

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(d)          Covenant Compliance Reporting. Within thirty (30) days after the end of each fiscal quarter, a certificate substantially in the form of Exhibit J attached hereto, signed by a duly authorized officer of Borrower and Guarantor, to the effect that at all times during the then ended fiscal quarterly period, the Borrower, the Guarantor, and the Property were in full and complete compliance with the respective requirements applicable thereto set forth in the Loan Documents and (following the Stabilization Date) containing a calculation of the Debt Service Coverage Ratio including all supporting information and containing a calculation of the covenants applicable to Guarantor set forth in Section 5 of the Guaranty, together with such evidence of liquidity and net worth as Lender shall require. Such certificate shall also contain a statement to the effect that for the immediately preceding fiscal quarterly period no Default or Event of Default shall have occurred and be continuing under any of the Loan Documents.

(e)          Guarantor’s Financial Statements. Borrower shall cause Guarantor to deliver to Lender within one hundred twenty (120) days after the end of each calendar or Fiscal Year, as applicable, of Guarantor (a “Guarantor Fiscal Year”):

(i)          For guarantors who are not natural Persons (other than trusts established for estate planning purposes), (A) an audited balance sheet for Guarantor as of the end of Guarantor’s Fiscal Year and an audited statement of profit and loss for Guarantor and for Guarantor’s operations for Guarantor’s Fiscal Year, together with all supporting schedules, and (B) the opinion of an independent certified public accountant acceptable to Lender stating that such materials (1) were prepared in accordance with GAAP applied on a consistent basis, (2) fairly present Guarantor’s financial condition, (3) show all material liabilities, direct and contingent, and (4) fairly present the results of Guarantor’s operations.

(ii)         For guarantors who are natural Persons or for trusts established for estate planning purposes, a financial statement as of the end of the calendar year, certified by Guarantor as (1) true, complete and correct, (2) fairly presenting Guarantor’s financial condition, and (3) showing all material liabilities, direct and contingent, and otherwise in a form substantially similar to the form of financial statements previously submitted to Lender by Guarantor, unless otherwise approved by Lender in writing.

(f)          Borrower Tax Returns. Borrower shall deliver to Lender, within thirty (30) days after filing, a copy of the federal income tax return filed for Borrower for the prior calendar year, in each case prepared by a certified public accountant acceptable to Lender.

(g)          Guarantor’s Tax Returns. Borrower shall cause Guarantor to deliver to Lender, within thirty (30) days after filing, a copy of the federal income tax return filed for Guarantor for the prior calendar or Fiscal Year.

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(h)          Books and Records. Borrower shall maintain proper books of accounts and records and enter therein complete and accurate entries and records of all of its transactions in accordance with reasonable cash accounting methods consistently applied in accordance with the past practices and give representatives of Lender access thereto at all reasonable times, including permission to: (i) examine, copy and make abstracts from any books and records and such other information which might be helpful to Lender in evaluating the status of the Indebtedness as it may reasonably request from time to time, and (ii) communicate directly with any of the Borrower’s officers, employers, agents, accountants or other financial advisors with respect to the business, financial conditions and other affairs of the Borrower.

8.8         [Intentionally Deleted].

8.9          Keeping Guarantor Informed. Borrower must keep Guarantor informed of Borrower’s financial condition and business operations, the condition and all uses of the Property, including all changes in condition or use, and any and all other circumstances that might affect Borrower’s ability to pay or perform its obligations under the Loan Documents and the Project Agreements.

8.10       Single Purpose Entity. Borrower covenants and agrees that it has not and shall not:

(a)          engage in any business or activity other than the acquisition, ownership, development, construction, operation, maintenance, leasing and disposition of the Property, and activities incidental thereto;

(b)          acquire or own any material asset other than (i) the Property, and (ii) such incidental personal property as may be necessary for the construction, operation or maintenance of the Property;

(c)          merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(d)          (i) fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (ii) dissolve or otherwise terminate, or fail to comply with the provisions of Borrower’s organizational documents, or (iii) amend or modify Borrower’s articles of organization or amend or modify any provision of the Operating]Agreement except as expressly permitted under this Agreement;

(e)          own any subsidiary or make any investment in or acquire the obligations or securities of any other person or entity;

(f)          fail to hold its assets in its own name, or commingle its assets with the assets of any of its partners, affiliates, or of any other person or entity or transfer any assets to any of its partners or affiliates other than distributions on account of equity interests in the Borrower, to the extent, if any, permitted hereunder, and any other payments expressly permitted hereunder, including pursuant to Permitted Affiliate Agreements;

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(g)          incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Loan and Permitted Indebtedness;

(h)          allow any Person to pay its debts and liabilities or fail to pay its debts and liabilities solely from its own assets, except for amounts paid through contributions of equity or pursuant to the Guaranty;

(i)          fail to maintain its records, books of account and bank accounts separate and apart from those of any Affiliates of Borrower, or fail to prepare and maintain its own financial statements in accordance with GAAP and susceptible to audit, except that Borrower’s financial position, assets, results of operation and cash flows may be in the consolidated statements of an Affiliate of Borrower in accordance with GAAP;

(j)          enter into any contract or agreement with a Guarantor, or any Affiliate of Borrower or a Guarantor, except Permitted Affiliate Agreements and as approved in writing by Lender or upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than such Guarantor or such Affiliate of Borrower or a Guarantor;

(k)          seek dissolution or winding up, in whole or in part;

(l)           fail to correct any known misunderstandings regarding the separate identity of Borrower;

(m)         guaranty or become obligated for the debts of any other entity or person, or hold itself out to be responsible or pledge its assets or credit worthiness for the debts of another person or entity, or allow any person or entity to hold itself out to be responsible or pledge its assets or credit worthiness for the debts of the Borrower (except for Guarantor);

(n)          make any loans to any third party, including any Affiliate of Borrower, except pursuant to Permitted Affiliate Agreements;

(o)          fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or person or to conduct its business solely in its own name in order not (i) to mislead others as to the entity with which such other party is transacting business, or (ii) to suggest that Borrower is responsible for the debts of any third party (including any Affiliate of Borrower);

(p)          fail to allocate fairly and reasonably among Borrower and any third party (including Guarantor or any Affiliate of any of the foregoing) any overhead for common employees, shared office space or other overhead and administrative expenses;

(q)          fail, intentionally, to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that the foregoing shall not require any equity holder of Borrower to make additional capital contributions to Borrower; or

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(r)          intentionally conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of the Borrower or the creditors of any other Person.

8.11       Compliance. The Borrower shall (a) ensure that no person who owns a controlling interest in or otherwise controls the Borrower or any Affiliate is or shall be listed on the “Specially Designated Nationals and Blocked Person List” or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Affiliate to comply, with all applicable bank secrecy act laws and regulations, as amended.

8.12       [Intentionally Deleted].

8.13       Taxes.

(a)          Borrower’s Obligation for Payment of Taxes. Subject to Section 8.13(b), Borrower shall pay or cause to be paid all Taxes when due and payable, and before any penalty attaches, except to the extent Lender makes payment of any such Taxes from the deposits made under Section 8.14 hereof. Borrower shall deliver promptly to Lender receipts or other reasonable evidence evidencing such payment (and such evidence shall be furnished no later than the date that Taxes would otherwise be delinquent). Borrower shall not suffer, permit, initiate, or otherwise cause for any purpose, the joint assessment of (i) the Property with any other real property, or (ii) the Property and the Personal Property, or any other procedure whereby the lien of real property taxes and assessments and the lien of personal property taxes shall be assessed, levied or charged against the Land as a single lien. While any Indebtedness remains outstanding, the Property shall be segregated on the applicable tax rolls from all other property, both real and personal. Borrower’s obligations under this Section 8.13 shall not be affected by any damage to, defects in or destruction of the Property or any other event, including obsolescence of all or any part of the Property.

(b)          Contest of Taxes. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall suspend the collection of the applicable Taxes from Borrower and from the Property or Borrower shall have paid all of the applicable Taxes under protest, (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder, (iv) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost so long as the contest is being pursued, and (v) Borrower shall have deposited with Lender adequate reserves for the payment of the applicable Taxes, together with all interest and penalties thereon, unless Borrower has paid all of the applicable Taxes under protest, or Borrower shall have bonded over any tax lien or provided Lender with title insurance over such liability reasonably satisfactory to Lender or otherwise furnished such other security as may be accepted by Lender in its sole and absolute discretion to insure the payment of any contested Taxes, together with all interest and penalties thereon. Lender may pay over any such security or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

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(c)          Effect of Change in Law. If at any time any law is enacted which deducts from the value of real property, for taxation purposes, any lien thereon, or changes in any way the laws now in force for the taxation of mortgages, deeds of trust or debts secured thereby, or the manner of collection of any such taxes so as to affect any interest of Lender hereunder then Borrower shall pay such tax if it may lawfully do so. If Borrower is not permitted by Applicable Law to pay such tax, or if Borrower is not permitted by Applicable Law to immediately reimburse Lender for any such payment, then the Indebtedness, at the option of Lender, upon one hundred twenty (120) days written notice, shall become due and payable.

(d)          Change in Tax Laws. If, by the laws of the United States of America, or of any state or municipality having jurisdiction over the Lender, the Borrower or the Property, any tax is imposed or becomes due in respect of the Note or the Security Instrument, except Excluded Taxes, or any liens on the Property created thereby, then the Borrower shall pay such tax in the manner required by such law.

8.14         Escrow Deposits. Upon Lender’s request, following Construction Completion, and without limiting the effect of Section 8.13 and Section 10 hereof, Lender may require that Borrower pay to the Lender on the first business day of each calendar month an amount equal to one-twelfth (1/12th) of what the Lender estimates is necessary to pay, on an annualized basis, (1) all Taxes, and (2) all premiums for the Policies (the “Premiums”) required under Section 10.1 hereof and to enable the Lender to pay same at least thirty (30) days before the Taxes would become delinquent and the Premiums are due, and, on demand, from time to time shall pay to the Lender additional sums necessary to pay the Premiums and Taxes. No amounts so paid shall be deemed to be trust funds, but may be commingled with the general funds of the Lender, and no interest shall be payable thereon. In the event that the Borrower does not pay such sums for Premiums and Taxes, then the Lender may, but shall not be obligated to, pay such Premiums and Taxes and any money so paid by the Lender shall constitute additional Indebtedness hereunder and shall be payable by Borrower to Lender on demand with interest thereon from the date of disbursement by Lender at Default Rate until repaid to Lender. If an Event of Default occurs, the Lender shall have the right, at its election, to apply any amounts so held under this Section 8.14 against all or any part of the Indebtedness, or in payment of the Premiums or Taxes for which the amounts were deposited. The Borrower will furnish to the Lender bills for Taxes and Premiums not less than thirty (30) days before Taxes become delinquent and such Premiums become due.

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8.15       Affidavits of Commencement and Completion.

(a)          On the Closing Date, immediately following recordation of the Security Instrument, Borrower shall file or cause to be filed in the appropriate records of the county in which the Land is situated, an Affidavit of Commencement duly executed by Borrower and General Contractor.

(b)          Within ten (10) days after Construction Completion, Borrower shall file or cause to be filed in the appropriate records in the county in which the Land is situated, an Affidavit of Completion duly executed by Borrower and General Contractor.

9.           Other Negative Covenants. While any obligation of Borrower or Guarantor under the Loan Documents remains outstanding, the following provisions shall apply, except to the extent that Lender otherwise consents in writing:

9.1           Liens on Property. Except as otherwise provided in this Agreement, Borrower shall not cause or suffer to become effective any lien, restriction or other title limitation affecting any part of the Property other than (i) the Security Instrument, the Assignment of Leases and the Permitted Encumbrances, and (ii) real estate and Personal Property taxes and assessments not delinquent, subject to Borrower’s right to contest the same in good faith pursuant to appropriate legal proceedings to the extent permitted in the Security Instrument. Borrower shall provide to Lender written evidence of the payment of all real estate and Personal Property taxes on or before such taxes become delinquent.

9.2           Liens on Personal Property. Borrower shall not install in, or use in connection with, the Property any Personal Property which any Person other than Lender has the right to remove or repossess under any circumstances, or on which any Person other than Lender has a lien.

9.3           Removal of Personal Property. Borrower shall not cause or permit the removal from the Property of any items of Personal Property (other than tools and equipment used in the development of the Project) unless (a) no Default or Event of Default has occurred and is continuing, and (b) Borrower promptly substitutes and installs on the Property other items of equal or greater value in the operation of the Property, all of which items shall be free of liens (other than liens in favor of Lender or such other Person as Lender shall permit in writing) and shall be subject to the lien of the Security Instrument, and executes and delivers to Lender all documents required by Lender in connection with the attachment of such liens to such items. Borrower shall keep records of each such removal and shall make such records available to Lender upon written request from time to time.

9.4           Amendment of Organizational Documents. Neither the Operating Agreement nor the Articles of Organization of the Borrower shall be amended, supplemented or restated, in whole or in part, without the prior, written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed); provided that no such consent shall be required for amendments to the Operating Agreement executed and delivered exclusively to memorialize a Permitted Transfer. Borrower shall deliver to Lender a copy of any amendment to the Operating Agreement or the Articles of Organization of the Borrower within ten (10) days after the execution of any such amendment, regardless of whether such amendment requires the prior written consent of Lender.

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9.5           Management Agreement. Without the prior written consent of Lender, Borrower shall not enter into any agreement providing for the management, leasing or operation of any portion of the Property other than the Management Agreement.

9.6           Major Project Agreements. Except as expressly permitted under this Agreement or any other Loan Document, Borrower shall not enter into any new Major Project Agreement, or amend, modify, supplement, cancel or terminate any Major Project Agreement, in any material respect, without the prior written consent of Lender.

9.7           Transfers. Except for a Permitted Transfers and Permitted Encumbrances, Borrower shall not, without the prior written consent of Lender (a) sell, transfer, convey, mortgage, grant, bargain, encumber, pledge, assign, alienate, lease, grant any option with respect to or grant any other interest in the Property or any part thereof or interest therein, whether directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, (b) sell, transfer, issue, convey, mortgage, grant, bargain, encumber, pledge, assign, alienate, grant any option with respect to or grant any other interest in the Collateral or any part thereof or interest therein, whether directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, or (c) sell, transfer, convey, mortgage, grant, bargain, encumber, pledge, assign, alienate, grant any option with respect to or grant any legal, beneficial, economic or voting interest in Borrower or any other Restricted Party, whether directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, or (d) permit or suffer any change in Control of any Restricted Party to occur (each of (a), (b), (c), and (d), a “Transfer”). A Transfer within the meaning of this Section 9.7 shall be deemed to include (i) an installment sales agreement wherein any Restricted Party agrees to sell the Property or any part thereof or interest therein for a price to be paid in installments; (ii) an agreement by Borrower or any Restricted Party for the leasing of all or a substantial part of the Property for any purpose other than the actual occupancy by a resident or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to the Operating Agreement; (iii) if Borrower or any other Restricted Party is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly Controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock such that such corporation’s stock shall be vested in a party or parties who are not now stockholders; (iv) if Borrower or any other Restricted Party is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer, member or non-member manager, the voluntary or involuntary sale, conveyance or transfer of the partnership interest of any general partner, managing partner or limited partner, the creation or issuance of new partnership interests, the voluntary or involuntary sale, conveyance or transfer of the interest of any joint venturer, member or non-member manager or the creation or issuance of new membership interests or interests in any non-member manager; and (v) if Borrower or any other Restricted Party is a trust or nominee trust, the voluntary or involuntary sale, conveyance or transfer of the legal or beneficial interest in such trust or nominee trust or the creation or issuance of new legal or beneficial interests.

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9.8          Limitations on Additional Indebtedness; Other Prohibited Transactions.

(a)          Except for Permitted Indebtedness, Borrower shall not, without the prior written consent of Lender granted in its sole discretion, incur any indebtedness of any kind.

(b)          Without limiting any other restrictions on Transfer or indebtedness, except for Permitted Transfers, (i) neither Borrower nor any Restricted Party or Affiliate thereof shall become an obligor under a mezzanine loan relating directly or indirectly to the Property or become an obligor under any indebtedness secured by a pledge or security interest in any collateral which, if enforced, would be a Transfer that is not a Permitted Transfer, and (ii) neither Borrower nor any Restricted Party shall acquire financing related to the Property structured as so-called “preferred equity” or issue any class of equity that entitles the holder thereof to acquire Control of Borrower upon the occurrence of any future event.

(c)          Borrower shall not, without the prior written consent of Lender, engage directly or indirectly in any off balance sheet, hedge or derivative transactions, including without limitation, interest rate swaps and interest rate caps except with Lender and its affiliates and subsidiaries. In addition to the foregoing, Borrower shall not cause or allow the proceeds of the Loan to be invested except bank deposits for temporary holding.

10.         Insurance, Casualty and Condemnation.

10.1        Insurance Coverage. For so long as the Security Instrument is in effect, Borrower shall continuously maintain insurance in accordance with the following provisions:

(a)          At its own cost, Borrower shall obtain and maintain at all times during the term of the Loan the insurance required by Lender pursuant to Exhibit I attached hereto. In addition, Borrower shall cause Lender to be named as a named insured under the policy or policies of insurance required by Lender (each a “Policy” or “Policies”) and Lender shall be identified in each policy as follows: Sentio Georgetown, LLC, a Delaware limited liability company, Sentio Georgetown TRS, LLC, a Delaware limited liability company, Sentio Healthcare Properties Inc., and their successors and/or assigns as their respective interests may appear. Borrower shall provide Lender with evidence of all such insurance required hereunder. Notwithstanding the foregoing, with respect to the General Contractor’s builder’s risk insurance, Closing is conditioned on Lender’s approval of the insurer and the form and amount of the policy, but issuance of the Policy may be deferred until the first Disbursement or, if earlier, until Borrower instructs General Contractor to commence work.

(b)          The Policies to be obtained and maintained by Borrower under the provisions of this Agreement shall be issued by responsible insurance carriers with a Best’s rating of no less than A/VII, licensed to do business in the State of Texas, who are acceptable to Lender and shall be in such form and with such endorsements (including a mortgagee clause in favor of Lender), waivers and deductibles (in no event to exceed $100,000 per occurrence) as Lender shall designate or approve. Without limitation on the foregoing:

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(i)          All Policies shall name Borrower as the insured, and (with the exception of policies for workmen’s compensation insurance) shall name Lender as mortgagee and as an additional insured (under a standard non-contributing mortgagee protection clause, in form reasonably satisfactory to Lender, attached to such Policy or Policies whenever applicable, and providing, among other matters, that all Insurance Proceeds (as hereinafter defined) shall be paid to Lender).

(ii)         All Policies shall contain: (1) the agreement of the insurer to give Lender at least thirty (30) days’ written notice prior to cancellation or expiration of or change in such Policies, or any of them; (2) a waiver of subrogation rights against Lender and, if available Borrower; (3) an agreement that such Policies are primary and non-contributing with any insurance that may be carried by Lender; (4) a statement that the insurance shall not be invalidated should any insured waive in writing prior to a loss any or all right of recovery against any party for loss accruing to the property described in the Policy; and (5) if obtainable, a provision that no act or omission of Borrower shall affect or limit the obligation of the insurance carrier to pay the amount of any loss sustained. As of the date hereof, and subject to any changes in such requirements which Lender may, in its discretion, make from time to time pursuant to its rights under this Section 10.1, each Policy of property insurance hereunder shall contain a lender’s loss payable endorsement, lender clause, or other non-contributory mortgagee clause of similar form and substance acceptable to Lender in favor of Lender as a mortgagee.

(c)          Concurrently herewith, Borrower shall deliver to Lender original Policies or certificates with Premiums prepaid evidencing the insurance required hereunder. Borrower shall procure and pay for renewals of such insurance (or shall cause the procurement and payment) from time to time before the expiration thereof, and Borrower shall deliver to Lender such original renewal Policies or certificates with Premiums prepaid before the expiration of any existing Policy.

(d)          Borrower, for itself, and on behalf of its insurers, hereby releases and waives any right to recover against Lender on any liability for: damages for injury to or death of persons; any loss or damage to property, including the property of any occupant of the Property; any loss or damage to buildings or other improvements comprising the Property; any other direct or indirect loss or damage caused by fire or other risks, which loss or damage is or would be covered by the insurance required to be carried hereunder by Borrower, or is otherwise insured; or claims arising by reason of any of the foregoing, except to the extent caused solely by the gross negligence or willful misconduct of Lender.

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(e)          Lender shall not, by reason of accepting, rejecting, obtaining or failing to obtain insurance, incur any liability for (i) the existence, non-existence, form, amount or legal sufficiency thereof, (ii) the solvency or insolvency of any insurer, or (iii) the payment of losses. All insurance required hereunder or carried by Borrower shall be procured at Borrower’s sole cost and expense. Borrower shall deliver to Lender receipts satisfactory to Lender evidencing full prepayment of the Premiums therefor, except to the extent Lender makes payments with Borrower’s deposits under Section 8.14 hereof (for the periods and payments so covered by such payments). In the event of foreclosure on, or other transfer of title in lieu of foreclosure of, the Property, all of Borrower’s interest in and to any and all Policies in force shall pass to Lender, or the transferee or purchaser as the case may be, and Lender is hereby irrevocably authorized to assign in Borrower’s name to such purchaser or transferee all such Policies, which may be amended or rewritten to show the interest of such purchaser or transferee.

(f)          [Intentionally Deleted]

(g)          If the Borrower fails to procure, pay the Premiums for, or deliver to the Lender any of the Policies or renewals as required herein, the Lender may elect, but shall not be obligated, to obtain such insurance and pay the Premiums therefor. The Borrower shall pay to the Lender on demand any Premiums so paid with interest thereon at the Default Rate set forth in the Note, from the time of the advance for such payment by the Lender, until paid to Lender, and said advance and interest shall be a Protective Advance and part of the Debt.

(h)          Approval by the Lender of any Policies shall not be deemed a representation by the Lender as to the adequacy of coverage of such Policies or the solvency of the insurer.

10.2        Casualty Loss; Proceeds of Insurance.

(a)          The Borrower will give the Lender prompt written notice of any loss or damage to the Property, or any part thereof, by fire or other casualty.

(b)          In case of loss or damage covered by any one of the Policies less than or equal to $1,000,000 (a “Minor Casualty”), provided no Event of Default has occurred and is continuing, Borrower may settle and adjust any claim without the prior consent of Lender; provided, that such adjustment is carried out in a timely manner, and Borrower is hereby authorized to collect and receive any and all proceeds payable under such Policies in connection with any such loss (collectively, the “Insurance Proceeds”) resulting from a Minor Casualty. In case of loss or damage covered by any one of the Policies is in excess of $1,000,000 (the “Insurance Threshold”), Lender is hereby authorized to settle and adjust any claim under such Policies (and after the entry of a decree of foreclosure, or a sale or transfer pursuant thereto or in lieu thereof, the decree creditor or such purchaser or transferee, as the case may be, are hereby authorized to settle and adjust any claim under such Policies) upon consultation with, and, provided no Event of Default has occurred and is continuing hereunder, the consent of, the Borrower; and the Lender shall, and is hereby authorized to, collect and receipt for any and all Insurance Proceeds. Borrower hereby irrevocably appoints Lender as its attorney-in-fact for the purposes set forth in the preceding sentence. Each insurance company is hereby authorized and directed to make payment (i) of 100% of all such losses (if such loss exceeds the Insurance Threshold) directly to Lender alone, and (ii) of 100% of all such losses resulting from a Minor Casualty directly to Borrower alone, and in no case to Borrower and Lender jointly. All reasonable costs and expenses incurred by the Lender in the adjustment and collection of any such Insurance Proceeds (including without limitation reasonable attorneys’ fees and expenses) shall be so much additional Indebtedness, and shall be reimbursed to the Lender upon demand or may be paid and deducted by the Lender from such Insurance Proceeds prior to any other application thereof. Lender shall not be responsible for any failure to collect any Insurance Proceeds due under the terms of any policy regardless of the cause of such failure, other than the gross negligence or willful misconduct of Lender.

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(c)          Net Insurance Proceeds received by the Lender under the provisions of this Agreement or any instrument supplemental hereto or thereto or any Policy or Policies covering any Improvements or any part thereof shall be applied by the Lender at its option as and for a prepayment on the Note, without a prepayment fee or Yield Maintenance Premium (whether or not the same is then due or otherwise adequately secured), or shall be disbursed for restoration of such Improvements (“Restoration”), in which event the Lender shall not be obligated to supervise Restoration work nor shall the amount so released or used be deemed a payment of the indebtedness evidenced by the Note. If Lender elects to permit the use of Insurance Proceeds to restore such Improvements it may do all necessary acts to accomplish that purpose, including advancing additional funds and all such additional funds shall constitute part of the Indebtedness. If Lender elects to make the Insurance Proceeds available to Borrower for the purpose of effecting the Restoration, or, during the existence of an Event of Default, elects to restore such Improvements, any excess of Insurance Proceeds above the amount necessary to complete the Restoration shall be applied as and for a prepayment on the Note, without a prepayment fee or premium or Yield Maintenance Premium. No interest shall be payable to Borrower upon Insurance Proceeds held by Lender.

(d)          Notwithstanding the provisions of Section 10.2(c) above, Lender agrees to allow the Insurance Proceeds to be disbursed for Restoration provided: (i) no Default has occurred and is continuing and no Event of Default shall have occurred and be continuing; (ii) Lender shall be satisfied in its good faith judgment, that by expenditure of the Insurance Proceeds hereunder the Property damaged or destroyed shall be fully restored within a reasonable period of time to the condition and value contemplated by this Agreement and the Restoration Plans (as hereinafter defined), and all payments required under the Loan will continue to be paid as and when the same become due and payable; (iii) in Lender’s good faith judgment, such work of repair and Restoration can be completed in the ordinary course of business not later than the earlier of (A) six (6) months prior to the Maturity Date; (B) the outside date, if any, under any Lease or under any federal, state, county, municipal or other governmental statute, law, rule, order, regulation, ordinance, judgment, decree or injunction or any Permit, license, covenant, agreement, restoration or encumbrance; (iv) the Management Agreement will not be terminated as a result of the casualty or other event resulting in the claim for payment of such Insurance Proceeds; (v) Lender shall have reviewed and approved Borrower’s plans and specifications for the repair and Restoration of the Property involving costs in excess of $500,000 (collectively, the “Restoration Plans”), Borrower’s architect and any general contractors, subcontractors and material suppliers employed to perform such work; (vi) if so required by Lender for the repair and Restoration of the Property involving costs in excess of $500,000 in its sole and absolute discretion, all general contractors shall have supplied 100% performance and completion bonds; (vii) if the net Insurance Proceeds available are insufficient for payment of the full cost of Restoration or repair and the payments under the Loan during the completion period, as estimated by Lender, then Borrower shall have deposited with Lender sufficient additional funds to insure payment of all such costs, or made arrangements acceptable to Lender for such sufficient additional funds; (viii) rent loss or business interruption insurance is available to cover the full amount of any loss of income from the Property during its repair and Restoration; (ix) Borrower shall provide evidence of the implementation of builder’s risk coverage for the Property with coverage and in such amounts as Lender shall request and which otherwise complies with the insurance requirements set forth in Section 10.1 hereof; and (x) Borrower shall have satisfied such other conditions as Lender may in good faith determine to be appropriate.

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(e)          [Intentionally Deleted].

(f)          So long as any Debt shall be outstanding and unpaid, and whether or not Insurance Proceeds are available or sufficient therefor, the Borrower shall promptly commence and complete, or cause to be commenced and completed, with all reasonable diligence, the Restoration of the Property as nearly as possible to the same value, condition and character which existed immediately prior to such loss or damage in accordance with the Restoration Plans and in compliance with all legal requirements and if applicable, the requirements of all Leases. Any Restoration shall be effected in accordance with procedures to be first submitted to and approved by the Lender in accordance with Section 10.4 hereof. The Borrower shall pay all costs of such Restoration to the extent Insurance Proceeds are not made available or are insufficient.

10.3        Condemnation and Eminent Domain.

(a)          Any and all awards (the “Awards”) in excess of $1,000,000 heretofore or hereafter made or to be made to the Borrower (or any subsequent owner of the Property, or any part thereof) by any governmental or other lawful authority for the taking, by condemnation or eminent domain, of all or any part of the Property (including any award from the United States government at any time after the allowance of a claim therefor, the ascertainment of the amount thereto, and the issuance of a warrant for payment thereof), are hereby assigned by the Borrower to the Lender, which Awards the Lender is hereby authorized to collect and receive from the condemnation authorities, and the Lender is hereby authorized to appear in and prosecute, in the name of and on behalf of the Borrower, any action or proceeding to enforce any such cause of action in which an award in excess of $1,000,000 is sought and to make any compromise or settlement in connection therewith and to give appropriate receipts and acquittance therefor in the name and in behalf of the Borrower; provided, however, that Borrower may collect and receive all Awards equal to or less than $1,000,000 without participation by, or payment to, Lender in respect of such Award. The Borrower shall give the Lender immediate notice of the actual or threatened commencement of any condemnation or eminent domain proceedings affecting all or any part of the Property and shall deliver to the Lender copies of any and all papers served in connection with any such proceedings. All reasonable costs and expenses incurred by the Lender in the adjustment and collection of any such Awards (including without limitation reasonable attorneys’ fees and expenses) shall be so much additional Indebtedness, and shall be reimbursed with interest thereon to the Lender from any Award prior to any other application thereof. The Borrower further agrees to make, execute and deliver to the Lender, at any time upon request, free, clear, and discharged of any encumbrance of any kind whatsoever (other than Permitted Encumbrances), any and all further assignments and other instruments deemed necessary by the Lender for the purpose of validly and sufficiently assigning all Awards in excess of $1,000,000 and other compensation heretofore and hereafter made to the Borrower for any permanent taking, under any such proceeding.

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(b)          The proceeds of any Award received by the Lender under the provisions of this Agreement or any instrument supplemental hereto shall be applied by the Lender at its option as and for a prepayment of the Debt, without a prepayment fee or Yield Maintenance Premium (whether or not the same is then due or otherwise adequately secured), or shall be disbursed for Restoration of the Property or any portion thereof, in which event the Lender shall not be obligated to supervise Restoration work nor shall the amount so released or used be deemed a payment of the Debt. If Lender elects to permit the use of the proceeds of an Award to restore the Property or any portion thereof, it may do all necessary acts to accomplish that purpose, including advancing additional funds, all such additional funds to constitute part of the Debt. If Lender elects to make the proceeds of an Award available to Borrower for the purpose of effecting the Restoration, or, during the existence of an Event of Default, elects to restore such Improvements, any excess of such proceeds above the amount necessary to complete the Restoration shall be applied as and for a prepayment of the Debt, without a prepayment fee or premium. No interest shall be payable to Borrower upon such proceeds held by Lender.

(c)          Notwithstanding the provisions of Section 10.3(b) above, Lender agrees to allow the Award to be disbursed for Restoration provided: (i) all conditions to the use of casualty proceeds under Section 10.2(d) have been satisfied, and (ii) the condemnation, in the judgment of Lender, shall have no material adverse effect on the operation or value of the Property remaining after the condemnation is completed, and (iii) Borrower shall have satisfied such other conditions as Lender may in good faith determine to be appropriate.

(d)          So long as any Indebtedness shall be outstanding and unpaid, and whether or not Awards are available or sufficient therefor, the Borrower shall promptly commence and complete, or cause to be commenced and completed, with all reasonable diligence the Restoration of the portion of the Property not so taken as nearly as possible to the same value, condition and character, which existed immediately prior to such taking in compliance with all legal requirements. Any Restoration of the Property involving costs in excess of $1,000,000 shall be effected in accordance with Restoration Plans to be first submitted to and approved by the Lender as provided in Section 10.4 hereof. The Borrower shall pay all costs of such Restoration to the extent the Award is not made available or is insufficient.

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10.4        Disbursement of Insurance Proceeds and Awards.

(a)          All Insurance Proceeds and/or Awards received by the Lender as provided in Section 10.2 or Section 10.3 hereof shall, after payment or reimbursement therefrom of all reasonable costs and expenses (including without limitation reasonable attorneys’ fees and expenses) incurred by the Lender in the adjustment and collection thereof (collectively, the “Net Proceeds”), shall be deposited with the Lender, or, if in excess of $1,000,000, such other depositary as may be designated by the Lender, and applied as provided in this Section.

(b)          Subject to Section 10.4(c) hereinbelow, the Lender may elect to apply the Net Proceeds to prepayment of the Indebtedness, whether then due or not, without prepayment penalty or Yield Maintenance Premium. If the Indebtedness is not prepaid in full, then the Net Proceeds shall be applied to the installments of principal and interest in the inverse order of maturity.

(c)          All Net Proceeds which are not applied to the payment of the Indebtedness shall be applied to fund the payment of the costs, fees and expenses incurred for the Restoration of the Property as required under Section 10.2 or Section 10.3 hereof and such Net Proceeds shall be disbursed through the title company which has insured the lien of this Agreement to complete the Restoration; provided that the Lender shall receive the following:

(i)          Restoration Plans (unless the costs involved in such Restoration shall not exceed $1,000,000), which shall be subject to the reasonable approval of the Lender prior to the commencement of the Restoration.

(ii)         Such architect’s and engineer’s certificates, waivers of lien, contractor’s sworn statements, payment and performance bonds (if applicable), title insurance endorsements, plats of survey, opinions of counsel and such other evidences of cost, payment and performance as the Lender may reasonably require and approve.

(d)          If the Borrower shall fail to commence Restoration within sixty (60) days after the settlement of the claim involving loss or damage to the Property, and diligently proceed to complete Restoration in accordance with the Restoration Plans and all laws, statutes, ordinances, rules, regulations, judgments, decrees or orders of any Governmental Authority which are applicable to Borrower or the Property, or if any other Event of Default shall occur and be continuing hereunder at any time (whether before or after the commencement of such Restoration), all or any portion of the Indebtedness may be declared to be immediately due and payable and such Net Proceeds, or any portion thereof, then held, or subsequently received, by the Lender or other depositary hereunder may be applied, at the option and in the sole discretion of the Lender, to the payment or prepayment of the Indebtedness in whole or in part, or to the payment and performance of such obligations of the Borrower as may then be in default hereunder.

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(e)          Any surplus which may remain out of such Net Proceeds after payment of all costs, fees and expenses of such Restoration shall be applied to prepayment of the Indebtedness, without the payment of a prepayment fee, prepayment premium or Yield Maintenance Premium.

11.         Defaults and Remedies.

11.1        Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein, and any Event of Default which may occur hereunder shall constitute an Event of Default under each of the other Loan Documents:

(a)          Borrower fails to pay (i) any installment of principal or interest payable pursuant to the terms of the Note when due, or (ii) any other amount payable to Lender under the Note, this Agreement, the Security Instrument or any of the other Loan Documents within five (5) days after the date when any such payment is due in accordance with the terms hereof or thereof; or

(b)          Borrower fails to perform or cause to be performed any other obligation or observe any other condition, covenant, term, agreement or provision required to be performed or observed by Borrower under the Note, this Agreement, the Security Instrument or any of the other Loan Documents and not specifically described in this Section 11.1 or in the Default Section of any other Loan Document; provided, however, that if such failure by its nature can be cured, then so long as the continued operation, safety and value of the Property, and the priority, validity and enforceability of the liens created by the Security Instrument or any of the other Loan Documents, are not impaired, threatened or jeopardized, then Borrower shall have a period (the “Cure Period”) of thirty (30) days after Borrower receives written notice of such failure to cure the same and an Event of Default shall not be deemed to exist during the Cure Period; provided further that if such failure by its nature can be cured but cannot be cured by the payment of money and Borrower commences to cure such failure during the Cure Period and is diligently and in good faith attempting to effect such cure, the Cure Period shall be extended for sixty (60) additional days, but in no event shall the aggregate Cure Period be longer than ninety (90) days in the aggregate; or

(c)          The existence of any material inaccuracy or untruth in any material respect in any certification, representation or warranty contained in this Agreement or any of the other Loan Documents or of any statement or certification as to facts delivered to the Lender by the Borrower or Guarantor as of the date made or delivered; provided, however, that if such inaccuracy or untruth is curable, Borrower shall have a Cure Period pursuant to the same terms provided for in Section 11.1(b) above with respect to such inaccuracy or untruth, and an Event of Default shall not be deemed to exist during the Cure Period; or

(d)          Borrower or Guarantor is dissolved, liquidated or terminated, or all or substantially all of the assets of Borrower or Guarantor are sold or otherwise transferred without Lender’s prior written consent; or

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(e)          Borrower or Guarantor is the subject of an order for relief by a bankruptcy court, or is unable or admits in writing its inability (whether through repudiation or otherwise) to pay its debts as they mature, or makes an assignment for the benefit of creditors; or Borrower or Guarantor applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Borrower or Guarantor, as the case may be, and the appointment continues undischarged or unstayed for ninety (90) days; or Borrower or Guarantor institutes or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, custodianship, conservatorship, liquidation, or similar proceeding relating to it or any part of its property; or any similar proceeding is instituted without the consent of Borrower or Guarantor, as the case may be, and continues undismissed or unstayed for ninety (90) days; or

(f)          Any Guaranty is repudiated, revoked or terminated in whole or in part without Lender’s prior written consent; or Guarantor claims that his, her or its Guaranty is ineffective or unenforceable, in whole or in part and for any reason, with respect to amounts then outstanding or amounts that might in the future be outstanding; or

(g)          [Intentionally Deleted]

(h)          The occurrence of any other Transfer other than a Permitted Transfer; or

(i)          [Intentionally Deleted]

(j)          Lender or the Lender Consultant shall determine, after consultation with the Borrower, that any construction work theretofore completed is not in material compliance with the Plans, and Borrower shall fail to commence correction of the same to the satisfaction of Lender within thirty (30) days after written notice of such determination and thereafter diligently complete the same; or

(k)          Unless caused by a Force Majeure Event, (i) a discontinuance or abandonment of construction for a period of thirty (30) consecutive days; or (ii) Construction Completion is not, or in Lender’s reasonable judgment will not be, achieved on or before the Construction Completion Date; or

(l)          Unless caused by a Force Majeure Event, Borrower is enjoined or otherwise prohibited by any Governmental Agency from constructing and/or occupying the Improvements and such injunction or prohibition continues unstayed for thirty (30) days or more for any reason; or

(m)          The bankruptcy or insolvency of the General Contractor, or the material breach by General Contractor of the General Contract, which would prevent completion of the Improvements as required by this Agreement, and the failure of Borrower to procure a replacement General Contractor, or of the General Contractor to remedy such breach in a manner, satisfactory to Lender within sixty (60) days from the occurrence of such bankruptcy, insolvency or material breach; or

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(n)          Any material provision of this Agreement or the other Loan Documents shall at any time for any reason cease to be valid and binding on the Borrower, or shall be declared to be null and void, or the validity or enforceability thereof shall be successfully contested by any Governmental Agency, or Borrower shall deny that it has any or further liability or obligation under this Agreement or the other Loan Documents; or

(o)          Any default by the Borrower in any payment of principal or interest due and owing upon any other obligations of the Borrower for borrowed money in excess of One Hundred Thousand Dollars ($100,000) beyond any period of grace provided with respect thereto or in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to accelerate the maturity of such indebtedness or to permit the holder thereof to cause such indebtedness to become due prior to its stated maturity; or

(p)          Guarantor fails to perform any material obligation (following any applicable notice and cure period) required to be performed by Guarantor under the Guaranty or Guarantor breaches a financial covenant in the Guaranty; or

(q)          Borrower fails to perform any material obligation (following any applicable notice and cure period) under the Option Agreement; or

(r)          Sponsor fails to perform any material obligation (following any applicable notice and cure period) under the Right of First Negotiation Agreement; or

(s)          The existence of any fraud, intentional dishonesty or bad faith by or with the acquiescence of Borrower or Guarantor which in any material adverse way relates to or affects the Loan or the Property; or

(t)          Failure by Borrower to deposit with Lender funds required to maintain the Loan In Balance within the time and in the manner herein required; or

(u)          The occurrence of any event specifically identified as an Event of Default in any other Section of this Agreement or in any other Loan Document; or

(v)         Borrower shall have a final unappealable judgment entered against it in excess of One Hundred Thousand Dollars ($100,000.00) in any civil, administrative or other proceeding, to the extent such judgment is not covered by insurance or for which Borrower has not established a cash or cash equivalent reserve in the full amount of such judgment, and such judgment remains unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) days from the date of its entry; or

(w)          The termination of the General Contract, the Architect’s Contract or the Engineer’s Contract without Lender’s prior written consent; or

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(x)          Unless caused by a Force Majeure Event, failure to comply with the conditions set forth in Section 4.11 prior to the Construction Completion Date; or

(y)          Except as expressly permitted under this Agreement or any other Loan Document, Borrower or Guarantor shall enter into or permit any modification, amendment or termination of any Major Project Agreement to which it is a party without the prior written consent of Lender; provided, however, that if such breach is curable, Borrower shall have a Cure Period pursuant to the same terms provided for in Section 11.1(b) above with respect to such breach, and an Event of Default shall not be deemed to exist during the Cure Period; or

(z)          The occurrence of any default by Borrower or Guarantor in the performance or observance of any agreement or covenant, or breach of any representation or warranty, contained in any Major Project Agreement, which shall not be cured by the breaching party within any applicable grace period set forth therein; provided, however, that any non-material breach of any such Major Project Agreement shall not constitute an Event of Default hereunder unless the non-breaching party under such Major Project Agreement shall have declared such breach to be a default under such Major Project Agreement and any applicable cure period shall have expired.

11.2        Remedies Upon Default. Upon the occurrence and during the continuance of any Event of Default, Lender may take such action or actions as Lender may direct, at Lender’s option and in its absolute discretion, including, but not limited to, any or all of the following actions:

(a)          Terminate any obligation or responsibility on the part of Lender to make further advances of Loan Proceeds or of any other amounts held by Lender and constituting security for the Indebtedness pursuant to this Agreement or any other Loan Document;

(b)          Declare the outstanding principal balance of the Loan, together with all accrued interest thereon and other amounts owing in connection therewith, to be immediately due and payable in full, regardless of any other specified due date, and in the event of the occurrence of an Event of Default under Section 11.1(e) such principal and interest shall become immediately due automatically;

(c)          In its own right or by a court-appointed receiver, take possession of the Property, enter into contracts for and otherwise proceed with the completion of the Project, and pay the costs thereof out of the proceeds of the Loan; and in the event that such costs exceed the total of such funds, Lender shall have the right but not the obligation to pay such excess costs by expenditure of their own respective funds; and/or

(d)          Exercise any of its rights under the Loan Documents and any rights provided by Law, including the right to foreclose on any security and exercise any other rights with respect to any security, all in such order and manner as Lender elects in its absolute discretion.

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11.3        Cumulative Remedies, No Waiver. Lender’s rights and remedies under the Loan Documents are cumulative and in addition to all rights and remedies provided by Applicable Law from time to time. The exercise or direction to exercise by Lender of any right or remedy shall not constitute a cure or waiver of any default, nor invalidate any notice of default or any act done pursuant to any such notice, nor prejudice Lender in the exercise of any other right or remedy. No waiver of any default shall be implied from any omission by Lender to take action on account of such default if such default persists or is repeated. No waiver of any default shall affect any default other than the default expressly waived, and any such waiver shall be operative only for the time and to the extent stated. No waiver of any provision of any Loan Document shall be construed as a waiver of any subsequent breach of the same provision. The consent by Lender to any act by Borrower requiring further consent or approval shall not be deemed to waive or render unnecessary Lender’s consent to or approval of any subsequent act. Lender’s acceptance of the late performance of any obligation shall not constitute a waiver by Lender of the right to require prompt performance of all further obligations; Lender’s acceptance of any performance following the sending or filing of any notice of default shall not constitute a waiver of Lender’s right to proceed with the exercise of remedies for any unfulfilled obligations; and Lender’s acceptance of any partial performance shall not constitute a waiver by Lender of any rights relating to the unfulfilled portion of the applicable obligation.

12.         Permitted Partial Releases. Lender shall not unreasonably withhold its consent from time to time to a release of a portion of the Property (the “Released Parcel”) from the lien of the Security Instrument (a “Permitted Partial Release”) subject to the following conditions:

(a)          Lender must receive evidence, reasonably satisfactory to Lender, that the absence of the Released Parcel will not materially impair the operation and cash flow of the Property in accordance with the business plan upon which the Loan was predicated.

(b)          Lender must be reasonably satisfied with the form and substance of all easements or covenants benefiting and burdening the Property and the Released Parcel, or must be reasonably satisfied that such easements or covenants are not necessary.

(c)          Lender must receive evidence, reasonably satisfactory to Lender, that the separation of the Released Parcel from the Property was effected in accordance with all Applicable Laws, including laws and regulations pertaining to subdivisions, platting, and maps.

(d)          Lender must receive evidence, reasonably satisfactory to Lender, that the Permitted Partial Release is incidental to a sale of the Released Parcel (the “Release Parcel Sale”), and that the Released Parcel Sale was negotiated on an arm’s length basis with a third party that is not an Affiliate of Borrower, Guarantor, or any Restricted Party, for fair value.

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(e)          Borrower must account to Lender for one hundred percent (100%) of the net consideration (after prorations, closing credits and transaction expenses) received by Borrower, Guarantor, or any Restricted Party in connection of the Released Parcel Sale. Borrower and any other Person acquiring an interest in such consideration must grant a first priority and perfected security interest in such consideration to Lender as additional security for the Loan, pursuant to agreements in form and substance reasonably satisfactory to Lender. To the extent that such consideration consists of cash, cash equivalents, or marketable securities, such consideration shall be deposited in a segregated bank or securities account with a financial institution, under the name of Borrower, but subject to a control agreement in form and substance satisfactory to Lender sufficient to grant to Lender a first priority and perfected security interest therein (such account the “Partial Release Escrow”). The security and control agreements described in this Section shall include terms, reasonably acceptable to Lender, permitting Borrower to (i) obtain releases of collateral from the Partial Release Escrow in exchange for replacement collateral of ascertainable and reasonably equivalent value, (ii) obtain releases of collateral from the Partial Release Escrow to fund a Balancing Deposit, to repay Protective Advances, to fund casualty or condemnation repairs to the extent insurance or other proceeds are not sufficient, and to fund other Property construction, capital, or operating expenses payable to Persons who are not Affiliates of Borrower or Guarantor, and (iii) obtain such releases to pay the Debt (including the Participation Amount) when required or permitted to do so under this Agreement. All collateral in the Partial Release Escrow shall be released to Borrower without restriction promptly upon Borrower providing evidence, reasonably acceptable to Lender, that the Property has received a certificate of occupancy and has achieved, for two consecutive calendar quarters (determined as of the end of each calendar quarter), a Debt Service Coverage Ratio of at least 1.20.

(f)          Borrower shall pay all of Lender’s costs, including reasonable legal fees, incurred in connection with a Permitted Partial Release, all agreements relating thereto, the establishment and administration of any Partial Release Escrow, and any release or exchange of collateral contemplated hereby.

(g)          Any funds remaining in the Partial Release Escrow after repayment of the Debt (including the Participation Amount) in full shall be released to Borrower.

13.         [Intentionally Deleted].

14.         Miscellaneous.

14.1        Nonliability. Borrower acknowledges and agrees that:

(a)          the relationship among Borrower and Lender is and shall remain solely that of Borrower and Lender and Lender does not undertake or assume any responsibility to review, inspect, supervise, approve or inform Borrower of any matter in connection with the Project, including matters relating to: (i) the Plans, (ii) architects, engineers, contractors, subcontractors and materialmen, or the workmanship of or materials used by any of them, or (iii) the progress of the Project and its conformity with the Plans; and Borrower shall rely entirely on its own judgment with respect to such matters and acknowledges that any review, inspection, supervision, approval or information supplied to Borrower by Lender in connection with such matters is solely for the protection of Lender and that neither Borrower nor any third party is entitled to rely on it;

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(b)          notwithstanding any other provision of any Loan Document: (i) Lender is not and shall not be deemed a partner, joint venturer, alter-ego, manager, controlling person or other business associate or participant of any kind of Borrower and Lender does not intend to ever assume any such status; (ii) Lender does not intend to ever assume any responsibility to any Person for the quality or safety of the Property during the term of the Loan, and (iii) Lender shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower;

(c)          Lender shall not be directly or indirectly liable or responsible in any way for any loss, cost, damage, penalty, expense, liabilities or injury of any kind to any Person or property resulting from any construction (including without limitation the construction of the Project) on, or development, occupancy, ownership, management, operation, possession, condition or use of, the Property (except to the extent proximately caused by Lender’s or Lender’s proven gross negligence or willful misconduct), including without limitation those resulting or arising directly or indirectly from: (i) any defect in any building or other onsite or offsite improvement; (ii) any act or omission of Borrower or any of Borrower’s agents, employees, independent contractors, licensees or invitees; or (iii) any accident on the Property or any fire or other casualty or hazard thereon; and

(d)          by accepting or approving anything required to be performed or given to Lender under the Loan Documents, including any certificate, financial statement, Survey, Appraisal or insurance policy, Lender shall not be deemed to have warranted or represented the sufficiency or legal effect of the same, and no such acceptance or approval shall constitute a warranty or representation by Lender to anyone.

14.2        Indemnification of the Lender.

(a)          To the fullest extent permitted by law, the Borrower agrees to indemnify, hold harmless and defend the Lender, and each of its officers, members, directors, officials, employees, attorneys and agents (collectively, the “Indemnified Parties”), against any and all actual third party losses, damages, claims, actions, liabilities, costs and expenses of any conceivable nature, kind or character (including, without limitation, reasonable attorneys’ fees, litigation and court costs, amounts paid in settlement and amounts paid to discharge judgments) to which the Indemnified Parties, or any of them, may become subject under or any statutory law (including federal or state securities laws) or at common law or otherwise, arising out of or based upon or in any way relating to:

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(i)          (A) the making of the Loan; (B) a claim, demand or cause of action that any Person has or asserts against Borrower or Guarantor; (C) the payment of any commission, charge or brokerage fee incurred in connection with the Loan; (unless arising through Lender); (D) any act or omission of Borrower, any of their respective agents, employees, licensees, contractor, subcontractor or material supplier, engineer, architect or other Person with respect to the Loan or the Project; (E) the construction, development, ownership, occupancy, management, operation, possessing condition or use of the Property; (F) the Loan Documents, the Major Project Agreements, or the execution or amendment thereof, or in connection with any of the transactions contemplated thereby, including without limitation, the making of the Loan; and (G) any lien or charge upon payments by the Borrower to the Lender hereunder, or any taxes (including, without limitation, ad valorem taxes and sales taxes), assessments, impositions and other charges imposed in respect of all or any portion of the Property;

(ii)         any act or omission of the Borrower or any of its agents, contractors, servants, employees or licensees in connection with the Loan or the Project, the operation of the Property, or the condition, environmental or otherwise, occupancy, use, possession, conduct or management of work done in or about, or from the planning, design, acquisition, or construction of, the Project or any part thereof during the period that Borrower owned the Project, and

(iii)        any violation of any environmental law, rule or regulation with respect to, or the release of any Hazardous Materials from, the Property or any part thereof (excluding any violation or release that first occurs or arises after Borrower no longer owns the Project)

except in the case of the foregoing indemnification of the Lender or any of the other Indemnified Parties to the extent such damages are caused by the gross negligence or willful misconduct the Lender or such Indemnified Party; and provided that this Section is not intended to give rise to a right of the Lender to claim payment of the principal and accrued interest with respect to the Loan as a result of an Indemnified Party claim. In the event that any action or proceeding is brought against any Indemnified Party with respect to which indemnity may be sought hereunder, the Borrower, upon written notice from the Indemnified Party, shall assume the investigation and defense thereof, including the employment of counsel reasonably selected by the Indemnified Party, and shall assume the payment of all reasonable expenses related thereto, with full power to litigate, compromise or settle the same in its sole discretion; provided that the Indemnified Party shall have the right to review and approve or disapprove any such compromise or settlement. Each Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and participate in the investigation and defense thereof, and the Borrower shall pay the reasonable fees and expenses of such separate counsel; provided, however, that such Indemnified Party may only employ separate counsel at the expense of the Borrower if in the judgment of such Indemnified Party a conflict of interest exists by reason of common representation or if all parties commonly represented do not agree as to the action (or inaction) of counsel.

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(b)          Notwithstanding any transfer of the Property to another owner in accordance with the provisions of this Agreement, the Borrower shall remain obligated to indemnify each Indemnified Party pursuant to this Section, unless such Indemnified Party has consented to such transfer and to the assignment of the rights and obligations of the Borrower hereunder, or unless a closing has occurred under the PSA, in which case the indemnities provided in this Section shall immediately terminate (and shall be replaced by indemnities and other post-closing obligations and liabilities, if any, in the PSA and closing documents contemplated therein) except to the extent arising out of a claim against Lender (by reason of its having acted as a lender under the Loan Documents) by an unrelated third party arising from acts, omissions or circumstances pertaining to the period prior to such transfer or Closing. No recovery may be had under this Section 14.2 or other provisions of the Loan Documents that is duplicative of recovery for the same loss under the PSA.

(c)          The rights of any persons to indemnity hereunder and rights to payment of fees and reimbursement of expenses pursuant to this Agreement shall survive the final repayment of the Loan. The provisions of this Section shall survive the termination of this Agreement.

14.3        Reimbursement of Lender. Borrower shall reimburse Lender for all Loan Expenses within five (5) days after written demand therefor (such date, the “Expense Due Date”). Such reimbursement obligations shall bear interest following the Expense Due Date at the Default Rate until paid, and shall be secured by the Security Documents. Such reimbursement obligations shall survive the cancellation of the Note and the release and reconveyance of the Loan Documents.

14.4        Obligations Unconditional and Independent. Notwithstanding the existence at any time of any obligation or liability of Lender to Borrower, or any other claim by Borrower against Lender in connection with the Loan or otherwise, except as expressly set forth in the Purchase Option Agreement, Borrower hereby waives any right it might otherwise have (a) to offset any such obligation, liability or claim against Borrower’s obligations under the Loan Documents or (b) to claim that the existence of any such outstanding obligation, liability or claim excuses the nonperformance by Borrower of any of its obligations under the Loan Documents.

14.5        Notices. Any notices, communications and waivers under this Agreement shall be in writing and shall be (a) delivered in person, (b) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or (c) sent by overnight express carrier, addressed in each case as follows:

To the Lender:	c/o Sentio Investments, LLC
189 South Orange Ave.
Orlando, Florida 32801
Attention: Spencer Smith

With a copy to:	DLA Piper LLP (US)
7730 East Belleview Ave., Suite A204
Greenwood Village, Colorado 80111
Attention: David E. Cher

To the Borrower:	Westminster-LCS Georgetown LLC
c/o LCS
Capital Square
400 Locust Street, Suite 820
Des Moines, Iowa 50309-2334
Attn: Richard Tucker

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With a copy to:	Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637
Attn: Ivan Kane

or to any other address as to any of the parties hereto, as such party shall designate in a written notice to the other party hereto. All notices sent pursuant to the terms of this Section shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight, express carrier, then on the next Business Day immediately following the day sent, or (iii) if sent by registered or certified mail, then on the earlier of the third Business Day following the day sent or when actually received.

14.6        Survival of Representations and Warranties. Subject to Section 6 of the Option Agreement, all representations and warranties of Borrower and Guarantor in the Loan Documents shall survive the making of the Loan and have been or will be relied on by Lender and Lender notwithstanding any investigation made by Lender or Lender, as the case may be.

14.7        Signs. If permitted by local code, Lender may each place reasonable signs on the Property during the term of the Loan stating that financing is being provided by and through Lender and any other participant in the Loan.

14.8        No Third Parties Benefited. This Agreement is made for the purpose of setting forth rights and obligations of Borrower and Lender, and no other Person shall have any rights hereunder or by reason hereof.

14.9        Binding Effect, Assignment of Obligations. This Agreement shall bind, and shall inure to the benefit of, Borrower and Lender and their respective successors and assigns. Borrower shall not assign any of its rights or obligations under any Loan Document without the prior written consent of Lender, which consent may be withheld in Lender’s absolute discretion. Any such assignment without such consent shall be void.

14.10      Counterparts. Any Loan Document may be executed in counterparts, all of which, taken together, shall be deemed to be one and the same document.

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14.11      Prior Agreements; Amendments; Consents. This Agreement (together with the other Loan Documents) contains the entire agreement among Lender and Borrower with respect to the Loan, and all prior negotiations, understandings and agreements (including, but not limited to, any commitment letter issued by Lender to Borrower) are superseded by this Agreement and such other Loan Documents. No modification of any Loan Document (including waivers of rights and conditions) shall be effective unless in writing and signed by the party against whom enforcement of such modification is sought, and then only in the specific instance and for the specific purpose given. Notwithstanding the foregoing, Lender shall have the right to waive or modify, conditionally or unconditionally, the conditions to its approvals and consents hereunder, without the consent of any party. Consents and approvals to be obtained from Lender shall be in writing. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN OR AMONG LENDER AND BORROWER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF LENDER AND BORROWER. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG LENDER AND BORROWER.

14.12      Governing Law. All of the Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas without regard to the conflicts of laws principles thereof; provided that if Lender has greater rights or remedies under federal law, then such right and/or remedies under federal law shall also be available to Lender.

14.13      Severability of Provisions. No provision of any Loan Document that is held to be unenforceable or invalid shall affect the remaining provisions, and to this end all provisions of the Loan Documents are hereby declared to be severable.

14.14      Headings. Article and Section headings are included in the Loan Documents for convenience of reference only and shall not be used in construing the Loan Documents.

14.15      Conflicts. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, this Agreement shall prevail; provided however that, with respect to any matter addressed in both such documents, the fact that one document provides for greater, lesser or different rights or obligations than the other shall not be deemed a conflict unless the applicable provisions are inconsistent and could not be simultaneously enforced or performed.

14.16      Time of the Essence. Time is of the essence of all of the Loan Documents.

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14.17      Participations, Pledges and Syndication and Securitization.

(a)          Any Lender and any of its successors may transfer, assign, sell and/or grant Participations (defined in Section 14.17(e) below) in all or any portion of its Loans without the consent of Borrower. Any Lender and any of its successors may transfer, assign and sell all or a portion of its interest in the Loans (including a corresponding portion of its commitment to lend hereunder) to a party who becomes a Lender under this Loan Agreement and the other Loan Documents (a “Loan Syndication”), provided, however that, subject to Sections 14.17(b) and 14.17(c), any such Loan Syndication shall be subject to Borrower’s written consent in its sole and absolute discretion. A Participation and/or Loan Syndication are collectively called a “Loan Transfer”. A Lender may furnish any transferee, assignee, purchaser or participant or prospective transferee, assignee, purchaser or participant with any and all documents and information (including without limitation, financial information) relating to Borrower, Guarantor, and the Loan or any of them that Lender deems advisable in connection with a Loan Transfer. To facilitate any permitted Loan Syndication, Borrower shall, promptly upon Lender’s request, exchange any Note for one or more substitute promissory notes payable to the order of Lender or any transferee of a portion of the Loan, and shall enter into such other technical amendments to the Loan Documents as Lender may reasonably request to facilitate the Loan Transfer, provided that neither the exchange nor the technical amendments increase any material obligation of Borrower with respect to the Loan, and provided that Lender reimburses Borrower for Borrower’s reasonable costs, including attorneys’ fees, incurred in connection with such exchange and amendments. Borrower’s indemnity obligations under the Loan Documents shall also apply with respect to any transferee, assignee or purchaser in a permitted Loan Syndication and the directors, officers, agents and employees of any such transferee, assignee or purchaser. The Borrower, Guarantor, or any of his, her, its or their respective Affiliates or subsidiaries shall not be given an opportunity to be a transferee, assignee, purchaser or participant under any circumstances without the prior, written consent of the Lender which may be withheld in its sole and absolute discretion.

(b)          Borrower’s consent to a Loan Syndication pursuant to Section 14.7(a) shall not be required if any of the following apply:

(i)          An Event of Default has occurred and is continuing.

(ii)         The Loan Syndication occurs concurrently (or substantially concurrently) with a sale or transfer of all or substantially all of the assets of Sentio Healthcare Properties Inc. and the assignee in the Loan Syndication is the entity which acquired all or substantially all of such assets.

(iii)        The assignee is an Affiliate of Sentio Healthcare Properties, Inc. and such sale does not relieve the assignor of its obligation to fund the portion of the Loan sold and assignor Lender holds the Managing Interest in the Loan.

(c)          Borrower’s consent to a Loan Syndication pursuant to Section 14.7(a) shall not be unreasonably withheld if all of the following apply:

(i)          The assignee is an Eligible Transferee,

(ii)         After giving effect to the Loan Syndication and all prior Loan Syndications, Sentio Healthcare Properties Inc. and its Affiliates individually or collectively own and hold (A) interests in Loan A with a par value or amount of at least Ten Million and No/100 Dollars ($10,000,000.00), (B) a pro rata share in Loan B that is not less than its pro rata interest in Loan A, and (C) the Managing Interest in the Loan.

(iii)        After giving effect to the Loan Syndication and all prior Loan Syndications, not more than four (4) different Persons held interests in the Loan.

(d)          For clarification, Borrower’s prior written consent shall not be required for any transfer or change in direct or indirect ownership or control of Sentio Healthcare Properties Inc.

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(e)          As used herein, a “Participation” means sale of a participation only in the Loans pursuant to which (i) Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) Lender shall remain solely responsible to Borrower for the performance of Lender’s obligations, (iii) the Borrower shall continue to deal solely and directly with Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) Lender shall retain the sole right to grant or withhold consents under or to enforce this Agreement and the Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents, and (v) the participant shall have no privity with and no rights as against Borrower, and Borrower shall have no privity with and no obligations with respect to such participant, with respect to the Loans or Loan Documents.

14.18      Rights to Share Information. The Lender shall have the right to discuss the affairs of the Borrower with any officer, director, employee or Affiliate thereof, any Guarantor and/or other third parties and to discuss the course of construction, lease-up, operation and management of the Project, the financial condition of the Borrower, any Guarantor and the Property, and to disclose any non-confidential information received by Lender regarding the Borrower, any Guarantor, the Property or any officer, director, employee or Affiliate of the Borrower with any other Affiliate of the Borrower, any Guarantor and/or other third parties, singularly or together, as Lender may choose in its sole and absolute discretion.

14.19      Servicing.

(a)          At the option of either Lender, Loan A individually, Loan B individually, or both Loans collectively may, subject to the limitations of this Section 14.19(a), be serviced by a servicer (the “Servicer”) appointed by the applicable Lender and the applicable Lender may delegate its ministerial collection and disbursement responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement between the applicable Lender and Servicer; provided, however, that the services provided by such Servicer shall be limited to the collection of payments from Borrower, and the disbursement of payments from Lender, and Lender shall retain all discretion and control over any discretionary decisions to be made by Lender hereunder and under the other Loan Documents, including without limitation all decisions relating to waivers, conditions to disbursement, and defaults. Servicer shall be entitled to reimbursement of costs and expenses by Borrower as and to the same extent (but without duplication) as Lender is entitled thereto under the applicable provisions of this Agreement and the other Loan Documents. Servicer shall have the right to exercise all rights of collection under this Agreement and enforce all payment obligations of Borrower pursuant to the provisions of this Agreement and the other Loan Documents. Without limiting the foregoing, Lender A shall have the right to appoint Lender B as its Servicer, Lender B shall have the right to appoint Lender A as its Servicer, and the Lenders shall have the right to appoint a third party as Servicer of both Loans collectively. Nothing herein shall limit the ability of either Lender to utilize the services of the Lender Consultant as provided herein.

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(b)          Either Lender, by written notice to Borrower, may terminate any appointment of a Servicer. Following such notice, the applicable Loan shall be serviced by the applicable Lender itself, or by a subsequently appointed Servicer.

(c)          Lender A and Lender B hereby notify Borrower that, until further notice, Lender B has appointed Lender A as the Servicer of Loan B, and that both Loan A and Loan B shall be serviced collectively by Lender A.

(d)          Appointment of a Servicer shall not relieve either Lender of any obligations or liabilities hereunder.

14.20      Guaranties Unsecured. The Security Documents shall secure Borrower’s obligations under the Loan Documents. Notwithstanding the fact that the Loan Documents may now or hereafter include one or more Guaranties and/or other documents creating obligations of Persons other than Borrower, and notwithstanding the fact that any Security Document may now or hereafter contain general language to the effect that it secures “the Loan Documents,” no Security Document shall secure any Guaranty, or any other obligation of any Person other than Borrower, unless such Security Document specifically describes such Guaranty or other obligation as being secured thereby.

14.21      Joint and Several. The parties hereto acknowledge that the defined term “Borrower” has been defined to collectively include each individual Borrower. It is the intent of the parties hereto in determining whether (a) a breach of a representation or a covenant has occurred, or (b) there has occurred a Default or Event of Default, that any such breach, occurrence or event with respect to any individual Borrower shall be deemed to be such a breach, occurrence or event with respect to all Borrowers and that all individual Borrowers need not have been involved with such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to every individual Borrower The obligations and liabilities of each individual Borrower shall be joint and several.

14.22      JURY WAIVER. BORROWER AND LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG BORROWER AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY RELATIONSHIP BETWEEN BORROWER AND LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE LOAN DESCRIBED HEREIN AND IN THE OTHER LOAN DOCUMENTS.

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14.23      JURISDICTION AND VENUE. BORROWER HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS INITIATED BY BORROWER AND ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT SHALL BE LITIGATED IN THE CIRCUIT COURT OF WILLIAMSON COUNTY, TEXAS, OR THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS OR, IF LENDER INITIATE SUCH ACTION, ANY COURT IN WHICH LENDER SHALL INITIATE SUCH ACTION AND WHICH HAS JURISDICTION. BORROWER AND LENDER HEREBY EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED BY LENDER IN ANY OF SUCH COURTS, AND HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREE THAT SERVICE OF SUCH SUMMONS AND COMPLAINT OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO LENDER AT THE ADDRESS TO WHICH NOTICES ARE TO BE SENT PURSUANT TO THIS AGREEMENT. BORROWER WAIVES ANY CLAIM THAT WILLIAMSON COUNTY, TEXAS OR THE WESTERN DISTRICT OF TEXAS IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE. SHOULD BORROWER OR LENDER, AS APPLICABLE, AFTER BEING SO SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE MAILING THEREOF, BORROWER OR LENDER, AS APPLICABLE, SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY LENDER AGAINST BORROWER OR BY BORROWER AGAINST LENDER, AS APPLICABLE, AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.

14.24      Patriot Act. Lender (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (“Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Lender to identify the Borrower in accordance with the Act.

14.25      Right of Setoff. Borrower grants to Lender a contractual security interest in, and hereby assigns, conveys, delivers, pledges, and transfers to Lender all Borrower’s right, title and interest in and to, Borrower’s accounts with Lender (whether checking, savings, or some other account), including without limitation all accounts held jointly with someone else and all accounts Borrower may open in the future, excluding however all IRA and Keogh accounts, and all trust accounts for which the grant of a security interest would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all Indebtedness against any and all such accounts.

14.26      Times. All references of the time of performance of any obligation of the Borrowers or Guarantor contained herein or in any the Loan Documents shall mean Eastern Standard Time, Orlando, Florida.

15.         REIT Compliance. Borrower acknowledges that Lender A and Lender B are each a subsidiary and/or controlled by one or more real estate investment trusts (each, a “REIT”). As a material inducement to making the Loans, Borrower shall cooperate reasonably with any requests of either Lender A or Lender B relating to compliance with laws and regulations pertaining to REITs and pertaining to federal or state taxation of REITs and affiliates of REITs. Such cooperation may include cooperation with audits required under securities laws. Borrower shall not be required to waive any material right or incur any material cost or incur any other material obligation in connection with such cooperation; except that Borrower and its Affiliates, at their cost, shall (i) maintain and produce books and records in accordance with requests of Lender from time to time that are reasonably related to compliance with such laws and regulations, and (ii) make available their regularly employed personnel from time to time, upon reasonable advance notice, for cooperation with audits required under such laws and regulations.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BORROWER	WESTMINSTER – LCS GEORGETOWN LLC, an Iowa limited liability company

By: LCS Georgetown LLC, an Iowa limited
liability company, its Managing Member

/s/ Joel D. Nelson
Name: Joel D. Nelson
Title: President and COO

[signatures continue on following page]

LENDER A	SENTIO GEORGETOWN, LLC,
a Delaware limited liability company

	By:	/s/ John Mark Ramsey
	Name:	John Mark Ramsey
	Title:	Authorized Signatory

LENDER B	SENTIO GEORGETOWN TRS, LLC,
a Delaware limited liability company

	By:	/s/ John Mark Ramsey
	Name:	John Mark Ramsey
	Title:	Authorized Signatory

[end of signatures]

2

EXHIBIT A

LEGAL DESCRIPTION

Lots 1, 2, 3, 4, 5 and 6, FINAL PLAT OF GEORGETOWN VILLAGE OAKS, according to the map or plat thereof recorded in Document No. 2014080582, Official Records, Williamson County, Texas.

Common Address: 359 Village Commons Boulevard, Georgetown, Texas 78626

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EXHIBIT B

PERMITTED ENCUMBRANCES

[See Attached]

PERMITTED EXCEPTIONS

1.	Any and all easements and dedications as set forth in play recorded in Document No. 2014080582, Official Public Records, Williamson County, Texas

2.	Public Utility and Drainage Easement to the City of Georgetown. Recorded as Document No. 2002080819, Official Public Records, Williamson County, Texas

3.	All lease, grants, exceptions or reservation of coal, lignite, oil, gas and other mineral, together with all rights, privileges, and immunities relating thereto appearing in public records.

B-1

EXHIBIT C

DISBURSEMENT REQUEST

Disbursement No. _________

The undersigned, on behalf of Borrower, hereby requests a Disbursement in the amount, and on the date, set forth below, pursuant to that certain Construction Loan Agreement (the “Agreement”) dated _____________, 2015, by and between WESTMINSTER – LCS GEORGETOWN LLC, an Iowa limited liability company (“Borrower”), SENTIO GEORGETOWN, LLC, a Delaware limited liability company (“Lender A”) and SENTIO GEORGETOWN TRS, LLC, a Delaware limited liability company (“Lender B”) (collectively, “Lender”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth for them in the Agreement.

REQUESTED AMOUNT: __________________________

REQUESTED DATE: ______________________________

Borrower hereby certifies as follows (all terms herein having the meanings set forth in the Agreement):

(a)          At the date hereof no suit or proceeding at law or in equity, and no investigation or proceeding of any governmental body, has been instituted or, to the knowledge of Borrower, is threatened, which in either case would substantially affect the condition or business operations of Borrower, except the following:

(b)          At the date hereof, no default or event of default under the Agreement or under any of the other Loan Documents has occurred and is continuing, and no event has occurred which, upon the service of notice and/or the lapse of time, would constitute an event of default thereunder, except the following:

[insert “None” if none]

(c)          The representations and warranties set forth in Section 5 of the Agreement are hereby reaffirmed and restated, and Borrower represents and warrants to Lender that the same are true, correct and complete on the date hereof, except as to the following:

[insert “None” if none]

(d)          No material adverse change has occurred in the financial condition or in the assets or liabilities of Borrower from those set forth in the latest financial statements for each furnished to Lender, except the following:

[insert “None” if none]

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(e)          The progress of construction of the Project is such that it can be completed on or before the Construction Completion Date specified in the Agreement for the cost originally represented to Lender, except for the following:

[insert “No Change” if no changes]

(f)          The Loan, as of the date hereof, is In Balance as required by the Agreement, and the undisbursed proceeds of the Loan, including the advance requested herein, are adequate and sufficient to pay for all labor, materials, equipment, work, services and supplies necessary for the completion of the Project, including the installation of all fixtures and equipment required for the operation of the Project, except for the following Project Cost increases:

[insert “No Change” if no changes]

(g)          The labor, materials, equipment, work, services and supplies described herein have been performed upon or furnished to the Project in full accordance with the Plans, which have not been amended except as expressly permitted by the Agreement.

(h)          There have been no changes in the costs of the Project from those set forth on the Sworn Construction Cost Statement, as amended by any amendment thereto heretofore delivered by Borrower to Lender and approved by Lender, if such approval is required by the Construction Loan Agreement.

(i)          All bills for labor, materials, equipment, work, services and supplies furnished in connection with the Project, which could give rise to a mechanic’s lien if unpaid, have been paid or will be paid out of the requested advance.

(j)          All claims for mechanics’ liens which shall have arisen or could arise for labor, materials, equipment, work, services or supplies furnished in connection with the Project through the last day of the period covered by the requested advance have been effectively waived in writing, or will be effectively waived in writing when payment is made, and such written waivers shall be delivered to Lender or its disbursing agent.

(k)          All funds advanced under the Agreement to date have been utilized as specified in the Disbursement Requests pursuant to which the same were advanced, exclusively to pay costs incurred for or in connection with acquiring, constructing and developing the Land and the Project, and Borrower represents that no part of the Loan Proceeds have been paid for labor, materials, equipment, work, services or supplies incorporated into or employed in connection with any project other than the Project. Borrower further represents that all funds covered by this Disbursement Request are for payment for labor, materials, equipment, work, services or supplies furnished solely in connection with said Project.

Borrower authorizes and requests Lender to charge the total amount of this Disbursement Request against Borrower’s Loan account and to advance from the proceeds of the Loan the funds hereby requested, and to make or authorize disbursement of said funds to or for the account of the persons or firms and in amounts up to, but not exceeding, the amounts listed herein, subject to the requirements of and in accordance with the procedures provided in the Agreement relating to the Loan. The advance made pursuant to this Disbursement Request is acknowledged to be an accommodation to Borrower and is not a waiver by Lender of any defaults or events of default under the Loan Documents or any other claims of Lender against Borrower, any Guarantor or the General Contractor.

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The advances and disbursements on the attached sheets are hereby approved and authorized.

WESTMINSTER – LCS
GEORGETOWN LLC, an Iowa limited
liability company

By: LCS Georgetown LLC, an
Iowa limited liability company, its
Managing Member

Name: Joel D. Nelson
Title: President and COO

[ATTACH EXCEL SPREADSHEET]

C-3

EXHIBIT D

LOAN DOCUMENTS

The instruments and documents required to be executed, acknowledged (if necessary for recording) and delivered to Lender and Lender, in each case in form and content satisfactory to Lender and Lender, as conditions precedent to closing, are as follows:

1.	Construction Loan Agreement

2.	$40,912,000 Promissory Note

3.	$1,000,000 Promissory Note

4.	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing

5.	Assignment of Leases and Rents

6.	Guaranty of Completion and Non-Recourse Carve-Outs

7.	Affidavit of Completion

8.	Non-Competition And Right Of First Negotiation Agreement

9.	Option Agreement

10.	Memorandum Of Option Agreement

11.	Environmental Indemnity Agreement

12.	Affidavit of Commencement

13.	Assignment Of Construction Agreements

14.	Contractor's Consent

15.	Assignment Of Architectural Agreements And Plans And Specifications

16.	Architect's Consent

17.	Assignment Of Designer Agreements

18.	Designer’s Consent

19.	Assignment Of Engineer Agreements

20.	Engineer’s Consent

D-1

21.	Assignment Of Development Agreements

22.	Developer’s Consent

23.	Certificate of Engineer

24.	Collateral Assignment and Subordination of Property Management Agreement

25.	Consent To Collateral Assignment And Subordination Of Property Management Agreement

26.	Option Agreement

27.	Right of First Negotiation Agreement

28.	UCC Financing Statement

D-2

EXHIBIT E

APPROVED BUDGET

SOURCES		PROJECT COSTS

Loan Proceeds	$

Cash Equity	$

[Other Funding Sources]		[BE SURE TO LIST MAXIMUM CONTINGENCY]

E-1

EXHIBIT F

DRAW SCHEDULE

F-1

EXHIBIT G

[FORM OF] AFFIDAVIT OF COMMENCEMENT

STATE OF TEXAS	§
§
COUNTY OF ____________	§

BEFORE ME, the undersigned authority, on this day personally appeared _______________, the _________________ of [Borrower] and [Name of affiant-Original Contractor or entity Original Contractor’s authorized representative] and each of them, upon oath, after first being duly sworn, deposed and stated as follows:

1.           [Borrower] is hereinafter referred to in this affidavit as “Owner” and Owner’s business address is: . The Owner “and the undersigned, as its authorized representative have personal knowledge of the facts set forth herein, and the undersigned affiant for Owner is competent to make this affidavit.

2.           [Name of Individual Original Contractor or Entity Original Contractor] is hereinafter referred to in this affidavit as “Contractor.” Contractor’s business address is: . The Contractor [or, if entity contractor, “the undersigned representative of Contractor”] has personal knowledge of the facts set forth herein, and the undersigned for the Contractor is competent to make this affidavit.

3.           The name and address of each original contractor, in addition to Contractor, known to the Owner at this time, that is furnishing labor, service, or materials for the construction of the improvements Owner hereby states to be as follows:

	Name of Original Contractor	Address

(1)
(2)
(3)

4.           The improvement that is being constructed or repaired is generally described as follows:

[here insert general description of improvement, the construction of which, or delivery of materials for which has commenced on the construction site]

5.           The “Property” (herein so called) being improved is described as follows:

[here insert description, legally sufficient for identification, of the property being improved]

G-1

6.           The actual commencement of construction of improvements, or delivery of materials, to the land on which the improvements are to be located and on which the materials are to be used, visible from an inspection of the Property, occurred on [Insert date].

Signature of Affiant [Borrower]

Printed name of Affiant [Borrower]
Title [Title, if Entity]

Signature of Affiant [Contractor]

Printed name of Affiant [Contractor]
Title [Title, if Entity] ______________________

SUBSCRIBED AND SWORN TO before me on this ___ day of _____________, 20____.

[Seal]
Notary Public in and for the State of Texas

My Commission Expires:

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After Recording Return to:

G-3

EXHIBIT H

AFFIDAVIT OF COMPLETION

This Affidavit of Completion is executed and filed in compliance with Section 53.106 of the Texas Property Code.

1.          The name and address of the owner (“Owner”) of the real property (the “Real Property”) described below are:

________________________________
________________________________
________________________________

2.          The name and address of the original contractor constructing the improvements (“Improvements”) described below on the Real Property are:

________________________________
________________________________
________________________________

3.          The Real Property on which the Improvements are located is described on Exhibit A hereto;

4.          A description of the Improvements furnished under the original contract with the original contractor named above is as follows:

________________________________
________________________________
________________________________

5.          The Improvements constructed under such original contract have been completed, and the date of completion was ___________; and

6.          A claimant may not have a lien on retained funds unless the claimant files an affidavit claiming the lien not later than the 30th day after the date of completion as set forth above.

By:
“Owner”

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County of ______________________

Subscribed and sworn to (or affirmed) before me on

This _____ day of ____________________, 2007, by __________________________________

Personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) who appeared before me.

(seal)	Signature ___________________________

H-2

EXHIBIT I

INSURANCE REQUIREMENTS

1.	Property Insurance. For so long as any of the Debt is outstanding, Borrower shall continuously maintain property insurance in accordance with the following provisions:

(a)	Special Perils Form/All Risk Property Coverage. Borrower shall maintain property insurance with respect to the Improvements, Fixtures and Personal Property insuring against any peril now or hereafter included within the classification “All Risks of Physical Loss,” including, without limitation, losses from fire, lightning, building collapse, debris removal, windstorm, hail, explosion, smoke, aircraft and vehicle damage, riot, vandalism and malicious mischief, falling objects, impact of vehicles and aircraft, weight of snow, ice or sleet, collapse, mudslide, sinkhole, subsidence, tsunami, water damage and sprinkler leakage, in amounts at all times sufficient to prevent Borrower or Lender from becoming a co-insurer within the terms of the applicable law, but in any event such insurance shall be maintained in an amount equal to the full replacement cost of the Improvements, Fixtures and Personal Property. The term “replacement cost” means the actual replacement cost (without taking into account any depreciation and exclusive of excavations, footings and foundation, landscaping and paving) determined annually by an insurer, a recognized independent insurance agent or broker or an independent appraiser selected and paid by Borrower. The policy shall include an agreed amount endorsement or a waiver of the coinsurance requirement and an inflation guard endorsement.

(b)	Flood and Mudslide. Flood and mudslide insurance in amount equal to the lesser of (1) the amount required for one hundred percent (100%) of the full replacement value of the Improvements, Fixtures and Personal Property, with co-insurance clause if any, only as acceptable to Lender, or (2) the maximum limit of coverage available with respect to the Mortgaged Property under the Federal Flood Insurance Program; provided that such flood and mudslide insurance shall not be required if Borrower shall provide Lender with evidence satisfactory to Lender that the Mortgaged Property is not situated within an area identified by the Secretary of Housing and Urban Development (or any other appropriate governmental department, agency, bureau, board, or instrumentality) as an area having special flood or mudslide hazard, and that no flood or mudslide insurance is required on the Mortgaged Property by any regulations under which the Lender is governed;

(c)	Boiler and Machinery Coverage. Borrower shall maintain broad form, replacement cost basis boiler and machinery insurance (without exclusion for explosion) covering all boilers or other pressure vessels, machinery, equipment and air conditioning or heating units located in, on or about the Mortgaged Property and insurance against physical loss, rental loss, extra expense, expediting loss and loss of occupancy or use arising from any breakdown in such amounts as are generally required by institutional lenders for properties comparable to the Mortgaged Property.

I-1

(d)	Rent Loss/Business Interruption/Extra Expense. Borrower shall maintain business interruption and/or loss of “rental income” insurance in an amount sufficient to avoid any co-insurance penalty and to provide proceeds in an amount that will cover a period of not less than twelve (12) months from the date of casualty or loss, the term “rental income” to mean the sum of (i) the total then ascertainable rents escalations and all other recurring sums payable under the leases affecting the subject property and (ii) the total ascertainable amount of all other amounts to be received by Borrower from third parties which are the legal obligation of the tenants, reduced to the extent such amounts would not be received because of operating expenses not incurred during a period of non-occupancy to that portion of the subject property then not being occupied. The policy shall include an agreed amount endorsement or a waiver of the coinsurance requirement.

(e)	Building Ordinance or Law. Borrower shall maintain building ordinance coverage in amount of at least 25% of the building coverage limit.

(f)	Builder’s Risk. Borrower shall maintain at all times during which structural construction, repair or alterations are being made with respect to the Mortgaged Property (1) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the commercial general liability insurance policy, and (2) the insurance provided for in subsection (a) above written on a builder’s risk completed value form (a) on a non-reporting basis, (b) against all risks of physical loss, including earthquake and flood, (c) including permission to test and occupy the subject property, and (d) with an agreed amount endorsement (including soft costs), specifications, blueprints/models, demolition, increased cost of construction and rental interruption for delayed opening as pertinent, waiving co-insurance provisions. Such builder’s risk insurance shall protect the interests of Borrower, General Contractor, and all Subcontractors.

(g)	Terrorism Coverage. Upon Lender’s request, in the event that such coverage with respect to terrorist acts is not included as part of the insurance policy required by subsection (a) above, coverage against loss or damage by terrorist acts in an amount equal to one hundred percent (100%) of the full replacement value of the Improvements, Fixtures and Personal Property, with a co-insurance clause, if any, only as acceptable to Lender.

2.	Liability Insurance. For so long as any of the Debt is outstanding, Borrower shall continuously maintain liability insurance in accordance with the following provisions:

I-2

(a)	Commercial General Liability Insurance. Borrower shall maintain commercial general liability insurance, including bodily injury and property damage liability insurance and completed operations insurance against any and all claims, including all legal liability to the extent insurable and imposed upon Lender and all court costs and attorneys’ fees and expenses, arising out of or connected with the possession, use, leasing, operation, maintenance or condition of the subject property in amounts not less than $2,000,000 per occurrence per year and an excess/umbrella liability coverage in an amount not less than $10,000,000. This insurance must stand on its own with no shared participation or proration and be on a following form basis.

(b)	Liquor Liability/Dram Shop. If alcoholic beverages are sold or served at the Mortgaged Property, by Borrower or tenants, Borrower shall maintain dram shop, host liquor liability of liquor liability coverage of at least Ten Million Dollars ($10,000,000) per occurrence and annual aggregate. The combination of primary and umbrella/excess liability policies can be obtained to satisfy these liability limits requirements.

(c)	Automobile. Borrower shall maintain automobile liability insurance if over the road vehicles, whether owned, hired or non-owned, are operated in conjunction with the Mortgaged Property. The combination of the primary automobile liability and applicable umbrella/excess liability must equal a minimum of Ten Million Dollars ($10,000,000) combined single limit.

(d)	Workers’ Compensation and Employer’s Liability Insurance. Borrower shall maintain workers’ compensation and employers’ liability insurance with respect to any work on or about the Mortgaged Property. Liability limits shall be a minimum of:

(i)	Workers Compensation – Statutory as required by state law

(ii)	Employers’ Liability –

Bodily injury by accident	$1,000,000 each accident
Bodily injury by disease	$1,000,000 each employee
Bodily injury by disease	$1,000,000 policy limit

3.	Additional Insurance. Borrower shall maintain such other insurance with respect to Borrower and the subject property against loss of damage of the kinds from time to time required by Lender. Without limitation to the foregoing, Borrower shall cause each Contractor to maintain General Liability insurance, including without limitation, products and completed operations and auto liability insurance, with limits of no less than $10,000,000 per occurrence and in the aggregate through primary and umbrella liability policies. Borrower shall also ensure that all subcontractors maintain similar coverage with limits appropriate to the hazard associated with their respective work on the Mortgaged Property (as defined in the Loan Agreement). All parties engaged in work on the Mortgaged Property shall maintain statutory Workers Compensation and employers liability insurance with limits of at least $1,000,000.

I-3

EXHIBIT J

borrower AND GUARANTOR quarterly compliance certificate

This Quarterly Compliance Certificate (the “Certificate”) is delivered by __________________________ (“Borrower”) and ________________________ (“Guarantor”) to _____________________________ (“Lender A”) and _____________________________ (“Lender B”) (collectively, “Lender”) pursuant to Section 8.7(d) of the Construction Loan Agreement, dated ____________, 2015, between Lender and Borrower (the “Agreement”). All capitalized terms used in this Certificate, if not otherwise defined herein, have the meanings ascribed to such terms in the Agreement.

The undersigned. On behalf of Borrower and Guarantor, certifies to Lender as follows:

1.	The undersigned is the duly elected ___________________ [title] of Borrower and the duly elected ______________________ [title] of Guarantor, and, in those capacities, is duly authorized by Borrower and Guarantor to make the certifications in this Certificate.

2.	Attached hereto are the unaudited balance sheet for Borrower and the statement of profit and loss for Borrower and for Borrower’s operations in connection with the Property for the most recently concluded fiscal quarter, together with supporting schedules. The attached were (i) prepared in accordance with GAAP on a consistent basis, (ii) fairly present Borrower’s financial condition, (iii) show all material liabilities of Borrower, direct and contingent, (iv) fairly present the results of Borrower’s operations, and (v) disclose the existence of any hedge and/or off-balance sheet transactions.

3.	As of the end of the most recently concluded fiscal quarter, and as of the date hereof, [(if applicable) except as disclosed in the exception schedule attached hereto,] the Borrower and the Property were and are in compliance with all requirements of the Loan Documents applicable thereto, no Default or Event of Default has occurred and is continuing, and no conditions, circumstances, or occurrences exist that would result in, or would, with the passage of time or giving of notice (or both), reasonably be expected to result in, a Default or Event of Default.

4.	[Applicable after the Stabilization Date]. The Debt Service Coverage Ratio, as of the end of the most recently concluded fiscal quarter, was ____________. Attached hereto is an accurate and complete calculation of the foregoing Debt Service Coverage Ratio and true and accurate copies of supporting information pertaining to the same.

5.	Attached hereto are the unaudited balance sheet for Guarantor and the statement of profit and loss for Guarantor and for Guarantor’s operations for the most recently concluded fiscal quarter, together with supporting schedules. The attached were (i) prepared in accordance with GAAP on a consistent basis, (ii) fairly present Guarantor’s financial condition, (iii) show all material liabilities of Guarantor, direct and contingent, (iv) fairly present the results of Guarantor’s operations, and (v) disclose the existence of any hedge and/or off-balance sheet transactions.

J-1

6.	As of the end of the most recently concluded fiscal quarter, [(if applicable) except as disclosed in the exception schedule attached hereto,] Guarantor was in compliance with all financial covenants in the Guaranty. As of the date hereof, [(if applicable) except as disclosed in the exception schedule attached hereto,] no material adverse change in the financial condition of Guarantor has occurred . As of the end of the most recently concluded quarter, and as of the date hereof, [(if applicable) except as disclosed in the exception schedule attached hereto,] no Default or Event of Default under the Guaranty has occurred and is continuing, and no conditions, circumstances, or occurrences exist that would result in, or would, with the passage of time or giving of notice (or both), reasonably be expected to result in, a Default or Event of Default under the Guaranty.

7.	As of the end of the most recent fiscal quarter, Guarantor’s Net Worth was _______________________ and Guarantor’s Liquid Assets were _______________________.

Date: _____________________________

Respectfully submitted:

Name:

Title:

Attachments [List]:

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